              As filed with the Securities and Exchange Commission.

                                                        '33 Act File No. _______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933                   [X]

                                       and

                        REGISTRATION STATEMENT UNDER THE
                         INVESTMENT COMPANY ACT OF 1940          [ ]

                           NATIONWIDE VARIABLE ACCOUNT
                           (Exact Name of Registrant)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (Name of Depositor)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

   DENNIS W. CLICK, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43216-6609
                     (Name and Address of Agent for Service)

Approximate date of proposed public offering: (Upon the effective date of this Registration Statement.)

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================



                                    1 of 116

                           NATIONWIDE VARIABLE ACCOUNT
                     REFERENCE TO ITEMS REQUIRED BY FORM N-4


N-4 ITEM                                                                                                   PAGE
Part A     INFORMATION REQUIRED IN A PROSPECTUS
     Item   1.    Cover Page.................................................................................3
     Item   2.    Definitions................................................................................5
     Item   3.    Synopsis or Highlights....................................................................13
     Item   4.    Condensed Financial Information..........................................................N/A
     Item   5.    General Description of Registrant, Depositor, and Portfolio Companies.....................14
     Item   6.    Deductions and Expenses...................................................................16
     Item   7.    General Description of Variable Annuity Contracts.........................................19
     Item   8.    Annuity Period............................................................................23
     Item   9.    Death Benefit and Distributions...........................................................27
     Item  10.    Purchases and Contract Value..............................................................20
     Item  11.    Redemptions...............................................................................21
     Item  12.    Taxes.....................................................................................28
     Item  13.    Legal Proceedings.........................................................................33
     Item  14.    Table of Contents of the Statement of Additional Information..............................35

Part B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
     Item  15.    Cover Page................................................................................44
     Item  16.    Table of Contents.........................................................................44
     Item  17.    General Information and History...........................................................44
     Item  18.    Services..................................................................................44
     Item  19.    Purchase of Securities Being Offered......................................................45
     Item  20.    Underwriters..............................................................................45
     Item  21.    Calculation of Performance................................................................45
     Item  22.    Annuity Payments..........................................................................46
     Item  23.    Financial Statements......................................................................47

Part C     OTHER INFORMATION
     Item  24.    Financial Statements and Exhibits.........................................................96
     Item  25.    Directors and Officers of the Depositor...................................................98
     Item  26.    Persons Controlled by or Under Common Control with the Depositor or Registrant...........100
     Item  27.    Number of Contract Owners................................................................112
     Item  28.    Indemnification..........................................................................112
     Item  29.    Principal Underwriter....................................................................112
     Item  30.    Location of Accounts and Records.........................................................114
     Item  31.    Management Services......................................................................114
     Item  32.    Undertakings.............................................................................115





                                    2 of 116

                        NATIONWIDE LIFE INSURANCE COMPANY

                       Deferred Variable Annuity Contracts

                  Issued by Nationwide Life Insurance Company
                    through its Nationwide Variable Account

                         The date of this prospectus is

--------------------------------------------------------------------------------

This prospectus contains basic information you should know about the contracts before investing.

Please read it and keep it for future reference.

The following underlying mutual funds are available under the contracts:

     o American Century: Short Term Government: Investor Class (formerly American Century: Benham Short-Term Government)
     o    American Century: Income & Growth: Advisor Class
     o    American Century: Growth: Investor Class (formerly American Century:
          Twentieth Century Growth)
     o American Century: International Growth: Advisor Class (formerly American Century: Twentieth Century International Growth)
     o    American Century: Ultra: Investor Class (formerly American Century:
          Twentieth Century Ultra)
     o    Dreyfus A Bonds Plus, Inc.
     o    Dreyfus Appreciation Fund, Inc.
     o    Dreyfus Balanced Fund, Inc.
     o    Dreyfus Third Century Fund, Inc.
     o    Federated Bond Fund - Class F
     o    Federated High Yield Trust*
     o    Fidelity Advisor Balanced Fund - Class A
     o    Fidelity Advisor Equity Income Fund - Class A
     o    Fidelity Advisor Growth Opportunities Fund - Class A
     o    Fidelity Advisor High Yield Fund - Class T*
     o    Franklin Mutual Series Fund, Inc. - Mutual Shares Fund: Class A
     o    INVESCO Dynamics Fund
     o    INVESCO Total Return Fund
     o    Janus Fund
     o    Janus Twenty Fund
     o    Janus Worldwide Fund
     o    Lazard Small Cap Portfolio - Open Shares
     o    Nationwide(R)Bond Fund - Class D
     o    Nationwide(R)Fund - Class D
     o    Nationwide(R)Growth Fund - Class D
     o    Nationwide(R)Money Market Fund
     o    Nationwide(R)Intermediate U.S. Government Bond Fund - Class D
     o    Nationwide S&P 500(R)Index Fund - Class R
     o    Neuberger Berman Genesis Trust
     o    Neuberger Berman Guardian Trust
     o    Neuberger Berman Limited Maturity Bond Trust
     o    Neuberger Berman Partners Trust
     o    Oppenheimer Global Fund: Class A
     o    Prestige Balanced Fund - Class A
     o    Prestige International Fund - Class A
     o    Prestige Large Cap Growth Fund - Class A
     o    Prestige Large Cap Value Fund - Class A
     o    Prestige Small Cap Fund - Class A
     o    Strong Common Stock Fund, Inc.
     o    Templeton Foreign Fund - Class A
     o    Warburg Pincus Emerging Growth Fund: Common Shares
     o    Warburg Pincus Global Fixed Income Fund: Common Shares

*May invest in lower quality debt securities commonly referred to as junk bonds.

Purchase payments not invested in the underlying mutual fund options of the Nationwide Variable Account ("variable account") may be allocated to the Guaranteed Term Options (Guaranteed Term Options may not be available in every jurisdiction - refer to your contract for specific benefit information).

The Statement of Additional Information (dated ,             ) which contains
additional information about the contracts and the variable

                                    3 of 116
account, is filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 33.

For general information or to obtain FREE copies of the:

     o    Statement of Additional Information;
     o    prospectus for any underlying mutual fund;
     o    prospectus for the Guaranteed Term Options; or
     o    required Nationwide forms,

call:        1-800-848-6331
       TDD   1-800-238-3035

or write:

       NATIONWIDE LIFE INSURANCE COMPANY
       P.O. BOX 16609
       COLUMBUS, OHIO 43216-6609

The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:

                                   www.sec.gov

THIS ANNUITY IS NOT:

     o    A BANK DEPOSIT           o    FEDERALLY INSURED
     o    ENDORSED BY A BANK       o    AVAILABLE IN EVERY STATE
          OR GOVERNMENT AGENCY

Investors assume certain risks when investing in the contracts, including the possibility of losing money.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    4 of 116

GLOSSARY OF SPECIAL TERMS

ACCUMULATION UNIT- An accounting unit of measure used to calculate the contract value allocated to the variable account before the annuitization date.

ANNUITIZATION DATE- The date on which annuity payments begin.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are scheduled to begin. This date may be changed by the contract owner with Nationwide's consent.

ANNUITY UNIT- An accounting unit used to calculate the variable payment annuity payments.

CONTRACT VALUE- The total of all accumulation units in a contract and any amount held under Guaranteed Term Options.

CONTRACT YEAR- Each year the contract is in force beginning with the date the contract is issued.

CUSTODIAN- An institution that holds securities on behalf of one or more persons or entities. The Custodian, Nationwide Advisory Services, Inc., will be treated as a trustee of the Custodial Account pursuant to Section 408(h) of the Internal Revenue Code.

CUSTODIAL ACCOUNT- An account established for the purpose of holding securities on behalf of one or more persons or entities. The Custodial Account for this product will be treated as a trust pursuant to Section 408(h) of the Internal Revenue Code.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INDIVIDUAL RETIREMENT ACCOUNT- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

NATIONWIDE- Nationwide Life Insurance Company.

QUALIFIED PLANS- Retirement plans which receive favorable tax treatment under
Section 401 or 403(a) of the Internal Revenue Code.

ROTH IRA- An account that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEP IRA- An account that qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

SUB-ACCOUNTS- Divisions of the variable account to which underlying mutual fund shares are allocated and for which accumulation units and annuity units are separately maintained.

VALUATION PERIOD- Each day the New York Stock Exchange is open for business.

VARIABLE ACCOUNT- Nationwide Variable Account, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

                                    5 of 116

TABLE OF CONTENTS

GLOSSARY OF SPECIAL TERMS................................................3

SUMMARY OF STANDARD CONTRACT EXPENSES....................................5

ADDITIONAL CONTRACT OPTIONS..............................................6

UNDERLYING MUTUAL FUND ANNUAL EXPENSES...................................7

EXAMPLE..................................................................9

SYNOPSIS OF THE CONTRACTS...............................................11

FINANCIAL STATEMENTS....................................................12

NATIONWIDE LIFE INSURANCE COMPANY.......................................12

NATIONWIDE ADVISORY SERVICES, INC.......................................12
     The Custodial Account

INVESTING IN THE CONTRACT...............................................12
     The Variable Account and Underlying Mutual Funds
     Guaranteed Term Options

STANDARD CHARGES AND DEDUCTIONS.........................................14
     Mortality and Expense Risk Charge
     Premium Taxes

OPTIONAL CONTRACT BENEFITS, CHARGES AND DEDUCTIONS......................14
     Death Benefit Options
     Guaranteed Minimum Income Benefit Option
     CDSC Options

OWNERSHIP RIGHTS........................................................16
     Contract Owner
     Annuitant
     Beneficiary and Contingent Beneficiary

OPERATION OF THE CONTRACT...............................................17
     Minimum Initial and Subsequent Purchase Payments
     Pricing
     Allocation of Purchase Payments
     Determining the Contract Value
     Transfers

RIGHT TO REVOKE.........................................................19

SURRENDER (REDEMPTION)..................................................19
     Partial Surrenders (Partial Redemptions)
     Full Surrenders (Full Redemptions)

ASSIGNMENT..............................................................20

SERVICES................................................................20
     Asset Rebalancing
     Dollar Cost Averaging
     Systematic Withdrawals

ANNUITY COMMENCEMENT DATE...............................................21

ANNUITIZING THE CONTRACT................................................21
     Annuitization Date
     Annuitization
     Fixed Payment Annuity
     Variable Payment Annuity
     Frequency and Amount of Annuity Payments
     Guaranteed Minimum Income Benefit Option ("GMIB")
     Annuity Payment Options

DEATH BENEFITS..........................................................25
     Death of Annuitant
     Death Benefit Payment

REQUIRED DISTRIBUTIONS..................................................26
     Individual Retirement Accounts
     Roth IRAs

FEDERAL TAX CONSIDERATIONS..............................................27
     Federal Income Taxes
     Individual Retirement Accounts
     Roth IRA Accounts
     Withholding
     Federal Estate, Gift, and Generation Skipping Transfer Taxes
     Tax Changes

STATEMENTS AND REPORTS..................................................29

YEAR 2000 COMPLIANCE ISSUES.............................................29

LEGAL PROCEEDINGS.......................................................30

ADVERTISING.............................................................31

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION................33

APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS......................34

                                    6 of 116

SUMMARY OF STANDARD CONTRACT EXPENSES

The expenses listed below are charged to all contracts unless a contract owner has replaced a standard benefit with an available option for an additional charge.

VARIABLE ACCOUNT CHARGES(1)
(as a percentage of average account value)

Mortality and Expense Risk Charges............1.20%
     Total Variable Account Charges...........1.20%(2)

(1) These charges apply only to sub-account allocations. They do not apply to allocations made to the Guaranteed Term Options. They are charged on a daily basis at the annual rate noted above.

(2) Charges shown include the Standard Contractual Death Benefit that is standard to every contract (see "Death Benefit Payment").

                                    7 of 116

ADDITIONAL CONTRACT OPTIONS

The following options are available to annuitants (upon approval by state insurance authorities). These options must be elected at the time of application and will replace the corresponding standard contract benefits.

If the annuitant chooses one or more of the following optional benefits, a corresponding charge or reduction (whichever is applicable) will apply to the standard variable account charges of 1.20%. The adjustment is made on a daily basis at the annual rate noted below. Optional benefit charges/reductions will only apply to allocations made to the variable account and are calculated as a percentage of the average variable account value.

DEATH BENEFIT OPTIONS

For an additional charge, an applicant may choose one of two optional death benefits instead of the Standard Contractual Death Benefit that is standard to every contract. The optional death benefits are:

   Optional Five-Year Step Up
   Death Benefit................................0.05%
     Total Variable Account Charges
     (including Five-Year Step Up
     Death Benefit).............................1.25%

   Optional One-Year Step Up
   Death Benefit................................0.10%
     Total Variable Account Charges
     (including One-Year Step Up
     Death Benefit).............................1.30%

GUARANTEED MINIMUM INCOME BENEFIT OPTION

For an additional 0.45% of the daily net assets of the variable account, an applicant may elect the Guaranteed Minimum Income Benefit option (see "Guaranteed Minimum Income Benefit Option").

   Guaranteed Minimum Income Benefit Option................0.45%
     Total Variable Account Charges
     (including Guaranteed Minimum Income Benefit).........1.65%

CONTINGENT DEFERRED SALES CHARGE (CDSC) OPTIONS

An applicant may choose one of two optional CDSC schedules. Election of a CDSC option will REDUCE the variable account charges by the amounts shown below.

   7 Year CDSC Option..........................-0.25%
     Total Variable Account Charges
     (including 7 Year CDSC Option).............0.95%

             Range of 7 Year CDSC over time:

        Number of Completed
        Years from Date of              CDSC
         Purchase Payment            Percentage

                 0                       7%

                 1                       7%

                 2                       7%

                 3                       6%

                 4                       5%

                 5                       4%

                 6                       3%

                 7                       2%

            Thereafter                   0%


   5 Year CDSC Option..........................-0.10%
     Total Variable Account Charges
     (including 5 Year CDSC Option).............1.10%

             Range of 5 Year CDSC over time:

        Number of Completed
        Years from Date of              CDSC
         Purchase Payment            Percentage

                 0                       7%

                 1                       7%

                 2                       7%

                 3                       6%

                 4                       4%

                 5                       2%

            Thereafter                   0%

                                    8 of 116

                     UNDERLYING MUTUAL FUND ANNUAL EXPENSES
             (AS A PERCENTAGE OF UNDERLYING MUTUAL FUND NET ASSETS,
                          AFTER EXPENSE REIMBURSEMENT)

                                                             Management       Other       12b-1        Total Underlying
                                                                Fees        Expenses       Fees      Mutual Fund Expenses
 American Century: Short Term Government: Investor Class        0.59%         0.00%        0.00%            0.59%

 American Century: Income & Growth: Advisor Class               0.44%         0.00%        0.50%            0.94%

 American Century: Growth: Investor Class                       1.00%         0.00%        0.00%            1.00%

 American Century: International Growth: Advisor Class          1.10%         0.00%        0.50%            1.60%

 American Century: Ultra: Investor Class                        1.00%         0.00%        0.00%            1.00%

 Dreyfus A Bonds Plus, Inc.                                     0.65%         0.30%        0.00%            0.95%

 Dreyfus Appreciation Fund, Inc.                                0.55%         0.34%        0.00%            0.89%

 Dreyfus Balanced Fund, Inc.                                    0.60%         0.32%        0.00%            0.92%

 The Dreyfus Third Century Fund, Inc.                           0.75%         0.22%        0.00%            0.97%

 Federated Bond Fund - Class F                                  0.65%         0.43%        0.00%            1.08%

 Federated High Yield Trust                                     0.53%         0.35%        0.00%            0.88%

 Fidelity Advisor Balanced Fund - Class A                       0.46%         0.31%        0.25%            1.02%

 Fidelity Advisor Equity Income Fund - Class A                  0.50%         0.27%        0.25%            1.02%

 Fidelity Advisor Growth Opportunities Fund - Class A           0.46%         0.25%        0.25%            0.96%

 Fidelity Advisor High Yield Fund - Class T                     0.58%         0.24%        0.25%            1.07%

 Franklin Mutual Series Fund Inc. - Mutual Shares Fund:         0.60%         0.15%        0.35%            1.10%
 Class A

 INVESCO Dynamics Fund                                          0.55%         0.28%        0.25%            1.08%

 INVESCO Total Return Fund                                      0.58%         0.20%        0.25%            1.03%

 Janus Fund                                                     0.65%         0.19%        0.00%            0.84%

 Janus Twenty Fund                                              0.65%         0.21%        0.00%            0.86%

 Janus Worldwide Fund                                           0.65%         0.24%        0.00%            0.89%

 Lazard Small Cap Portfolio - Open Shares                       0.75%         0.14%        0.25%            1.14%

 Nationwide(R)Bond Fund - Class D                               0.50%         0.30%        0.00%            0.80%

 Nationwide(R)Fund - Class D                                    0.57%         0.12%        0.00%            0.69%

 Nationwide(R)Growth Fund - Class D                             0.58%         0.19%        0.00%            0.77%

 Nationwide(R)Money Market Fund                                 0.40%         0.18%        0.00%            0.58%

 Nationwide(R)Intermediate U.S. Government Bond Fund -          0.50%         0.27%        0.00%            0.77%
 Class D

 Nationwide S&P 500(R)Index Fund - Class R                      0.13%         0.23%        0.24%            0.60%

 Neuberger Berman Genesis Trust                                 1.11%         0.06%        0.00%            1.17%

 Neuberger Berman Guardian Trust                                0.84%         0.03%        0.00%            0.87%

 Neuberger Berman Limited Maturity Bond Trust                   0.75%         0.05%        0.00%            0.80%

 Neuberger Berman Partners Trust                                0.85%         0.05%        0.00%            0.90%

 Oppenheimer Global Fund: Class A                               0.69%         0.23%        0.22%            1.14%

 Prestige Balanced Fund - Class A                               0.25%         0.60%        0.25%            1.10%

 Prestige International Fund - Class A                          0.43%         0.62%        0.25%            1.30%

 Prestige Large Cap Growth Fund - Class A                       0.35%         0.60%        0.25%            1.20%

 Prestige Large Cap Value Fund - Class A                        0.30%         0.60%        0.25%            1.15%

 Prestige Small Cap Fund - Class A                              0.50%         0.60%        0.25%            1.35%

 Strong Common Stock Fund, Inc.                                 1.00%         0.20%        0.00%            1.20%

 Templeton Foreign Fund- Class A                                0.61%         0.26%        0.25%            1.12%

                                    9 of 116

                                                               Management      Other        12b-1    Total Underlying Mutual
                                                                  Fees       Expenses       Fees          Fund Expenses
   Warburg Pincus Emerging Growth Fund: Common Shares            0.90%         0.32%        0.00%            1.22%

   Warburg Pincus Global Fixed Income Fund: Common Shares        0.55%         0.40%        0.00%            0.95%

The expenses shown above are deducted by the underlying mutual fund before it provides Nationwide with the daily net asset value. Nationwide then deducts applicable variable account charges from the net asset value to calculate the unit value of the corresponding sub-account. The management fees and other expenses are more fully described in the prospectus for each underlying mutual fund. Information relating to the underlying mutual funds was provided by the underlying mutual funds and not independently verified by Nationwide.

Some underlying mutual funds are subject to fee waivers and expense reimbursements. The following chart shows what the expenses would have been for such funds without fee waivers and expense reimbursements.

                                                                Management       Other         12b-1       Total Underlying
                                                                   Fees         Expenses       Fees      Mutual Fund Expenses
       Federated Bond Fund - Class F                               0.75%         0.45%         0.00%           1.20%

       Federated High Yield Trust                                  0.75%         0.40%         0.00%           1.15%

       Fidelity Advisor Equity Income Fund - Class A               0.50%         0.28%         0.25%           1.03%

       Fidelity Advisor Growth Opportunities Fund - Class A        0.46%         0.26%         0.25%           0.97%

       Nationwide S&P 500(R)Index Fund - Class R                   0.13%         0.66%         0.24%           1.03%

       Nationwide(R)Intermediate U.S. Government Bond Fund -       0.50%         0.78%         0.00%           0.78%
       Class D

       Neuberger Berman Genesis Trust                              1.11%         0.08%         0.00%           1.19%

       Neuberger Berman Limited Maturity Bond Trust                0.75%         0.38%         0.00%           1.13%

       Neuberger Berman Partners Trust                             0.85%         0.06%         0.00%           0.91%

       Warburg Pincus Global Fixed Income Fund: Common Shares      1.00%         0.41%         0.00%           1.41%

                                   10 of 116

EXAMPLE

The following chart shows the amount of expenses (in dollars) that would be incurred under this contract assuming a $1,000 investment, 5% annual return, and no change in expenses. These dollar figures are illustrative only and should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown below.

The chart reflects expenses of both the variable account and the underlying mutual funds. The charge reflects variable account charges of 1.75%, which is the maximum variable account charges that could be assessed to a contract, and no CDSC.

For those contracts that do not elect the options that correspond to the maximum variable account charges, the expenses would be reduced. Deductions for premium taxes are not reflected but may apply.

The summary of contract expenses and example are to help contract owners understand the expenses associated with the contract.

                               If you surrender your contract If you do not surrender your  If you annuitize your contract
                                at the end of the applicable   contract at the end of the    at the end of the applicable
                                        time period              applicable time period              time period

                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs. 10 Yrs.

American Century: Short Term     25     76     129     276      25    76     129     276      *     76     129     276
Government: Investor Class

American Century: Income &       28     87     148     312      28    87     148     312      *     87     148     312
Growth: Advisor Class

American Century: Growth:        29     88     151     318      29    88     151     318      *     88     151     318
Investor Class

American Century:                35    107     181     376      35   107     181     376      *    107     181     376
International Growth: Advisor
Class

American Century: Ultra:         29     88     151     318      29    88     151     318      *     88     151     318
Investor Class

Dreyfus A Bonds Plus, Inc.       28     87     148     313      28    87     148     313      *     87     148     313

Dreyfus Appreciation Fund,       28     85     145     307      28    85     145     307      *     85     145     307
Inc.

Dreyfus Balanced Fund, Inc.      28     86     146     310      28    86     146     310      *     86     146     310

Dreyfus Third Century Fund,      29     88     149     315      29    88     149     315      *     88     149     315
Inc.

Federated Bond Fund - Class F    30     91     155     326      30    91     155     326      *     91     155     326

Federated High Yield Trust       28     85     144     306      28    85     144     306      *     85     144     306

Fidelity Advisor Balanced        29     89     152     320      29    89     152     320      *     89     152     320
Fund - Class A

Fidelity Advisor Equity          29     89     152     320      29    89     152     320      *     89     152     320
Income Fund -  Class A

Fidelity Advisor Growth          28     87     149     314      28    87     149     314      *     87     149     314
Opportunities Fund - Class A

Fidelity Advisor High Yield      30     91     154     325      30    91     154     325      *     91     154     325
Fund - Class T

                                   11 of 116

                               If you surrender your contract If you do not surrender your  If you annuitize your contract
                                at the end of the applicable   contract at the end of the    at the end of the applicable
                                        time period              applicable time period              time period

                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs. 10 Yrs.

Franklin Mutual Series Fund,     30     92     156     328      30    92     156     328      *     92     156     328
Inc.- Mutual Shares Fund:
Class A

INVESCO Dynamics Fund            30     91     155     326      30    91     155     326      *     91     155     326

INVESCO Total Return Fund        29     89     152     321      29    89     152     321      *     89     152     321

Janus Fund                       27     83     142     302      27    83     142     302      *     83     142     302

Janus Twenty Fund                27     84     143     304      27    84     143     304      *     84     143     304

Janus Worldwide Fund             28     85     145     307      28    85     145     307      *     85     145     307

Lazard Small Cap Portfolio -     30     93     158     332      30    93     158     332      *     93     158     332
Open Shares

Nationwide(R)Bond Fund - Class   27     82     140     298      27    82     140     298      *     82     140     298
D

Nationwide(R)Fund - Class D      26     79     135     286      26    79     135     286      *     79     135     286

Nationwide(R)Growth Fund -       26     81     139     294      26    81     139     294      *     81     139     294
Class D

Nationwide(R)Money Market Fund   24     75     129     275      24    75     129     275      *     75     129     275

Nationwide(R)Intermediate U.S.   27     82     139     295      27    82     139     295      *     82     139     295
Government Bond Fund - Class D

Nationwide S&P 500(R)Index       29     89     152     321      29    89     152     321      *     89     152     321
Fund - Class R

Neuberger Berman Genesis Trust   31     94     159     335      31    94     159     335      *     94     159     335

Neuberger Berman Guardian        28     84     144     305      28    84     144     305      *     84     144     305
Trust

Neuberger Berman Limited         27     82     140     298      27    82     140     298      *     82     140     298
Maturity Bond Trust

Neuberger Berman Partners        28     85     145     308      28    85     145     308      *     85     145     308
Trust

Oppenheimer Global Fund:         30     93     158     332      30    93     158     332      *     93     158     332
Class A

Prestige Balanced Fund -         30     92     156     328      30    92     156     328      *     92     156     328
Class A

Prestige International Fund -    32     98     166     347      32    98     166     347      *     98     166     347
Class A

Prestige Large Cap Growth        31     95     161     338      31    95     161     338      *     95     161     338
Fund - Class A

Prestige Large Cap Value Fund    30     93     158     333      30    93     158     333      *     93     158     333
- Class A

Prestige Small Cap Fund -        33     99     169     352      33    99     169     352      *     99     169     352
Class A

Strong Common Stock Fund, Inc.   31     94     159     335      31    94     159     335      *     94     159     335

                                   12 of 116

                               If you surrender your contract If you do not surrender your  If you annuitize your contract
                                at the end of the applicable   contract at the end of the    at the end of the applicable
                                        time period              applicable time period              time period

                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs. 10 Yrs.

Templeton Foreign Fund -         30     92     157     330      30    92     157     331      *     92     157     330
Class A

Warburg Pincus Emerging          31     95     162     340      31    95     162     340      *     95     162     340
Growth Fund: Common Shares

Warburg Pincus Global Fixed      28     87     148     313      28    87     148     313      *     87     148     313
Income Fund: Common Shares

*The contracts sold under this prospectus do not permit annuitization during the first two contract years.

SYNOPSIS OF THE CONTRACTS

The contracts described in this prospectus are flexible purchase payment contracts.

The contracts do not qualify for tax-deferral under the federal tax rules. The contracts are, however, issued to custodians of Individual Retirement Accounts, Roth IRAs, or SEP IRAs for the benefit of the account holders. The account holder will be the annuitant under these contracts. The annuitant shall exercise all contract ownership rights permitted under the custodial agreement and consistent with the Internal Revenue Code requirements for a custodial account. No contract described in this prospectus will be issued as an Individual Retirement Account.

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

The minimum initial purchase payment to a contract is $15,000. Subsequent purchase payments must be at least $1,000.

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

CHARGES AND EXPENSES

Nationwide deducts a Mortality and Expense Risk Charge equal to an annual rate of 1.20% of the daily net assets of the variable account. Nationwide assesses this charge in return for bearing certain mortality and administrative risks.

Nationwide does not deduct a sales charge from purchase payments upon deposit into or withdrawal from the contract, unless the annuitant elects one of the two optional CDSC schedules in exchange for a reduction of variable account charges. If the annuitant elects one of the CDSC options, Nationwide will REDUCE the variable account charges by either 0.25% for the 7 Year CDSC Option, or 0.10% for the 5 Year CDSC Option.

Two optional death benefits are available under the contract. If the annuitant elects one of these options, Nationwide will deduct either 0.05% for the Five-Year Step Up Death Benefit, or 0.10% for the One-Year Step Up Death Benefit.

A Guaranteed Minimum Income Benefit option is available under the contract. If the annuitant elects the Guaranteed Minimum Income Benefit option, Nationwide will deduct an additional charge of 0.45% of the daily net assets of the variable account (see "Guaranteed Minimum Income Benefit").

ANNUITY PAYMENTS

Annuity payments begin on the annuitization date. The payments will be based on the annuity payment option chosen at the time of application (see "Annuity Payment Options").

TAXATION

How the contracts are taxed depends on the type of contract issued. Nationwide will charge against the contract any premium taxes levied

                                   13 of 116
by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").

TEN DAY FREE LOOK

Annuitants may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or the amount required by law (see "Right to Revoke").

FINANCIAL STATEMENTS

Financial statements for the variable account and Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 2 of this prospectus.

NATIONWIDE LIFE INSURANCE COMPANY

Nationwide is a stock life insurance company organized under Ohio law in March, 1929 with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.

NATIONWIDE ADVISORY SERVICES, INC.

The contracts are distributed by the general distributor, Nationwide Advisory Services, Inc. (NAS), Three Nationwide Plaza, Columbus, Ohio 43215. NAS is a wholly owned subsidiary of Nationwide.

THE CUSTODIAL ACCOUNT

On September 25, 1981, the Internal Revenue Service ruled that Individual Retirement Annuities established with variable annuities that offer publicly traded mutual funds would no longer receive tax deferral.

However, it is possible to retain tax deferral by establishing an Individual Retirement Account and having a trust or custodial account that qualifies under
Section 408 of the Internal Revenue Code purchase the contract. By doing this, the Individual Retirement Account is subject to similar rules as an Individual Retirement Annuity (see "Required Distributions for Individual Retirement Accounts").

All contracts described in this prospectus are established as Individual Retirement Accounts and purchased by a custodian, NAS. The annuitant is the individual for whom the account is established. The annuitant may exercise ownership rights as set forth in the custodial agreement.

INVESTING IN THE CONTRACT

THE VARIABLE ACCOUNT AND UNDERLYING MUTUAL FUNDS

The Nationwide Variable Account is a separate account that invests in the underlying mutual funds listed in Appendix A. Nationwide established the separate account on March 3, 1976, pursuant to Ohio law. Although the separate account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 (1940 Act), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts. Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions.

Each underlying mutual fund's prospectus contains more detailed information about that

                                   14 of 116
fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Voting Rights

Annuitants who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote shares at special shareholder meetings based on annuitant instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Annuitants with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which an annuitant may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

     1) shares of a current underlying mutual fund are no longer available for investment; or

     2)   further investment in an underlying mutual fund is inappropriate.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC and state insurance departments.

GUARANTEED TERM OPTIONS

Guaranteed Term Options are separate investment options under the contract. A Guaranteed Term Option prospectus must be read along with this prospectus. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000. Allocations to the Guaranteed Term Options are not subject to variable account charges.

Guaranteed Term Options provide a guaranteed rate of interest over four different maturity durations: three (3), five (5), seven (7), or ten (10) years.
Note: The guaranteed term may last for up to 3 months beyond the 3, 5, 7, or 10 year period since every guaranteed term will end on the final day of a calendar quarter.

For the duration selected, Nationwide will declare a guaranteed interest rate. That rate will be credited to amounts allocated to the Guaranteed Term Option UNLESS a distribution is taken before the maturity date. If a distribution occurs before the maturity date, the amount distributed will be subject to a market value adjustment. A market value adjustment can increase or decrease the amount distributed depending on current interest rate fluctuations. No market value adjustment will be applied if

                                   15 of 116

Guaranteed Term Option allocations are held to maturity.

Because a market value adjustment can affect the value of a distribution, its effects should be carefully considered before surrendering or transferring from Guaranteed Term Options. When actual interest rates are higher than the guaranteed rate, a market value adjustment would reduce the value of the amount distributed. When actual interest rates are lower than the guaranteed rate, the value of the amount distributed would increase.

Guaranteed Term Options are available only during the accumulation phase of a contract. They are not available after the annuitization date. In addition, Guaranteed Term Options are not available for use with asset rebalancing, Dollar Cost Averaging, or systematic withdrawals.

Guaranteed Term Options may not be available in every state.

STANDARD CHARGES AND DEDUCTIONS

The maximum commissions payable on the sale of a contract described in this prospectus is 6% of purchase payments.

MORTALITY AND EXPENSE RISK CHARGE

Nationwide deducts a Mortality and Expense Risk Charge from the variable account. This amount is computed on a daily basis, and is equal to an annual rate of 1.20% of the daily net assets of the variable account.

The mortality risk charges (0.80%) compensate Nationwide for guaranteeing the annuity rate of the contracts. This guarantee ensures that the annuity rates will not change regardless of the death rates of annuity payees or the general population.

The expense risk charges (0.40%) compensate Nationwide for guaranteeing that administration charges will not increase regardless of actual expenses.

If the Mortality and Expense Risk Charge is insufficient to cover actual expenses, the loss is borne by Nationwide.

PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 3.5%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

If applicable, Nationwide will deduct premium taxes from the contract either at:

     (1)  the time the contract is surrendered;

     (2)  annuitization; or

     (3)  such earlier date as Nationwide becomes subject to premium taxes.

Premium taxes may be deducted from death benefit proceeds.

OPTIONAL CONTRACT BENEFITS, CHARGES AND DEDUCTIONS

DEATH BENEFIT OPTIONS

If the annuitant chooses an optional death benefit, Nationwide will deduct a charge equal to an annual rate of either 0.05% for the Five-Year Step Up Death Benefit or 0.10% for the One-Year Step Up Death Benefit of the daily net assets of the variable account. Nationwide may lower either of these charges at any time without notification. Further information about these benefits can be found in the "Death Benefit Payment" provision.

Five-Year Step Up Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

     1)   the contract value;

     2) the total of all purchase payments, less an adjustment for amounts surrendered; or

     3) the contract value as of the most recent five-year contract anniversary occurring

                                   16 of 116
          before the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that five-year contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

One-Year Step Up Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

     1)   the contract value;

     2) the total of all purchase payments, less an adjustment for amounts surrendered; or

     3) the highest contract value on any contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

GUARANTEED MINIMUM INCOME BENEFIT OPTION

For an additional charge of 0.45% of the daily net assets of the variable account, the annuitant can purchase a Guaranteed Minimum Income Benefit option at the time of application. The Guaranteed Minimum Income Benefit option provides for a minimum guaranteed value that may replace the contract value as the amount to be annuitized under certain circumstances. A Guaranteed Minimum Income Benefit may afford protection against unfavorable investment performance.

CDSC OPTIONS

On a standard contract (when no CDSC option is elected), no sales charge is deducted from purchase payments when amounts are deposited into, or withdrawn from, the contract.

However, if the annuitant chooses a CDSC option, Nationwide will REDUCE variable account charges by a corresponding amount. In exchange for the reduction, Nationwide may assess a CDSC upon surrender of purchase payments from the contract. For either option, the CDSC will not exceed 7% of purchase payments surrendered.

The CDSC is used to cover sales expenses, including production of sales material and other promotional expenses.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted in the table corresponding to the option chosen) by the amount of purchase payments surrendered.

For purposes of calculating the CDSC, surrenders are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth. For tax purposes, a surrender is usually treated as a withdrawal of earnings first.

Annuitants taking withdrawals before age 59-1/2 may be subject to a 10% tax penalty. In addition, all or a portion of the withdrawal may be subject to federal income taxes.

7 Year CDSC Option

In exchange for a REDUCTION of 0.25% of the daily net assets of the variable account, an annuitant can elect to have a 7 Year CDSC schedule applied to surrenders from his or her contract. The 7 Year CDSC schedule is as follows:

                   7 Year CDSC Schedule

        Number of Completed
        Years from Date of              CDSC
         Purchase Payment            Percentage

                 0                       7%

                 1                       7%

                 2                       7%

                 3                       6%

                 4                       5%

                 5                       4%

                 6                       3%

                 7                       2%

            Thereafter                   0%

                                   17 of 116

5 Year CDSC Option

In exchange for a REDUCTION of 0.10% of the daily net assets of the variable account, an annuitant can elect to have a 5 Year CDSC schedule applied to surrenders from his or her contract. The 5 Year CDSC schedule is as follows:

                    5 Year CDSC Schedule

        Number of Completed
        Years from Date of              CDSC
         Purchase Payment            Percentage

                 0                       7%

                 1                       7%

                 2                       7%

                 3                       6%

                 4                       4%

                 5                       2%

            Thereafter                   0%

Waiver of Contingent Deferred Sales Charge under Either CDSC Option

Each contract year, the annuitant may withdraw without a CDSC the greater of:

     (a)  10% of all purchase payments; or

     (b) any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

This CDSC-free privilege is non-cumulative. Free amounts not taken during any given contract year cannot be taken as free amounts in a subsequent contract year.

In addition, no CDSC will be deducted:

     (1) upon the annuitization of contracts which have been in force for at least two years;

     (2)  upon payment of a death benefit; or

     (3) from any values which have been held under a contract for at least 7 years.

No CDSC applies to transfers among sub-accounts or between or among the Guaranteed Term Options and the variable account. Nationwide may waive the CDSC if a contract described in this prospectus is exchanged for another Nationwide contract (or a contract of any of its affiliated insurance companies). A CDSC may apply to the contract received in the exchange.

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

OWNERSHIP RIGHTS

CONTRACT OWNER

The contract owner is the custodian or trustee under an Individual Retirement Account, Roth IRA account, or SEP IRA account.

ANNUITANT

The annuitant may exercise all rights under the contract subject to any limitations imposed by the Individual Retirement Account, Roth IRA, or SEP IRA on the annuitant or the custodian/trustee. The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age.

The annuitant may request a change in the beneficiary or contingent beneficiary before the annuitization date. These changes must be:

     o    on a Nationwide form;
     o    signed by the annuitant; and
     o    received at Nationwide's home office before the annuitization date.

Nationwide must review and approve any change requests.

BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary(ies) is the person(s) who is entitled to the death benefit if the annuitant dies before the annuitization date. The annuitant can name more than one beneficiary. The beneficiaries will share the death benefit equally, unless otherwise specified.

If no beneficiary(ies) survives the annuitant, the contingent beneficiary(ies) receives the death benefit. Contingent beneficiaries will share the death benefit equally, unless otherwise specified.

                                   18 of 116

If no beneficiaries or contingent beneficiaries survive the annuitant, the annuitant's estate will receive the death benefit.

The annuitant may change the beneficiary or contingent beneficiary during his or her lifetime by submitting a written request to Nationwide. Once recorded, the change will be effective as of the date it was signed, whether or not the annuitant was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

OPERATION OF THE CONTRACT

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

The minimum initial purchase payment to a contract is $15,000. Subsequent purchase payments must be at least $1,000.

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

PRICING

Initial purchase payments allocated to sub-accounts will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain a purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically allows Nationwide to hold the purchase payment until the application is completed.

Subsequent purchase payments will be priced based on the next available accumulation unit value after the payment is received. The cumulative total of all purchase payments under Nationwide contracts on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent.

Purchase payments will not be priced when the New York Stock Exchanged is closed or on the following nationally recognized holidays:

o        New Year's Day                 o        Independence Day
o        Martin Luther King, Jr. Day    o        Labor Day
o        Presidents' Day                o        Thanksgiving
o        Good Friday                    o        Christmas
o        Memorial Day

Nationwide also will not price purchase payments if:

     (1)  trading on the New York Stock Exchange is restricted;

     (2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

     (3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, contract value may be affected since the annuitant would not have access to their account.

ALLOCATION OF PURCHASE PAYMENTS

Nationwide allocates purchase payments to sub-accounts and/or Guaranteed Term Options as instructed by the annuitant. Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units. Annuitants can change allocations or make exchanges among the sub-accounts or Guaranteed Term Options. However, no change may be made that would result in an amount less than 1% of the purchase payment being allocated to any sub-account. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

                                   19 of 116

DETERMINING THE CONTRACT VALUE

The contract value is the sum of:

     1) the value of amounts allocated to the sub-accounts of the variable account; and

     2)   amounts allocated to a Guaranteed Term Option.

If part or all of the contract value is surrendered, or charges are assessed against the contract value, Nationwide will deduct a proportionate amount from each of the sub-accounts and amounts from the Guaranteed Term Options based on current cash values.

Determining Variable Account Value - Valuing an Accumulation Unit

Purchase payments or transfers allocated to the underlying mutual funds are accounted for in accumulation units. Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual fund for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

     (a)  is:

          (1) the net asset value of the underlying mutual fund as of the end of the current valuation period; and

          (2) the per share amount of any dividend or income distributions made by the underlying mutual fund (if the ex-dividend date occurs during the current valuation period); and

     (b) is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period; and

     (c) is a factor representing the daily variable account charges, which may include charges for contract options chosen by the annuitant. The factor is equal to an annual rate ranging from 0.95% to 1.75% of the daily net assets of the variable account, depending on which contract features the annuitant chooses.

Based on the net investment factor, the value of an accumulation unit may increase or decrease. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Determining the Guaranteed Term Option Value

Nationwide determines the value of a Guaranteed Term Option by:

     1) adding all amounts allocated to any Guaranteed Term Option, minus amounts previously transferred or withdrawn (which may be subject to a market value adjustment);

     2) adding any interest earned on the amounts allocated to any Guaranteed Term Option; and

     3)   subtracting charges deducted in accordance with the contract.

TRANSFERS

Annuitants can transfer allocations without penalty or adjustment subject to the following conditions:

                                   20 of 116

     o    Transfers among the sub-accounts are limited to 12 times per year.

     o Transfers from a Guaranteed Term Option prior to maturity are subject to a market value adjustment.

     o After annuitization, transfers may only be made on the anniversary of the annuitization date.

Amounts transferred to the variable account will receive the accumulation unit value next determined after the transfer request is received.

Transfer Requests

Nationwide will accept transfer requests in writing or, in those states that allow them, over the telephone. Nationwide will use reasonable procedures to confirm that telephone instructions are genuine and will not be liable for following telephone instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone exchange privilege upon 30 days written notice to annuitants.

Market Timing Firms

Some annuitants may use market timing firms or other third parties to make transfers on their behalf. Generally, in order to take advantage of perceived market trends, market timing firms will submit transfer or exchange requests on behalf of multiple annuitants at the same time. Sometimes this can result in unusually large transfers of funds. These large transfers might interfere with the ability of Nationwide or the underlying mutual fund to process transactions. This can potentially disadvantage annuitants not using market timing firms. To avoid this, Nationwide may modify transfer and exchange rights of annuitants who use market timing firms (or other third parties) to transfer or exchange funds on their behalf.

The exchange and transfer rights of individual annuitants will not be modified in any way when instructions are submitted directly by the annuitant, or by the annuitant's representative (as authorized by the execution of a valid Nationwide Limited Power of Attorney Form).

To protect annuitants, Nationwide may refuse exchange and transfer requests:

     o submitted by any agent acting under a power of attorney on behalf of more than one annuitant; or

     o submitted on behalf of individual annuitants who have executed pre-authorized exchange forms which are submitted by market timing firms (or other third parties) on behalf of more than one annuitant at the same time.

Nationwide will not restrict exchange rights unless Nationwide believes it to be necessary for the protection of all annuitants.

RIGHT TO REVOKE

Annuitants have a ten day "free look" to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.

Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded will be paid by Nationwide.

SURRENDER (REDEMPTION)

Annuitants may surrender some or all of their contract value before the earlier of the annuitization date or his or her death. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days. However, Nationwide may suspend or postpone payment

                                   21 of 116
when it is unable to price a purchase payment or transfer.

PARTIAL SURRENDERS (PARTIAL REDEMPTIONS)

Nationwide will surrender accumulation units from the sub-accounts and an amount from the Guaranteed Term Options. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

If the annuitant elected a CDSC option, a CDSC may apply. The annuitant may take the CDSC from either:

     a)   the amount requested; or

     b) the contract value remaining after the contract owner has received the amount requested.

If the annuitant does not make a specific election, any applicable CDSC will be taken from the contract value remaining after the annuitant has received the amount requested.

FULL SURRENDERS (FULL REDEMPTIONS)

The contract value upon full surrender may be more or less than the total of all purchase payments made to the contract. The contract value will reflect variable account charges, underlying mutual fund charges and the investment performance of the underlying mutual funds. If the annuitant elected a CDSC option, a CDSC may apply.

ASSIGNMENT

Contract rights may not be assigned.

SERVICES

ASSET REBALANCING

Asset rebalancing is the automatic reallocation of contract values to the sub-accounts on a predetermined percentage basis. Asset rebalancing is not available for assets held in the Guaranteed Term Options. Requests for asset rebalancing must be on a Nationwide form.

Asset rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the three-month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, asset rebalancing will occur on the next business day.

Annuitants should consult a financial adviser to discuss the use of asset rebalancing.

Nationwide reserves the right to stop establishing new asset rebalancing programs. Nationwide also reserves the right to assess a processing fee for this service.

DOLLAR COST AVERAGING

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time. It involves the automatic transfer of a specified amount from certain sub-accounts into other sub-accounts. Annuitants may participate in this program if their contract value is $15,000 or more. Nationwide does not guarantee that this program will result in profit or protect annuitants from loss.

Annuitants direct Nationwide to automatically transfer specified amounts from the Nationwide Money Market Fund to any other underlying mutual fund. Dollar Cost Averaging transfers may not be directed to Guaranteed Term Options. The minimum monthly transfer is $100.

Transfers occur monthly or on another frequency if permitted by Nationwide. Nationwide will process transfers until either the value in the originating investment option is exhausted, or the annuitant instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs. Nationwide also reserves the right to assess a processing fee for this service.

                                   22 of 116

SYSTEMATIC WITHDRAWALS

Systematic withdrawals allow annuitants to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for systematic withdrawals and requests to discontinue systematic withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts proportionately unless Nationwide is instructed otherwise. Systematic withdrawals are not available from the Guaranteed Term Options. If the annuitant elected a CDSC option, a CDSC may apply.

Nationwide will withhold federal income taxes from systematic withdrawals unless otherwise instructed by the annuitant. The Internal Revenue Service may impose a 10% penalty tax if the annuitant is under age 59-1/2 unless the annuitant has made an irrevocable election of distributions of substantially equal payments.

Nationwide reserves the right to stop establishing new systematic withdrawal programs. Nationwide also reserves the right to assess a processing fee for this service. Systematic withdrawals are not available before the end of the ten-day free look period (see "Right to Revoke").

ANNUITY COMMENCEMENT DATE

The annuity commencement date is the date on which annuity payments are scheduled to begin. The annuitant may change the annuity commencement date before annuitization. This change must be in writing and approved by Nationwide.

ANNUITIZING THE CONTRACT

ANNUITIZATION DATE

The annuitization date is the date that annuity payments begin. It will be the first day of a calendar month unless otherwise agreed, and must be at least 2 years after the contract is issued.

ANNUITIZATION

Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the annuitization date, the annuitant must choose:

     (1)  an annuity payment option; and

     (2) either a fixed payment annuity, variable payment annuity, or an available combination.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the annuitant.

FIXED PAYMENT ANNUITY

A fixed payment annuity is an annuity where the amount of the annuity payments remains level.

The first payment under a fixed payment annuity is determined on the annuitization date on an "age last birthday" basis by:

     1)   deducting applicable premium taxes from the total contract value; then

     2) applying the contract value amount specified by the annuitant to the fixed payment annuity table for the annuity payment option elected.

Subsequent payments will remain level unless the annuity payment option elected provides otherwise. Nationwide does not credit discretionary interest during annuitization.

VARIABLE PAYMENT ANNUITY

A variable payment annuity is an annuity where the amount of the annuity payments will vary depending on the performance of the underlying mutual funds selected.

--------------------------------------------------------------------------------
         A VARIABLE PAYMENT ANNUITY MAY NOT BE ELECTED WHEN EXERCISING
                 THE GUARANTEED MINIMUM INCOME BENEFIT OPTION.
--------------------------------------------------------------------------------

                                   23 of 116

The first payment under a variable payment annuity is determined on the annuitization date on an "age last birthday" basis by:

     1)   deducting applicable premium taxes from the total contract value; then

     2) applying the contract value amount specified by the annuitant to the variable payment annuity table for the annuity payment option elected.

The dollar amount of the first payment is converted into a set number of annuity units that will represent each monthly payment. This is done by dividing the dollar amount of the first payment by the value of an annuity unit as of the annuitization date. This number of annuity units remains fixed during annuitization.

The second and subsequent payments are determined by multiplying the fixed number of annuity units by the annuity unit value for the valuation period in which the payment is due. The amount of the second and subsequent payments will vary with the performance of the selected underlying mutual funds. Nationwide guarantees that variations in mortality experience from assumptions used to calculate the first payment will not affect the dollar amount of the second and subsequent payments.

Assumed Investment Rate

An assumed investment rate is the percentage rate of return assumed to determine the amount of the first payment under a variable payment annuity. Nationwide uses the assumed investment rate of 3.5% to calculate the first annuity payment and to calculate the investment performance of an underlying mutual fund in order to determine subsequent payments under a variable payment annuity. An assumed investment rate is the percentage rate of return required to maintain level variable annuity payments. Subsequent variable annuity payments may be more or less than the first payment based on whether actual investment performance of the underlying mutual funds is higher or lower than the assumed investment rate of 3.5%.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by multiplying the net investment factor for the valuation period for which the annuity unit is being calculated by the immediately preceding valuation period's annuity unit value, and multiplying the result by an interest factor to neutralize the assumed investment rate of 3.5% per annum built into the variable payment annuity purchase rate basis in the contracts.

Exchanges among Underlying Mutual Funds

Exchanges among underlying mutual funds during annuitization must be in writing. Exchanges will occur on each anniversary of the annuitization date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Payments are made based on the annuity payment option selected, unless:

     o the amount to be distributed is less than $5,000, in which case Nationwide may make one lump sum payment of the contract value; or

     o an annuity payment would be less than $50, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $50. Payments will be made at least annually.

GUARANTEED MINIMUM INCOME BENEFIT OPTION ("GMIB")

What is a GMIB?

A GMIB is a benefit which ensures the availability of a minimum amount when the annuitant wishes to annuitize the contract. This minimum amount, referred to as the Guaranteed Annuitization Value, may be used at specified times to provide a guaranteed level of determinable lifetime annuity payments. The GMIB may provide protection in the event of lower contract values that may result from the investment performance of the contract.

                                   24 of 116

How is the Guaranteed Annuitization Value Determined?

The Guaranteed Annuitization Value is equal to (a) minus (b), but will never be greater than 200% of all purchase payments, where:

     (a) is the sum of all purchase payments, plus interest accumulated at a compounded annual rate of 5% starting at the date of issue and ending on the contract anniversary occurring immediately prior to the annuitant's 86th birthday; and

     (b) is the reductions to (a) due to surrenders made from the contract. All such reductions will be proportionately the same as reductions to the contract value caused by surrenders. For example, a surrender which reduces the contract value by 25% will also reduce the Guaranteed Annuitization Value by 25%.

GMIB Illustrations

The following charts illustrate the amount of income that will be provided if the annuitant annuitizes the contract at the 7th, 10th, or 15th contract anniversary date, using the GMIB.

The illustrations assume the following:

     o An initial purchase payment of $100,000 is made to the contract and allocated to the variable account;

     o    The contract is issued to a MALE at age 55, 65, or 70; and

     o A Life Annuity with 120 Months Guaranteed Fixed Payment Annuity Option is elected.

                7 Years in Accumulation
         $140,710.04 for GMIB at Annuitization

                                  GMIB
 Male Age at    Male Age at     Purchase    Monthly GMIB
    Issue      Annuitization     Rate*

     55             62           $4.72        $664.15

     65             72           $5.96        $838.63

     70             77           $5.79        $955.42


               10 Years in Accumulation
         $162,889.46 for GMIB at Annuitization

                                   GMIB
 Male Age at    Male Age at      Purchase      Monthly
    Issue      Annuitization      Rate*         GMIB

     55              65           $5.03        $819.33

     65              75           $6.44      $1,049.01

     70              80           $7.32      $1,192.35


               15 Years in Accumulation
         $200,000.00 for GMIB at Annuitization

                                   GMIB
 Male Age at    Male Age at      Purchase      Monthly
    Issue      Annuitization      Rate*         GMIB

     55              70           $5.66      $1,132.00

     65              80           $7.32      $1,464.00

     70              85           $8.18      $1,636.00

*Guaranteed Monthly Benefit per $1,000 applied.

The illustrations should be used as a tool to assist an investor in determining whether purchasing and exercising a GMIB option is right for them. The guaranteed purchase rates assumed in the illustrations may not apply in some states, or for contracts issued under an employer sponsored plan. Different guaranteed purchase rates will also apply for females, for males who annuitize at ages other than the ages shown above, or for annuitizations under other annuity payment options. Where different guaranteed purchase rates apply, GMIB amounts shown will be different. In all cases, the guaranteed purchase rates used to calculate the GMIB will be the same as the purchase rates guaranteed in the contract for fixed annuitizations without the GMIB.

The purchase rates available in connection with annuitization options under a GMIB are minimum guaranteed purchase rates. Alternative purchase rates, which may be more favorable, may apply to annuitizations that occur without a GMIB option.

                                   25 of 116

When May the Guaranteed Annuitization Value be Used?

The annuitant may use the Guaranteed Annuitization Value by annuitizing the contract during the thirty day period following any contract anniversary:

     (1)  after the contract has been in effect for seven years; and

     (2)  the annuitant has attained age 60.

What Annuity Payment Options May Be Used With the Guaranteed Annuitization
Value?

The annuitant may elect any life contingent FIXED ANNUITY PAYMENT OPTION calculated using the guaranteed annuity purchase rates set forth in the contract. Such Fixed Annuity Payment Options include:

     o    Life Annuity;

     o    Joint and Last Survivor Annuity; and

     o    Life Annuity with 120 or 240 Monthly Payments Guaranteed.

Other GMIB Terms and Conditions

                            **PLEASE READ CAREFULLY**

     o    The GMIB must be elected at the time of application;

     o The annuitant must be age 83 or younger at the time the contract is issued; and

     o The GMIB is irrevocable and will remain for as long as the contract remains in force.


--------------------------------------------------------------------------------

       IMPORTANT CONSIDERATIONS TO KEEP IN MIND REGARDING THE GMIB OPTION

While a GMIB does provide a Guaranteed Annuitization Value, A GMIB MAY NOT BE APPROPRIATE FOR ALL INVESTORS and should be understood completely and analyzed thoroughly before being elected.

     o A GMIB DOES NOT in any way guarantee the performance of any underlying mutual fund, or any other investment option available under the contract.

     o Once elected, the GMIB is irrevocable, meaning that even if the investment performance of underlying mutual funds or other available investment options surpasses the minimum guarantees associated with the GMIB, the GMIB charges will still be assessed.

     o The GMIB in no way restricts or limits the rights of annuitants to annuitize the contract at other times permitted under the contract, nor will it in any way restrict the right to annuitize the contract using contract values that may be higher than the Guaranteed Annuitization Value.

     o Please take advantage of the guidance of a qualified financial adviser in evaluating the GMIB options, and all other aspects of the contract.

     o    GMIB may not be approved in all state jurisdictions.

--------------------------------------------------------------------------------

                                   26 of 116

ANNUITY PAYMENT OPTIONS

Annuitants must elect an annuity payment option before the annuitization date. The annuity payment options are:

     (1) LIFE ANNUITY - An annuity payable periodically, but at least annually, for the lifetime of the annuitant. Payments will end upon the annuitant's death. For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.

     (2) JOINT AND LAST SURVIVOR ANNUITY - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual. If one of these parties dies, payments will continue for the lifetime of the survivor. As is the case under option 1, there is no guaranteed number of payments. Payments end upon the death of the last surviving party, regardless of the number of payments received.

     (3) LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the lifetime of the annuitant. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected.

          The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum. The present value will be computed as of the date Nationwide receives the notice of the annuitant's death.

Not all of the annuity payment options may be available in all states. Annuitants may request other options before the annuitization date. These options are subject to Nationwide's approval.

Individual Retirement Accounts are subject to the "minimum distribution" requirements set forth in the Internal Revenue Code and the custodial agreement.

DEATH BENEFITS

DEATH OF ANNUITANT

If the annuitant dies before the annuitization date, a death benefit is payable to the beneficiary.

The beneficiary may elect to receive the death benefit:

     1)   in a lump sum;

     2)   as an annuity; or

     3)   in any other manner permitted by law and approved by Nationwide.

The beneficiary must notify Nationwide of this election within 60 days of the annuitant's death.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH BENEFIT PAYMENT

Annuitants may select one of three death benefits available under the contract at the time of application (not all death benefit options may be available in all states). If no selection is made at the time of application, the death benefit will be the Standard Contractual Death Benefit.

The death benefit value is determined as of the date Nationwide receives:

     1)   proper proof of the annuitant's death;

     2)   an election specifying the distribution method; and

     3)   any state required form(s).

Standard Contractual Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greater of:

     1)   the contract value; or

     2) the total of all purchase payments, less an adjustment for amounts surrendered.

                                   27 of 116

The adjustment for amounts surrendered will reduce item (2) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

Five-Year Step Up Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

     1)   the contract value;

     2) the total of all purchase payments, less an adjustment for amounts surrendered; or

     3) the contract value as of the most recent five-year contract anniversary occurring before the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that five-year contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

One-Year Step Up Death Benefit

If the annuitant dies before the annuitization date, the death benefit will be the greatest of:

     1)   the contract value;

     2) the total of all purchase payments, less an adjustment for amounts surrendered; or

     3) the highest contract value on any contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

REQUIRED DISTRIBUTIONS

INDIVIDUAL RETIREMENT ACCOUNTS

Distributions from an Individual Retirement Account must begin no later than April 1 of the calendar year following the calendar year in which the annuitant reaches age 70-1/2. Distribution may be paid in a lump sum or in substantially equal payments over:

     a)   the annuitant's life or the life of his or her designated beneficiary;
          or

     b) a period not longer than the life expectancy of the annuitant or the life expectancy of the annuitant's designated beneficiary.

Required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Individual Retirement Account of the annuitant.

If the annuitant dies after distributions have begun, distributions must continue at least as rapidly as under the schedule being used before the contract owner's death. However, a surviving spouse who is the beneficiary under the annuity payment option may treat the account as his or her own.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

A portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The annuitant of this Individual Retirement Account must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non-taxable distributions for all years,

                                   28 of 116
and the total balance of all Individual Retirement Accounts.

ROTH IRAS

The rules for Roth IRAs do not require distributions to begin during the annuitant's lifetime.

When the annuitant dies, the interest in the Roth IRA must be distributed by December 31 of the calendar year in which the fifth anniversary of his or her death occurs, unless:

     a) the annuitant names his or her surviving spouse as the beneficiary and the spouse chooses to:

          1) treat the contract as a Roth IRA established for his or her benefit; or

          2) receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) and beginning no later than December 31 of the year following the year in which the annuitant would have reached age 70-1/2; or

     b) the annuitant names a beneficiary other than his or her surviving spouse and the beneficiary chooses to receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) beginning no later than December 31 of the year following the year in which the annuitant dies.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

Annuitants should consult a financial consultant, legal counsel or tax advisor to discuss in detail the taxation and the use of the contracts.

Nationwide does not guarantee the tax status of the contracts or any transactions involving the contracts.

Nationwide will sell the contracts only to Individual Retirement Accounts, Roth IRA accounts, and SEP IRA accounts. As a general rule, those accounts are exempt from federal income taxation. Federal income tax law contains numerous provisions regarding Individual Retirement Accounts, Roth IRAs, and SEP IRAs, including:

     o    limitations on the amount of contributions;

     o    taxation of distributions;

     o    minimum required distributions;

     o    penalty taxes for early distributions; and

     o    other matters.

These items should be more fully described in the account's disclosure documents. The annuitant should review these documents fully before purchasing a contract.

Because the purchaser of the contract will be a tax-exempt Individual Retirement Account, Roth IRA account, or SEP IRA account, the contract itself does not provide tax deferral. Any tax deferral that will occur will arise by reason of:

     o the tax-exempt status of the Individual Retirement Account, Roth IRA account, or SEP IRA account; and

     o the general rule that income from such accounts will not be taxable to the account owner until it is distributed (and, for certain distributions from Roth IRAs, certain qualifying distributions will also be tax-exempt).

The following is a brief description of Individual Retirement Accounts and Roth IRA accounts. For detailed information on purchasing and holding this contract as an Individual Retirement Account or a Roth IRA account, the annuitant should contact a qualified financial advisor.

                                   29 of 116

INDIVIDUAL RETIREMENT ACCOUNTS

As a general rule, income from Individual Retirement Accounts is taxed when it is distributed. If the Individual Retirement Account contains non-deductible contributions, then a portion of each distribution will be non-taxable until the non-deductible amount has been recovered; thereafter, the entire distribution from the account would be taxable.

The Internal Revenue Code requires Individual Retirement Accounts to make certain distributions and imposes a penalty tax on accounts that fail to meet those requirements. Those rules are discussed under "Required Distributions - Individual Retirement Accounts."

The annuitant under contracts held by an Individual Retirement Account must annually report to the IRS:

     o    the amount of non-deductible contributions;

     o    the amount of any distributions;

     o the amount by which non-deductible contributions for all years exceed non-taxable distributions for all years; and

     o    the total balance in all Individual Retirement Accounts.

Individual Retirement Accounts may not provide life insurance. If the death benefit under this contract exceeds the greater of the contract's cash value or the sum of all purchase payments (less any surrenders), the contract could be considered life insurance, and the IRS could determine that an account that purchases this contract does not qualify for the desired tax treatment.

ROTH IRA ACCOUNTS

Distributions of earnings from a Roth IRA account are taxable or non-taxable, depending on whether they are "qualified distributions" or "non-qualified distributions." A "qualified distribution" is one that is made not prior to the end of the fifth calendar year after the first contribution or conversion to a Roth IRA is made AND is made for one of the following reasons:

     1)   the annuitant attained the age of 59-1/2;

     2)   the annuitant died;

     3)   the annuitant has been disabled; or

     4)   it is a qualified first-time homebuyer distribution (as described in
          Section 72(t)(2)(F) of the Internal Revenue Code).

A qualified distribution is not included in gross income for federal income tax purposes. A non-qualified distribution is not includible in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of the aggregate amount of contributions will be included in the annuitant's gross income in the year that it is distributed.

The Internal Revenue Code requires Individual Retirement Accounts to make certain distributions and imposes a penalty tax on accounts that fail to meet those requirements. Those rules are discussed under "Required Distributions - Roth IRAs."

Roth IRA accounts may not provide life insurance. If the death benefit under this contract exceeds the greater of the contract's cash value or the sum of all purchase payments (less any surrenders), the contract could be considered life insurance, and the IRS could determine that an account that purchases this contract does not qualify for the desired tax treatment.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the annuitant requests otherwise. Annuitants may not waive withholding if the distribution is subject to mandatory back-up withholding (if no mandatory taxpayer identification number is given or if the Internal Revenue Service notifies Nationwide that mandatory back-up withholding

                                   30 of 116
is required), or if it is an eligible rollover distribution. Mandatory back-up withholding rates are 31% of income that is distributed.

FEDERAL ESTATE, GIFT, AND GENERATION SKIPPING TRANSFER TAXES

Upon the annuitant's death, the value of the account may be subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

     a) an individual who is two or more generations younger than the annuitant; or

     b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the annuitant).

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

TAX CHANGES

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. For more details, contact your personal tax and/or financial advisor.

STATEMENTS AND REPORTS

Nationwide will mail annuitants all statements and reports. Therefore, annuitants should promptly notify Nationwide of any address change.

These mailings will contain:

     o    statements showing the contract's quarterly activity;

     o confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements; and

     o annual and semi-annual reports containing all applicable information and financial statements or their equivalent, which must be sent to the underlying mutual fund beneficial shareholders as required by the rules under the Investment Company Act of 1940 for the variable account.

Annuitants should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

YEAR 2000 COMPLIANCE ISSUES

Nationwide has developed and implemented a plan to address issues related to the Year 2000. The problem relates to many existing computer systems using only two digits to identify a year in a date field. These systems were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer systems could fail or create erroneous results when processing information dated after December 31, 1999. Like many organizations, Nationwide is required to renovate or replace many computer systems so that the systems will function properly after December 31, 1999.

Nationwide has completed an inventory and assessment of all computer systems and has implemented a plan to renovate or replace all applications that were identified as not Year 2000 compliant. Nationwide has renovated all applications that required renovation. Testing of the renovated programs included running

                                   31 of 116
each application in a Year 2000 environment and was completed as planned during 1998. For applications being replaced, Nationwide had all replacement systems in place and functioning as planned by year-end 1998. The shareholder services system that supports mutual fund products was fully deployed during the first quarter 1999. Conversions of existing traditional life policies to the new compliant system will continue through second quarter 1999.

Nationwide has completed an inventory and assessment of all vendor products and has tested and certified that each vendor product is Year 2000 compliant. Any vendor products that could not be certified as Year 2000 compliant were replaced or eliminated in 1998.

Nationwide's facilities in Columbus, Ohio have been inventoried, assessed, and tested as being Year 2000 compliant. Systems supporting Nationwide's infrastructure such as telecommunications, voice and networks were renovated and will be brought into compliance before the end of the second quarter 1999.

Nationwide has also addressed issues associated with the exchange of electronic data with external organizations. Nationwide has completed an inventory and assessment of all business partners utilizing electronic interfaces with Nationwide and processes have been put in place to allow Nationwide to accept data regardless of the format.

In addition to resolving internal Year 2000 readiness issues, Nationwide is surveying significant external organizations (business partners) to assess if they will be Year 2000 compliant and be in a position to do business in the Year 2000 and beyond. Specifically, Nationwide has contacted mutual fund organizations that provide funds for Nationwide's variable annuity and life products and wholesale producers to determine when they will be Year 2000 compliant. The results are currently being gathered and analyzed.

In addition to the contingency plans developed for electronic interfaces between Nationwide and its business partners, contingency plans were also developed for wholesale producers who may not become compliant before the end of 1999. Additional contingency plans will be developed for mutual fund organizations during the second quarter 1999. Nationwide has identified external risk scenarios, prioritized those risks and is now in the process of developing contingency plans to minimize the impact to Nationwide, customers and producers. Contingency plan efforts are expected to be completed by the end of the third quarter 1999.

Operating expenses in 1998 and 1997 include approximately $44.7 million and $45.4 million, respectively, for technology projects, including costs related to Year 2000. Nationwide anticipates spending less than $5 million on Year 2000 activities in 1999, and spent $2.4 million during first quarter 1999. These expenses do not have an effect on the assets of the variable account and are not charged through to the contract owner.

Management does not anticipate that the completion of Year 2000 renovation and replacement activities will result in a reduction in operating expenses. Rather, personnel and resources currently allocated to Year 2000 issues will be assigned to other technology-related projects.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits, relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

In November 1997, two plaintiffs, one who was the owner of a variable life insurance contract and the other who was the owner of a variable annuity contract, commenced a lawsuit in a federal court in Texas against Nationwide and

                                   32 of 116
the American Century group of defendants (Robert Young and David D. Distad v. Nationwide Life Insurance Company et al.). In this lawsuit, plaintiffs sought to represent a class of variable life insurance contract owners and variable annuity contract owners whom they claim were allegedly misled when purchasing these variable contracts into believing that the performance of their underlying mutual fund option managed by American Century, whose shares may only be purchased by insurance companies, would track the performance of a mutual fund, also managed by American Century, whose shares are publicly traded. The amended complaint seeks unspecified compensatory and punitive damages. On April 27, 1998, the district court denied, in part, and granted, in part, Nationwide and American Century's motions to dismiss the complaint. The remaining claims against Nationwide allege securities fraud, common law fraud, civil conspiracy, and breach of contract. On December 2, 1998, the district court issued an order denying plaintiffs' motion for class certification. On December 10, 1998, the district court stayed the lawsuit pending plaintiffs' petition to the federal appeals court for interlocutory review of the order denying class certification. On March 26, 1999, the appeals court denied plaintiffs' petition for interlocutory review of the order. On April 28, 1999, the court denied plaintiffs' motion for reconsideration of the denial of interlocutory review. Nationwide intends to defend the case vigorously.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). The plaintiff in such lawsuit seeks to represent a national class of Nationwide's customers and seeks unspecified compensatory and punitive damages. Nationwide is currently evaluating this lawsuit, which has not been certified as a class. Nationwide intends to defend this lawsuit vigorously.

There can be no assurance that any litigation relating to pricing or sales practices will not have a material adverse effect on Nationwide in the future.

The general distributor, NAS, is not engaged in any litigation of any material nature.

ADVERTISING

A "yield" and "effective yield" may be advertised for the Nationwide Money Market Fund. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the Nationwide Money Market Fund's units. Yield is an annualized figure, which means that it is assumed that the Nationwide Money Market Fund generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.

Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, underlying mutual fund options with similar or different objectives, or the investment industry as a whole. Other investments to which the sub-accounts may be compared include, but are not limited to:

     o    precious metals;
     o    real estate;
     o    stocks and bonds;
     o    closed-end funds;
     o    bank money market deposit accounts and passbook savings;
     o    CDs; and
     o    the Consumer Price Index.

Market Indexes

The sub-accounts will be compared to certain market indexes, such as:

                                   33 of 116

     o    S&P 500;
     o    Shearson/Lehman Intermediate Government/Corporate Bond Index;
     o    Shearson/Lehman Long-Term Government/Corporate Bond Index;
     o    Donoghue Money Fund Average;
     o    U.S. Treasury Note Index;
     o    Bank Rate Monitor National Index of 2-1/2 Year CD Rates; and
     o    Dow Jones Industrial Average.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by other services, such as:

     o    Lipper Analytical Services, Inc.;
     o    CDA/Wiesenberger;
     o    Morningstar;
     o    Donoghue's;
     o    magazines such as:
          =>   Money;
          =>   Forbes;
          =>   Kiplinger's Personal Finance Magazine;
          =>   Financial World;
          =>   Consumer Reports;
          =>   Business Week;
          =>   Time;
          =>   Newsweek;
          =>   National Underwriter;
          =>   News and World Report;
     o    LIMRA;
     o    Value;
     o    Best's Agent Guide;
     o    Western Annuity Guide;
     o    Comparative Annuity Reports;
     o    Wall Street Journal;
     o    Barron's;
     o    Investor's Daily;
     o    Standard & Poor's Outlook; and
     o    Variable Annuity Research & Data Service (The VARDS Report).


These rating services and publications rank the underlying mutual funds' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts. Nationwide may advertise for the sub-account's standardized "average annual total return," calculated in a manner prescribed by the SEC, and nonstandardized "total return." Average annual total return shows the percentage rate of return of a hypothetical initial investment of $1,000 for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been available in the variable account if it has not been available for one of the prescribed periods). This calculation reflects the maximum charges that could be assessed to a contract (1.75%). It does not take into consideration premium taxes, which may be imposed by certain states.

Nonstandardized "total return," calculated similar to standardized "average annual total return," shows the percentage rate of return of a hypothetical initial investment of $25,000 for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been in existence). For those underlying mutual funds which have not been

                                   34 of 116
available for one of the prescribed periods, the nonstandardized total return illustrations will show the investment performance the underlying mutual funds would have achieved (reduced by the same charges) had they been available in the variable account for one of the periods. An initial investment of $25,000 is assumed because that amount is closer to the size of a typical contract than $1,000, which was used in calculating the standardized average annual total return.

The standardized average annual total return and nonstandardized total return quotations are calculated using data for the period ended December 31, 1998. However, Nationwide generally provides performance information more frequently. Information relating to performance of the sub-accounts is based on historical earnings and does not represent or guarantee future results.


            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

                                                                          PAGE

General Information and History.............................................1
Services....................................................................1
Purchase of Securities Being Offered........................................2
Underwriters................................................................2
Calculations of Performance.................................................2
Annuity Payments............................................................3
Financial Statements........................................................4

                                   35 of 116

APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.

There is no guarantee that the investment objectives will be met.

AMERICAN CENTURY: SHORT-TERM GOVERNMENT: INVESTOR CLASS (FORMERLY AMERICAN
CENTURY: BENHAM SHORT-TERM GOVERNMENT)

Investment Objective: To seek current income and limited price volatility by maintaining an average weighted portfolio maturity of four years or less. U.S. Governments invests in securities of the United States government and its agencies. American Century Investment Management, Inc. serves as the Fund's investment adviser.

AMERICAN CENTURY: INCOME & GROWTH: ADVISOR CLASS

Investment Objective: Seeks dividend growth, current income and capital appreciation by investing in common stocks. The Fund may buy securities convertible into common stock, such as convertible bonds, convertible preferred stocks or warrants. The Fund may also, for liquidity purposes, invest in high-quality money market instruments with remaining maturities of one year or less. The Fund may also enter into repurchase agreements, collateralized by U.S. government securities, with banks or broker-dealers deemed to present minimal credit risk. American Century Investment Management, Inc. serves as the Fund's investment adviser.

AMERICAN CENTURY: GROWTH: INVESTOR CLASS (FORMERLY AMERICAN CENTURY: TWENTIETH CENTURY GROWTH)

Investment Objective: Seeks capital growth through investment in securities which the management considers to have better than average prospects for appreciation of value. The Fund's investment approach identifies companies with accelerating earnings and revenues. As part of its strategy, the Fund remains essentially fully invested in stocks at all times. American Century Investment Management, Inc. serves as the Fund's investment adviser.

AMERICAN CENTURY: INTERNATIONAL GROWTH: ADVISOR CLASS (FORMERLY AMERICAN
CENTURY: TWENTIETH CENTURY INTERNATIONAL GROWTH)

Investment Objective: Seeks capital growth by investing in an international portfolio of common stocks, primarily in developed markets; stocks considered by the investment manager to have prospects for appreciation. The Fund will invest primarily in common stocks (defined to include depository receipts for common stocks) and other equity equivalents of such companies. American Century Investment Management, Inc. serves as the Fund's investment adviser.

AMERICAN CENTURY: ULTRA: INVESTOR CLASS (FORMERLY AMERICAN CENTURY: TWENTIETH CENTURY ULTRA)

Investment Objective: The investment objective of the Fund is to seek capital growth by investing primarily in common stocks that are considered by management to have better-than-average prospects for appreciation. American Century Investment Management, Inc. serves as the Fund's investment adviser.

DREYFUS A BONDS PLUS, INC.

Investment Objective: The Fund's goal is to provide the maximum amount of current income to the extent consistent with the preservation of capital and the maintenance of liquidity. The Fund invests principally in debt obligations of corporations, the U.S. Government and its agencies and instrumentalities, and major U.S. banking institutions. The Fund's investment objective cannot be changed without approval by the holders of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting shares. There can be no assurance that the Fund's investment objective will be achieved. The Dreyfus Corporation serves as the Fund's investment adviser.

                                   36 of 116

DREYFUS APPRECIATION FUND, INC.

Investment Objective: To provide long-term capital growth consistent with the preservation of capital. Current income is a secondary investment objective. The Fund seeks to meet its objective by investing primarily in the common stocks of domestic and foreign issuers. The Dreyfus Corporation serves as the Fund's investment adviser.

DREYFUS BALANCED FUND, INC.

Investment Objective: To provide long-term capital growth and current income, consistent with reasonable investment risk. The Fund is managed as a balanced fund and invests in equity and debt securities, the proportion of which will vary from time to time in accordance the fund manager's assessment of economic conditions and investment opportunities. The Dreyfus Corporation serves as the Fund's investment adviser.

DREYFUS THIRD CENTURY FUND, INC.

Investment Objective: Primarily seeks to provide capital growth through equity investment in companies that, in the opinion of the Fund's management, not only meet traditional investment standards but which also show evidence that they conduct their business, in a manner that contributes to the enhancement of the quality of life in America. Current income is secondary to the primary goal. The Dreyfus Corporation serves as the Fund's investment adviser.

FEDERATED BOND FUND - CLASS F

Investment Objective: To provide as high a level of current income as is consistent with the preservation of capital. The Fund invests primarily in a professionally managed, diversified portfolio of bonds. Under normal circumstances, at least 65% of the Fund's net assets will be invested in investment grade securities, including repurchase agreements collateralized by investment grade securities. The Fund may invest in corporate debt obligations, U.S. Government obligations, municipal securities, asset-backed securities, adjustable rate mortgage securities, collateralized mortgage obligations, and other securities which are deemed to be consistent with the Fund's investment objective. Federated Advisers serves as the Fund's investment adviser.

FEDERATED HIGH YIELD TRUST

Investment Objective: Seeks high current income by investing primarily in a professionally managed, diversified portfolio of fixed income securities. Such securities are expected to be lower-rated corporate debt obligations commonly referred to as "junk bonds." Investments of this type are subject to a greater risk of loss of principal and interest than investments in higher rated securities. The Trust's investment adviser will endeavor to limit these risks through diversifying the portfolio and through careful credit analysis of individual issuers. Federated Advisers serves as the Fund's investment adviser.

FIDELITY ADVISOR BALANCED FUND - CLASS A

Investment Objective: Seeks income and growth potential by investing in securities including U.S. government and corporate bonds, and a diversified selection of common stocks. Fidelity Management & Research Company serves as the Fund's investment adviser.

FIDELITY ADVISOR EQUITY INCOME FUND - CLASS A

Investment Objective: Seeks to obtain reasonable income from a portfolio consisting primarily of income-producing equity securities, with a secondary emphasis on growth potential. Fidelity Management & Research Company serves as the Fund's investment adviser.

FIDELITY ADVISOR GROWTH OPPORTUNITIES FUND - CLASS A

Investment Objective: Pursues capital growth that exceeds market performance through investments in growth, cyclical, and value stocks, and securities convertible to common stocks. Fidelity Management & Research Company serves as the Fund's investment adviser.

                                   37 of 116

FIDELITY ADVISOR HIGH YIELD FUND - CLASS T

Investment Objective: A bond Fund designed to meet the needs of the long-term investor, seeking above-average monthly income and potential capital growth by investing in lower-rated, high-yielding, fixed income securities. Fidelity Management & Research Company serves as the Fund's investment adviser.

FRANKLIN MUTUAL SERIES FUND, INC. - MUTUAL SHARES FUND: CLASS A

Investment Objective: Seeks capital appreciation, which may occasionally be short-term. Income is a secondary objective. The Fund seeks to meet its objectives by primarily investing in common stock, preferred stock and corporate debt securities which may be convertible into common stock. Franklin Mutual serves as the Fund's investment adviser.

INVESCO DYNAMICS FUND

Investment Objective: To seek appreciation of capital through aggressive investment policies. The Fund invests primarily in common stocks of U.S. companies traded on national securities exchanges and over-the-counter. The Fund also has the flexibility to invest in preferred stocks and convertible or straight issues of debentures, as well as foreign securities. INVESCO Funds Group, Inc. serves as the Fund's investment adviser. INVESCO Trust Company serves as the Fund's sub-adviser.

INVESCO TOTAL RETURN FUND

Investment Objective: To seek to achieve a high total return on investment through capital appreciation and current income by investing in a combination of equity securities (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities. The equity securities purchased by the Fund generally will be issued by companies which are listed on a national securities exchange and which usually pay regular dividends. This Fund seeks reasonably consistent total returns over a variety of market cycles. INVESCO Funds Group, Inc. serves as the Fund's investment adviser. INVESCO Capital Management, Inc.
serves as the Fund's sub-adviser.

JANUS FUND

Investment Objective: Seeks long-term growth of capital by investing primarily in common stocks of a large number of issuers of any size. Generally this Fund emphasizes issuers with larger market capitalizations. Janus Capital Corporation serves as the Fund's investment adviser.

JANUS TWENTY FUND

Investment Objective: Seeks growth of capital in a manner consistent with the preservation of capital. Under normal conditions, the Fund will concentrate its investments in a core position of 20-30 common stocks. However, the percentage of the Fund's assets invested in common stocks will vary, depending upon its investment adviser's opinion of prevailing market, financial and economic conditions. Consequently, the Fund may at times hold substantial positions in cash, or interest bearing securities. Janus Capital Corporation serves as the Fund's investment adviser.

JANUS WORLDWIDE FUND

Investment Objective: To seek long-term growth of capital in a manner consistent with the preservation of capital. The objective is pursued primarily through investments in common stocks of foreign and domestic issuers. The Fund may invest on a worldwide basis in companies and organizations of any size, regardless of country of organization or place of principal business activity. The Fund normally invests in issuers from at least five different countries. Janus Capital Corporation serves as the Fund's investment adviser.

LAZARD SMALL CAP PORTFOLIO - OPEN SHARES

Investment Objective: To seek capital appreciation through investing primarily in equity securities of companies with market capitalizations under $1 billion that are believed by the investment adviser to be inexpensively priced relative to the return on total capital or

                                   38 of 116
equity. Lazard Asset Management serves as the Fund's investment adviser.

NATIONWIDE(R) BOND FUND - CLASS D

Investment Objective: Seeks as high a level of income as is consistent with preservation of capital. The Fund invests primarily in fixed-income securities and currently focuses on corporate debt investments and U.S. Government mortgage-backed securities. Under normal market conditions, the dollar-weighted average portfolio maturity of the Fund will be intermediate, which is defined as being between six and ten years.

NATIONWIDE(R) FUND - CLASS D

Investment Objective: Seeks total return through a flexible combination of current income and capital appreciation. The Fund invests primarily in common stocks, but also in convertible securities, other equity securities, bonds and money market obligations.

NATIONWIDE(R) GROWTH FUND - CLASS D

Investment Objective: Seeks long-term capital appreciation. The Fund invests primarily in equity securities of companies of all sizes. Major emphasis in the selection of securities is placed on companies which have capable management, and are in fields where social and economic trends, technological developments, and new processes or products indicate a potential for greater-than-average growth.

NATIONWIDE(R) MONEY MARKET FUND

Investment Objective: Seeks as high a level of current income as is consistent with the preservation of capital and maintenance of liquidity. The Fund invests in high-quality money market instruments maturing in 397 days or less.

NATIONWIDE(R) INTERMEDIATE U.S. GOVERNMENT BOND FUND - CLASS D

Investment Objective: Seeks as high a level of current income as is consistent with the preservation of capital. The Fund invests in securities of the U.S. Government and its agencies and instrumentalities. The average duration of the Fund will be between three and a half and six years.

NATIONWIDE S&P 500(R) INDEX FUND - CLASS R

Investment Objective: To provide investment results that correspond to the price and yield performance of publicly traded common stocks as represented by the Standard & Poor's 500 Composite Stock Price Index (the "Index"). The Fund attempts to be fully invested at all times in stocks that comprise the Index and stock index futures, and in any event, at least 80% of the Fund's net assets will be invested in stocks comprising the Index. Nationwide Advisory Services, Inc. serves as the Fund's investment adviser and The Dreyfus Corporation is the Fund's sub-adviser.

"S&P 500(R)" has been licensed for use by Nationwide Advisory Services, Inc. The Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Fund.

NEUBERGER BERMAN GENESIS TRUST

Investment Objective: Seeks capital appreciation by investing primarily in stocks of companies with small market capitalizations (usually up to $1.5 billion). The portfolio manager seeks to buy the stocks of strong companies with a history of solid performance and a proven management team, which are selling at attractive prices. Neuberger Berman Management Incorporated serves as the Fund's investment adviser

NEUBERGER BERMAN GUARDIAN TRUST

Investment Objective: Seeks capital appreciation through investments generally in dividend-paying issues of established companies that its investment officers believe are well managed. The emphasis of the Fund's investments is on common stock. The Fund diversifies its holdings among different industries and different companies in light of conditions prevailing at any given time. Current income is a secondary objective. Neuberger Berman

                                   39 of 116

Management Incorporated serves as the Fund's investment adviser.

NEUBERGER BERMAN LIMITED MATURITY BOND TRUST

Investment Objective: Seeks highest current income consistent with low risk to principal and liquidity. The Fund invests in a diversified portfolio of short-to intermediate-term debt securities and other debt securities with special features producing similar price characteristics. Total return is a secondary objective. Neuberger Berman Management Incorporated serves as the Fund's investment adviser.

NEUBERGER BERMAN PARTNERS TRUST

Investment Objective: Seeks capital growth. The Fund invests in securities solely on the basis of management's evaluation of their investment merit and potential for growth using a value-oriented approach to the selection of individual securities. The Fund's management believes that the Fund is an attractive investment vehicle for conservative investors who are interested in long-term appreciation from stock investments, but who have a low tolerance for risk. Neuberger Berman Management Incorporated serves as the Fund's investment adviser.

OPPENHEIMER GLOBAL FUND: CLASS A

Investment Objective: Seeks capital appreciation. The Fund emphasizes investment in foreign and domestic securities considered by the Fund's investment manager to have appreciation possibilities, primarily common stocks or securities having investment characteristics of common stocks (such as convertible securities) of "growth-type" companies. As a matter of fundamental policy, under normal market conditions, the Fund will invest its total assets in securities of issuers traded in markets in at least three different countries (which may include the United States). The portfolio may also emphasize securities of cyclical industries and "special situations" when the Fund's manager believes that they present opportunities for capital growth. The remainder of the Fund's invested assets will be invested in securities for liquidity purposes. OppenheimerFunds, Inc. serves as the Fund's investment adviser.

PRESTIGE BALANCED FUND - CLASS A

Investment Objective: To provide a high total return from a diversified portfolio of equity and fixed income securities. The Fund seeks to provide a total return that approaches the total return of the universe of equity securities of large and medium sized companies and that exceeds the return typical of a portfolio of fixed income securities. Under normal market conditions, the Fund will invest approximately 60% of its assets in equity securities and 40% in fixed income securities. The equity securities will primarily be securities of large and medium sized companies included in the Standard & Poor's 500 Composite Stock Price Index, and the fixed income securities will cover a range of fixed income sectors and securities, including government, corporate, asset-backed and mortgage-backed securities. Nationwide Advisory Services, Inc. serves as the Fund's investment adviser and J.P. Morgan Investment Management Inc. is the Fund's sub-adviser.

PRESTIGE INTERNATIONAL FUND - CLASS A

Investment Objective: Capital appreciation. The Fund seeks to accomplish its investment objective by investing primarily in equity securities of non-United States companies that, in the opinion of its subadviser, are inexpensively priced relative to the return on total capital or equity. The Fund invests primarily in equity securities of non-United States companies. Under normal market conditions, the Fund will invest at least 80% of the value of its total assets in the equity securities of companies within at least three different countries (not including the United States). Nationwide Advisory Services, Inc. serves as the Fund's investment adviser and Lazard Asset Management is the Fund's sub-adviser.

PRESTIGE LARGE CAP GROWTH FUND - CLASS A

Investment Objective: Long-term capital appreciation. The Fund seeks to achieve its investment objective from a broadly diversified

                                   40 of 116
portfolio of equity securities of large capitalization companies that are expected to have better prospects for earnings growth than the growth rate of the general domestic economy. Dividend income is a secondary objective. A large capitalization company is a company with a market capitalization and industry characteristics that are similar to companies in the Russell 1000(R) Growth Index, which currently have market capitalizations that range from $1.4 billion to $272 billion. Nationwide Advisory Services, Inc. serves as the Fund's investment adviser and Goldman Sachs Asset Management is the Fund's sub-adviser.

PRESTIGE LARGE CAP VALUE FUND - CLASS A

Investment Objective: To maximize total return, consisting of both capital appreciation and current income. The Fund seeks to achieve its investment objective by investing in U.S. equity securities that are currently undervalued as determined by its subadviser. Under normal market conditions, substantially all, but in no event less than 65% of the Fund's total assets will be invested in equity securities of large capitalization U.S. companies, including foreign companies whose securities are traded in the United States and who comply with U.S. accounting standards. A large capitalization company is a company with a market capitalization and industry characteristics that are similar to companies in the Russell 1000(R) Value Index, which currently have market capitalizations that range from $1.4 billion to $272 billion. Nationwide Advisory Services, Inc. serves as the Fund's investment adviser and Brinson Partners, Inc. is the Fund's sub-adviser.

PRESTIGE SMALL CAP FUND - CLASS A

Investment Objective: Long-term capital appreciation. The Fund seeks to accomplish its investment objective from a broadly diversified portfolio of equity securities issued by U.S. companies that have small market capitalizations. Under normal market conditions, the Fund will invest at least 65% of its total assets in equity securities of companies whose market capitalizations at the time of investment do not exceed 110% of the largest company in the Russell 2000(R) Small Stock Index; these companies currently have market capitalizations that range from $222 million to $1.4 billion. Nationwide Advisory Services, Inc. serves as the Fund's investment adviser and INVESCO Management & Research, Inc. serves as the Fund's sub-adviser, providing daily portfolio management for the Fund.

STRONG COMMON STOCK FUND, INC.

Investment Objective: To seek capital growth by investing in a diversified portfolio of equity securities which, in the opinion of the Fund's investment adviser, possess the potential for price appreciation. Strong Capital Management, Inc. serves as the Fund's investment adviser.

TEMPLETON FOREIGN FUND - CLASS A

Investment Objective: Seeks long-term capital growth through a flexible policy of investing in stocks and debt obligations of companies and governments outside the United States. Any income realized will be incidental.
Templeton Investment Counsel, Inc. serves as the Fund's investment adviser.

WARBURG PINCUS EMERGING GROWTH FUND: COMMON SHARES

Investment Objective: Seeks maximum capital appreciation by investing in equity securities of small- to medium-sized companies in the United States with emerging or renewed growth potential. Warburg, Pincus Counsellors, Inc., serves as the Fund's investment adviser.

WARBURG PINCUS GLOBAL FIXED INCOME FUND:
COMMON SHARES

Investment Objective: Seeks to maximize total investment return consistent with prudent investment management, consisting of a combination of interest income, currency gains and capital appreciation. The Fund will pursue its objective by investing in a portfolio principally consisting of investment grade fixed income securities of governmental and corporate issuers denominated id various currencies, including U.S. dollars. Warburg, Pincus Counsellors, Inc., serves as the Fund's investment adviser.

                                   41 of 116

                       STATEMENT OF ADDITIONAL INFORMATION
                               _________ __, 1999

                       DEFERRED VARIABLE ANNUITY CONTRACTS
                   ISSUED BY NATIONWIDE LIFE INSURANCE COMPANY
                    THROUGH ITS NATIONWIDE VARIABLE ACCOUNT

This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated ______ __, 1999. The prospectus may be obtained from Nationwide Life Insurance Company by writing P.
O. Box 16609, Columbus, Ohio 43216-6609, or calling 1-800-848-6631, TDD
1-800-238-3035.

                                TABLE OF CONTENTS

                                                                         PAGE

General Information and History............................................1
Services...................................................................1
Purchase of Securities Being Offered.......................................2
Underwriters...............................................................2
Advertising................................................................2
Annuity Payments...........................................................3
Financial Statements.......................................................4

GENERAL INFORMATION AND HISTORY

Nationwide Variable Account ("variable account") is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company as well. All of its common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of Nationwide. Nationwide is one of America's largest insurance and financial services family of companies, with combined assets of over $98.28 billion as of December 31, 1998.

SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each annuitant and the number and type of contract issued to each such annuitant and records with respect to the contract value of each contract.

The custodian of the assets of the variable account is Nationwide Advisory Services, Inc. ("NAS"). Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds. Nationwide, or affiliates Nationwide, may have entered into agreements with either the investment adviser or distributor for several of the underlying mutual funds. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular underlying mutual funds. These fees in no way affect the net asset value of the underlying mutual funds or fees paid by the annuitant.

                                   42 of 116

The audited financial statements have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, Two Nationwide Plaza, Columbus, Ohio 43215, and upon the authority of said firm as experts in accounting and auditing.

PURCHASE OF SECURITIES BEING OFFERED

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

UNDERWRITERS

The contracts, which are offered continuously, are distributed by NAS, Three Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. During the fiscal years ended December 31, 1998, 1997 and 1996 no underwriting commissions were paid by Nationwide to NAS.

CALCULATIONS OF PERFORMANCE

Any current yield quotations of the Nationwide Money Market Fund, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from annuitant accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The Nationwide Money Market Fund's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the Nationwide Money Market Fund.

The Nationwide Money Market Fund's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the Nationwide Money Market Fund determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described "Investment Manager and Other Services" in the Nationwide Money Market Fund's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that an annuitant's investment in the Nationwide Money Market Fund is not guaranteed or insured. Yield of other money market funds may not be comparable if a different base period or another method of calculation is used.

All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual total return is found by taking a hypothetical $1,000 investment in each of the sub-accounts' units on the first day of the period at the offering price, which is the accumulation unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total reflects the deduction of variable account charges of 1.75% (which includes the One-Year Step Up Death Benefit and GMIB). No deduction is made for premium taxes which may be assessed by certain states. Nonstandardized total return may also be advertised, and is calculated in a manner similar to standardized average annual total return except the nonstandardized

                                   43 of 116
total return is based on a hypothetical initial investment of $25,000. An assumed initial investment of $25,000 will be used because that figure more closely approximates the size of a typical contract than does the $1,000 figure used in calculating the standardized average annual total return quotations.

The standardized average annual total return and nonstandardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. The standardized average annual return will be based on rolling calendar quarters and will cover periods of one, five, and ten years, or a period covering the time the underlying mutual fund has been available in the variable account if the underlying mutual fund has not been available for one of the prescribed periods. Nonstandardized average annual total return will based on rolling calendar quarters and will cover periods of one, five and ten years, or a period covering the time the underlying mutual fund has been in existence.

Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance, is not a guarantee of future performance. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. An annuitant's account when redeemed may be more or less than original cost.

ANNUITY PAYMENTS

See "Frequency and Amount of Annuity Payments" located in the prospectus.


--------------------------------------------------------------------------------
     The Soloist Annuity II commenced sales in September, 1999. Therefore, the following financial statements do not reflect performance for the Soloist Annuity II. However, the financial statements do reflect performance for other annuity contracts issued through the Nationwide Variable Account.
--------------------------------------------------------------------------------

                                   44 of 116

--------------------------------------------------------------------------------

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors of Nationwide Life Insurance Company and
   Contract Owners of Nationwide Variable Account:

      We have audited the accompanying statement of assets, liabilities and contract owners' equity of Nationwide Variable Account as of December 31, 1998, and the related statements of operations and changes in contract owners' equity for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Variable Account as of December 31, 1998, and the results of its operations and its changes in contract owners' equity for each of the years in the two year period then ended in conformity with generally accepted accounting principles.

                                                                        KPMG LLP

Columbus, Ohio
February 5, 1999

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           NATIONWIDE VARIABLE ACCOUNT

          STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

                                December 31, 1998


ASSETS:

   Investments at market value:

American Century: Benham Short-Term Government Fund (ACBenSTGvt)
   318,360 shares (cost $3,023,746) .............................................   $ 3,037,155

American Century: Income & Growth Fund (ACIncGro)
   239,477 shares (cost $6,466,421) .............................................     7,004,694

American Century: Twentieth Century Growth Fund (ACTCGro)
   496,230 shares (cost $11,178,870) ............................................    13,477,614

American Century: Twentieth Century International Growth Fund (ACTCIntlGr)
   92,684 shares (cost $888,476) ................................................       887,911

American Century: Twentieth Century Ultra Fund (ACTCUltra)
   523,376 shares (cost $15,463,890) ............................................    17,485,992

Delaware Group Delchester High-Yield Bond Fund, Inc. -
Delchester Fund Institutional Class (DeHYBd)
   185,894 shares (cost $1,183,704) .............................................     1,093,058

Dreyfus A Bonds Plus, Inc. (DryABds)
   149,493 shares (cost $2,174,658) .............................................     2,092,907

Dreyfus Appreciation Fund, Inc. (DryApp)
   17,044 shares (cost $655,061) ................................................       717,021

Dreyfus Balanced Fund, Inc. (DryBal)
   9,850 shares (cost $165,759) .................................................       159,865

Dreyfus S&P 500 Index Fund (Dry500Ix)
   342,009 shares (cost $10,241,491) ............................................    12,445,691

The Dreyfus Third Century Fund, Inc. (Dry3dCen)
   87,714 shares (cost $974,509) ................................................     1,077,129

Evergreen Income and Growth Fund - Class Y (EvIncGro)
   62,239 shares (cost $1,302,771) ..............................................     1,281,509

Federated High Yield Trust (FedHiYld)
   54,906 shares (cost $487,047) ................................................       489,217

Federated Investment Series Funds, Inc. - Federated Bond Fund - Class F (FedBdFd)
   121,397 shares (cost $1,216,998) .............................................     1,205,468

Fidelity Advisor Balanced Fund - Class T (FABal)
   24,900 shares (cost $484,215) ................................................       465,377

Fidelity Advisor Equity Income Fund - Class T (FAEqInc)
   60,237 shares (cost $1,512,578) ..............................................     1,708,317

Fidelity Advisor Growth Opportunities Fund - Class T (FAGrOpp)
   145,021 shares (cost $6,129,380) .............................................     7,285,842


Fidelity Advisor High Yield Fund - Class T (FAHiYld)
   249,871 shares (cost $3,168,604) .............................................     2,831,038

Fidelity Asset Manager(TM) (FidAsMgr)
   238,304 shares (cost $4,125,986) .............................................     4,144,111

Fidelity Capital & Income Fund (FidCapInc)
   130,527 shares (cost $1,210,400) .............................................     1,211,289

Fidelity Equity-Income Fund (FidEqInc)
   307,411 shares (cost $12,698,617) ............................................    17,076,675

Fidelity Magellan(R) Fund (FidMgln)
   188,315 shares (cost $16,971,067) ............................................    22,752,212

Fidelity Puritan(R) Fund (FidPurtn)
   716,357 shares (cost $13,049,557) ............................................    14,377,276

Fidelity VIP - High Income Portfolio (FidVIPHI)
   10,523 shares (cost $119,580) ................................................       121,328

Franklin Mutual Series Fund Inc. - Mutual Shares Fund - Class 1 (FranMutSer)
   9,538 shares (cost $202,331) .................................................       185,899

Janus Fund (JanFund)
   181,212 shares (cost $4,911,487) .............................................     6,097,787

Janus Twenty Fund (Jan20Fd)
   307,989 shares (cost $11,441,360) ............................................    16,415,836

Janus Worldwide Fund (JanWrldwde)
   147,751 shares (cost $6,154,382) .............................................     6,997,491

Lazard Small Cap Portfolio - Open Shares (LazSmCap)
   26 shares (cost $454) ........................................................           454

MFS(R) World Governments Fund - Class A (MFSWdGvt)
   71,179 shares (cost $784,874) ................................................       751,652

Nationwide(R) Bond Fund - Class D (NWBdFd)
   164,377 shares (cost $1,548,837) .............................................     1,601,029

Nationwide(R) Fund - Class D (NWFund)
   230,420 shares (cost $6,212,047) .............................................     7,467,925

Nationwide(R) Growth Fund - Class D (NWGroFd)
   206,739 shares (cost $2,971,890) .............................................     3,543,500

Nationwide(R) Money Market Fund (NWMyMkt)
   11,440,557 shares (cost $11,440,557) .........................................    11,440,557

Nationwide(R) Intermediate U.S. Government Bond Fund - Class D(NWUSGvt)
   49,384 shares (cost $523,959) ................................................       517,051

Neuberger & Berman Genesis Trust (NBGenesTr)
   30,745 shares (cost $673,006) ................................................       625,352

Neuberger & Berman Guardian Trust (NBGuardTr)
   334,515 shares (cost $8,494,757) .............................................     7,499,825

Neuberger & Berman Limited Maturity Bond Fund (NBLtdMat)
   99,401 shares (cost $991,117) ................................................       981,091

Neuberger & Berman Partners Fund (NBPartFd)
   365,841 shares (cost $9,830,942) .............................................     9,328,945

                                                                     (Continued)


 Oppenheimer Global Fund - Class A (OppGlob)
    170,554 shares (cost $7,334,345) ............................................     7,265,612

 Phoenix Balanced Fund Series - Class A (PhxBalFd)
    45,951 shares (cost $754,993) ...............................................       795,880

 Prestige International Fund - Class A (PrInt)
    172 shares (cost $1,815) ....................................................         1,815

 Prestige Small Cap Fund - Class A (PrSmCap)
    42 shares (cost $454) .......................................................           454

 Strong Total Return Fund, Inc. (StTotRet)
    58,723 shares (cost $1,684,593) .............................................     2,024,753

 Templeton Foreign Fund - Class I (TemForFd)
    485,063 shares (cost $4,900,840) ............................................     4,069,681

 Warburg Pincus Emerging Growth Fund - Common Shares (WPEmGro)
    124,909 shares (cost $4,433,313) ............................................     4,992,600

 Warburg Pincus Global Fixed - Income Fund - Common Shares (WPGlFxInc)
    14,142 shares (cost $148,345) ...............................................       149,910
                                                                                   ------------

       Total investments ........................................................   227,183,795

Accounts receivable .............................................................        42,466
                                                                                   ------------

       Total assets .............................................................   227,226,261

Accounts payable ................................................................           308
                                                                                   ------------

Contract owners' equity (note 4) ................................................  $227,225,953
                                                                                   ============

See accompanying notes to financial statements.
--------------------------------------------------------------------------------

                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                               TOTAL                            ACBENSTGVT
                                                    ---------------------------         ---------------------------
                                                      1998            1997                1998            1997
                                                   -------------   -------------       -------------   -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ........................   $   3,196,414        2,943,209          162,608          177,782
  Mortality, expense and administration
    charges (note 2) ..........................      (2,533,959)      (1,849,500)         (40,633)         (42,118)
                                                  -------------    -------------    -------------    -------------
    Net investment activity ...................         662,455        1,093,709          121,975          135,664
                                                  -------------    -------------    -------------    -------------

  Proceeds from mutual fund shares sold .......      56,416,999       47,219,466          723,023          925,121
  Cost of mutual fund shares sold .............     (48,174,169)     (41,630,262)        (721,176)        (914,401)
                                                  -------------    -------------    -------------    -------------
    Realized gain (loss) on investments .......       8,242,830        5,589,204            1,847           10,720
  Change in unrealized gain (loss)
    on investments ............................      14,063,893        6,076,074           17,698           (2,838)
                                                  -------------    -------------    -------------    -------------
    Net gain (loss) on investments ............      22,306,723       11,665,278           19,545            7,882
                                                  -------------    -------------    -------------    -------------
  Reinvested capital gains ....................      11,574,852       13,114,383                -                -
                                                  -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
      equity resulting from operations ........      34,544,030       25,873,370          141,520          143,546
                                                  -------------    -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................      53,270,516       36,040,726          668,275          178,490
  Transfers between funds .....................               -                -            7,071          (53,232)
  Redemptions .................................     (23,621,452)     (12,768,924)        (835,080)        (517,635)
  Annuity benefits ............................         (27,891)         (17,520)            (952)            (938)
  Annual contract maintenance charge (note 2)..        (169,891)        (108,625)          (1,748)          (1,865)
  Contingent deferred sales charges (note 2) ..        (324,873)        (262,567)          (1,752)         (15,741)
  Adjustments to maintain reserves ............             788            9,849              290              301
                                                  -------------    -------------    -------------    -------------
    Net equity transactions ...................      29,127,197       22,892,939         (163,896)        (410,620)
                                                  -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........      63,671,227       48,766,309          (22,376)        (267,074)
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD ...     163,554,726      114,788,417        3,059,798        3,326,872
                                                  -------------    -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $ 227,225,953      163,554,726        3,037,422        3,059,798
                                                  =============    =============    =============    =============




                                                            ACINCGRO                           ACTCGRO
                                                   ---------------------------       ---------------------------
                                                       1998            1997              1998            1997
                                                  -------------   -------------     -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ........................   $      64,541           15,209                -                -
  Mortality, expense and administration
    charges (note 2) ..........................         (61,634)         (12,374)        (152,386)        (134,498)
                                                  -------------    -------------    -------------    -------------
    Net investment activity ...................           2,907            2,835         (152,386)        (134,498)
                                                  -------------    -------------    -------------    -------------

  Proceeds from mutual fund shares sold .......       2,702,912        1,753,420        1,724,411        2,899,543
  Cost of mutual fund shares sold .............      (2,527,718)      (1,566,771)      (1,226,965)      (2,626,829)
                                                  -------------    -------------    -------------    -------------
    Realized gain (loss) on investments .......         175,194          186,649          497,446          272,714
  Change in unrealized gain (loss)
       on investments..........................         627,403          (79,760)         968,585          768,718
                                                  -------------    -------------    -------------    -------------
    Net gain (loss) on investments ............         802,597          106,889        1,466,031        1,041,432
                                                  -------------    -------------    -------------    -------------
  Reinvested capital gains ....................         275,147          150,836        2,228,156        1,546,715
                                                  -------------    -------------    -------------    -------------
   Net increase (decrease) in contract owners'.
        equity resulting from operations ......       1,080,651          260,560        3,541,801        2,453,649
                                                  -------------    -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................       2,774,469          589,787          646,577          482,037
  Transfers between funds .....................       1,481,828          869,824         (134,689)        (543,754)
  Redemptions .................................        (220,883)         (14,946)      (1,058,730)      (1,535,818)
  Annuity benefits ............................               -                -          (12,964)          (4,775)
  Annual contract maintenance charge (note 2) .          (2,588)            (224)         (14,839)         (16,461)
  Contingent deferred sales charges (note 2) ..          (5,005)             (78)          (6,993)         (16,969)
  Adjustments to maintain reserves ............            (981)              (3)           3,397            9,189
                                                  -------------    -------------    -------------    -------------
      Net equity transactions .................       4,026,840        1,444,360         (578,241)      (1,626,551)
                                                  -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       5,107,491        1,704,920        2,963,560          827,098
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD ...       1,896,251          191,331       10,517,144        9,690,046
                                                  -------------    -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $   7,003,742        1,896,251       13,480,704       10,517,144
                                                  =============    =============    =============    =============

(Continued)

                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                            ACTCINTLGR                       ACTCULTRA
                                                    ---------------------------     ---------------------------
                                                      1998              1997             1998             1997
                                                  -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ........................   $       1,491            1,451                -            4,160
  Mortality, expense and administration
    charges (note 2) ..........................         (10,515)          (7,272)        (183,975)        (122,017)
                                                  -------------    -------------    -------------    -------------
    Net investment activity ...................          (9,024)          (5,821)        (183,975)        (117,857)
                                                  -------------    -------------    -------------    -------------

  Proceeds from mutual fund shares sold .......         622,576          411,368        1,479,795        1,635,447
  Cost of mutual fund shares sold .............        (562,613)        (361,201)      (1,263,460)      (1,055,134)
                                                  -------------    -------------    -------------    -------------
    Realized gain (loss) on investments .......          59,963           50,167          216,335          580,313
  Change in unrealized gain (loss) on investments        35,468          (27,035)       2,426,265         (936,614)
                                                  -------------    -------------    -------------    -------------
    Net gain (loss) on investments ............          95,431           23,132        2,642,600         (356,301)
                                                  -------------    -------------    -------------    -------------
  Reinvested capital gains ....................          12,976           65,811        1,488,048        2,211,772
                                                  -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
        equity resulting from operations ......          99,383           83,122        3,946,673        1,737,614
                                                  -------------    -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................         282,424          154,962        3,883,377        3,371,633
  Transfers between funds .....................          47,185          (81,095)        (311,089)        (589,520)
  Redemptions .................................         (38,282)        (151,902)      (1,084,444)        (729,493)
  Annuity benefits ............................               -                -                -                -
  Annual contract maintenance charge (note 2) .            (677)            (269)         (14,129)          (7,543)
  Contingent deferred sales charges (note 2) ..            (699)          (6,228)         (23,446)         (23,504)
  Adjustments to maintain reserves ............              14              (16)             172               96
                                                  -------------    -------------    -------------    -------------
      Net equity transactions .................         289,965          (84,548)       2,450,441        2,021,669
                                                  -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........         389,348           (1,426)       6,397,114        3,759,283
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD ...         498,568          499,994       11,089,110        7,329,827
                                                  -------------    -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $     887,916          498,568       17,486,224       11,089,110
                                                  =============    =============    =============    =============





                                                               DEHYBD                            DRYABDS
                                                     ---------------------------        ---------------------------
                                                         1998            1997               1998            1997
                                                     -------------   -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     123,276          116,418          115,918          109,727
  Mortality, expense and administration
    charges (note 2) ............................         (16,341)         (16,476)         (25,437)         (23,480)
                                                    -------------    -------------    -------------    -------------
    Net investment activity .....................         106,935           99,942           90,481           86,247
                                                    -------------    -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........         341,656          192,668        1,243,229          870,811
  Cost of mutual fund shares sold ...............        (327,084)        (185,268)      (1,219,521)        (874,737)
                                                    -------------    -------------    -------------    -------------
    Realized gain (loss) on investments .........          14,572            7,400           23,708           (3,926)
  Change in unrealized gain (loss) on investments        (151,204)          43,399         (120,982)          38,180
                                                    -------------    -------------    -------------    -------------
    Net gain (loss) on investments ..............        (136,632)          50,799          (97,274)          34,254
                                                    -------------    -------------    -------------    -------------
  Reinvested capital gains ......................               -                -           32,247           21,033
                                                    -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
        equity resulting from operations ........         (29,697)         150,741           25,454          141,534
                                                    -------------    -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................         156,659          236,070          545,761          592,080
  Transfers between funds .......................        (127,468)         143,298          (80,789)        (506,273)
  Redemptions ...................................        (241,587)        (144,393)        (241,342)        (228,961)
  Annuity benefits ..............................               -                -                -                -
  Annual contract maintenance charge (note 2) ...            (495)            (393)          (1,451)          (1,091)
  Contingent deferred sales charges (note 2) ....          (1,713)          (3,311)          (3,165)          (3,508)
  Adjustments to maintain reserves ..............             (83)              20             (408)               6
                                                    -------------    -------------    -------------    -------------
      Net equity transactions ...................        (214,687)         231,291          218,606         (147,747)
                                                    -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........        (244,384)         382,032          244,060           (6,213)
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       1,340,246          958,214        1,848,441        1,854,654
                                                    -------------    -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   1,095,862        1,340,246        2,092,501        1,848,441
                                                    =============    =============    =============    =============



                         NATIONWIDE VARIABLE ACCOUNT
                     STATEMENTS OF OPERATIONS AND CHANGES
                          IN CONTRACT OWNERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                 DRYAPP                          DRYBAL
                                                      ---------------------------     ---------------------------
                                                         1998            1997            1998            1997
                                                    -------------    -------------   -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $       3,740                -           3,036                -
  Mortality, expense and administration
    charges (note 2) ............................          (3,370)               -          (1,249)               -
                                                    -------------    -------------   -------------    -------------
    Net investment activity .....................             370                -           1,787                -
                                                    -------------    -------------   -------------    -------------

  Proceeds from mutual fund shares sold .........         108,365                -          38,449                -
  Cost of mutual fund shares sold ...............        (104,926)               -         (38,148)               -
                                                    -------------    -------------   -------------    -------------
    Realized gain (loss) on investments .........           3,439                -             301                -
  Change in unrealized gain (loss) on
    investments .................................          61,961                -          (5,894)               -
                                                    -------------    -------------   -------------    -------------
    Net gain (loss) on investments ..............          65,400                -          (5,593)               -
                                                    -------------    -------------   -------------    -------------
  Reinvested capital gains ......................           1,147                -           8,351                -
                                                    -------------    -------------   -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........          66,917                -           4,545                -
                                                    -------------    -------------   -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................         301,616                -         123,154                -
  Transfers between funds .......................         367,247                -          63,401                -
  Redemptions ...................................         (18,608)               -         (31,225)               -
  Annuity benefits ..............................               -                -               -                -
  Annual contract maintenance charge (note 2) ...            (113)               -              (9)               -
  Contingent deferred sales charges (note 2) ....             (36)               -               -                -
  Adjustments to maintain reserves ..............             273                -             (50)               -
                                                    -------------    -------------   -------------    -------------
      Net equity transactions ...................         650,379                -         155,271                -
                                                    -------------    -------------   -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........         717,296                -         159,816                -
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....               -                -               -                -
                                                    -------------    -------------   -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $     717,296                -         159,816                -
                                                    =============    =============   =============    =============





                                                            DRY500IX                          DRY3DCEN
                                                   ---------------------------       ---------------------------
                                                       1998             1997             1998            1997
                                                  -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ........................   $     120,795           76,946                -            1,186
  Mortality, expense and administration
    charges (note 2) ..........................        (129,044)         (65,774)         (11,355)          (7,462)
                                                  -------------    -------------    -------------    -------------
    Net investment activity ...................          (8,249)          11,172          (11,355)          (6,276)
                                                  -------------    -------------    -------------    -------------

  Proceeds from mutual fund shares sold .......       2,847,389        2,535,120          277,680          479,349
  Cost of mutual fund shares sold .............      (2,101,605)      (2,054,865)        (215,841)        (427,821)
                                                  -------------    -------------    -------------    -------------
    Realized gain (loss) on investments .......         745,784          480,255           61,839           51,528
  Change in unrealized gain (loss) on invest ..       1,493,487          604,315           68,617           39,050
                                                  -------------    -------------    -------------    -------------
    Net gain (loss) on investments ............       2,239,271        1,084,570          130,456           90,578
                                                  -------------    -------------    -------------    -------------
  Reinvested capital gains ....................           2,453          117,343          106,354           53,383
                                                  -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
        equity resulting from operations ......       2,233,475        1,213,085          225,455          137,685
                                                  -------------    -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................       3,936,518        1,991,411          195,911          338,691
  Transfers between funds .....................           1,528        1,332,333            7,991           41,154
  Redemptions .................................      (1,319,672)        (182,233)         (70,148)        (125,882)
  Annuity benefits ............................               -                -                -                -
  Annual contract maintenance charge (note 2) .          (8,663)          (2,126)          (1,341)            (358)
  Contingent deferred sales charges (note 2) ..         (28,571)          (2,808)          (2,211)          (3,494)
  Adjustments to maintain reserves ............              51              420                1               33
                                                  -------------    -------------    -------------    -------------
    Net equity transactions ...................       2,581,191        3,136,997          130,203          250,144
                                                  -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........       4,814,666        4,350,082          355,658          387,829
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD ...       7,631,150        3,281,068          721,473          333,644
                                                  -------------    -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $  12,445,816        7,631,150        1,077,131          721,473
                                                  =============    =============    =============    =============

(Continued)

                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                               EVINCGRO                          FEDHIYLD
                                                      ---------------------------       ---------------------------
                                                         1998            1997            1998            1997
                                                    -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      53,014           46,100           10,742                -
  Mortality, expense and administration
    charges (note 2) ............................         (15,523)         (12,752)          (1,643)               -
                                                    -------------    -------------    -------------    -------------
    Net investment activity .....................          37,491           33,348            9,099                -
                                                    -------------    -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........         141,082          124,635            6,112                -
  Cost of mutual fund shares sold ...............        (121,276)        (118,286)          (6,420)               -
                                                    -------------    -------------    -------------    -------------
    Realized gain (loss) on investments .........          19,806            6,349             (308)               -
  Change in unrealized gain (loss) on invest ....        (202,823)         103,540            2,169                -
                                                    -------------    -------------    -------------    -------------
    Net gain (loss) on investments ..............        (183,017)         109,889            1,861                -
                                                    -------------    -------------    -------------    -------------
  Reinvested capital gains ......................         119,607           68,181                -                -
                                                    -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
        equity resulting from operations ........         (25,919)         211,418           10,960                -
                                                    -------------    -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................         529,511           60,014           52,736                -
  Transfers between funds .......................          (1,596)         (27,145)         427,826                -
  Redemptions ...................................        (329,204)         (50,285)          (2,247)               -
  Annuity benefits ..............................               -                -                -                -
  Annual contract maintenance charge (note 2) ...            (584)            (423)             (13)               -
  Contingent deferred sales charges (note 2) ....            (286)          (1,158)             (46)               -
  Adjustments to maintain reserves ..............               3               10              162                -
                                                    -------------    -------------    -------------    -------------
    Net equity transactions ...................           197,844          (18,987)         478,418                -
                                                    -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........         171,925          192,431          489,378                -
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       1,109,581          917,150                -                -
                                                    -------------    -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   1,281,506        1,109,581          489,378                -
                                                    =============    =============    =============    =============




                                                                      FEDBDFD                           FABAL
                                                            ---------------------------      ---------------------------
                                                                1998            1997          1998           1997
                                                           -------------  -------------  -------------  -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ...................................   $    63,263         21,641         11,502          3,087
  Mortality, expense and administration
    charges (note 2) .....................................       (11,793)        (3,878)        (4,942)        (1,279)
                                                             -----------    -----------    -----------    -----------
    Net investment activity ..............................        51,470         17,763          6,560          1,808
                                                             -----------    -----------    -----------    -----------

  Proceeds from mutual fund shares sold ..................        87,912         36,495        463,667         20,257
  Cost of mutual fund shares sold ........................       (85,985)       (36,293)      (435,638)       (18,774)
                                                             -----------    -----------    -----------    -----------
    Realized gain (loss) on investments ..................         1,927            202         28,029          1,483
  Change in unrealized gain (loss) on investments.........       (22,462)        11,825        (21,984)         2,888
                                                             -----------    -----------    -----------    -----------
    Net gain (loss) on investments .......................       (20,535)        12,027          6,045          4,371
                                                             -----------    -----------    -----------    -----------
  Reinvested capital gains ...............................             -              -         35,081          9,912
                                                             -----------    -----------    -----------    -----------
   Net increase (decrease) in contract owners'
        equity resulting from operations .................        30,935         29,790         47,686         16,091
                                                             -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ......................................       217,429         42,403        285,138        115,578
  Transfers between funds ................................       627,230        206,842        (26,713)        23,256
  Redemptions ............................................       (41,428)        (7,402)       (15,263)        (8,828)
  Annuity benefits .......................................             -              -              -              -
  Annual contract maintenance charge (note 2) ............          (198)           (21)          (415)           (76)
  Contingent deferred sales charges (note 2) .............            (1)             -           (539)          (348)
  Adjustments to maintain reserves .......................            (3)            (6)           (12)           (26)
                                                             -----------    -----------    -----------    -----------
    Net equity transactions ..............................       803,029        241,816        242,196        129,556
                                                             -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY ....................       833,964        271,606        289,882        145,647
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD ..............       371,500         99,894        175,488         29,841
                                                             -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END OF PERIOD ....................   $ 1,205,464        371,500        465,370        175,488
                                                             ===========    ===========    ===========    ===========



                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                             FAEQINC                         FAGROPP
                                                    ---------------------------     ---------------------------
                                                      1998             1997             1998             1997
                                                  -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends .......................... $      10,023            9,331           48,032           48,467
  Mortality, expense and administration
    charges (note 2) ............................       (18,599)         (12,553)         (78,505)         (46,701)
                                                  -------------    -------------    -------------    -------------
    Net investment activity .....................        (8,576)          (3,222)         (30,473)           1,766
                                                  -------------    -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........       319,587          146,787        1,353,752        1,220,774
  Cost of mutual fund shares sold ...............      (238,766)        (121,404)      (1,094,861)        (997,920)
                                                  -------------    -------------    -------------    -------------
    Realized gain (loss) on investments .........        80,821           25,383          258,891          222,854
  Change in unrealized gain (loss) on investments        55,249          113,836          732,635          375,374
                                                  -------------    -------------    -------------    -------------
    Net gain (loss) on investments ..............       136,070          139,219          991,526          598,228
                                                  -------------    -------------    -------------    -------------
  Reinvested capital gains ......................        71,848           67,192          251,548          246,460
                                                  -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
        equity resulting from operations ........       199,342          203,189        1,212,601          846,454
                                                  -------------    -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................       451,869          197,077        1,711,707        1,354,651
  Transfers between funds .......................        35,389          169,371          (64,906)         633,126
  Redemptions ...................................      (185,723)         (41,115)        (359,563)        (155,973)
  Annuity benefits ..............................             -                -                -                -
  Annual contract maintenance charge (note 2) ...        (1,384)            (369)          (5,519)          (1,594)
  Contingent deferred sales charges (note 2) ....        (1,588)          (1,252)          (6,868)          (4,894)
  Adjustments to maintain reserves ..............            (6)              23               44               78
                                                  -------------    -------------    -------------    -------------
    Net equity transactions ...................         298,557          323,735        1,274,895        1,825,394
                                                  -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........       497,899          526,924        2,487,496        2,671,848
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....     1,210,420          683,496        4,798,392        2,126,544
                                                  -------------    -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ........... $   1,708,319        1,210,420        7,285,888        4,798,392
                                                  =============    =============    =============    =============



                                                                FAHIYLD                     FIDASMGR
                                                      ---------------------------    ---------------------------
                                                           1998           1997            1998            1997
                                                     --------------  -------------  -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     255,735        148,014          117,170          110,938
  Mortality, expense and administration
    charges (note 2) ............................         (38,336)       (20,450)         (49,446)         (42,804)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................         217,399        127,564           67,724           68,134
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........       1,050,322        321,627          896,828          821,473
  Cost of mutual fund shares sold ...............      (1,032,112)      (303,939)        (671,236)        (677,732)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........          18,210         17,688          225,592          143,741
  Change in unrealized gain (loss) on investments        (349,860)         5,965         (393,169)         197,082
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............        (331,650)        23,653         (167,577)         340,823
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................          31,024         51,990          626,712          205,712
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........         (83,227)       203,207          526,859          614,669
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................         814,267        743,205          740,021          634,370
  Transfers between funds .......................        (223,421)       829,565          (76,681)        (301,774)
  Redemptions ...................................        (195,080)       (78,562)        (694,794)        (313,159)
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...          (1,287)          (449)          (2,816)          (2,060)
  Contingent deferred sales charges (note 2) ....          (3,651)        (1,423)         (16,506)          (8,276)
  Adjustments to maintain reserves ..............             446           (337)              21               43
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................         391,274      1,491,999          (50,755)           9,144
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........         308,047      1,695,206          476,104          623,813
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       2,492,698        797,492        3,668,034        3,044,221
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   2,800,745      2,492,698        4,144,138        3,668,034
                                                    =============  =============    =============    =============

(Continued)

                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                               FIDCAPINC                      FIDEQINC
                                                     ---------------------------      ---------------------------
                                                         1998            1997            1998            1997
                                                    -------------   -------------   -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     117,272         87,131          269,798          309,641
  Mortality, expense and administration
    charges (note 2) ............................         (16,266)       (15,505)        (229,390)        (206,648)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................         101,006         71,626           40,408          102,993
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........         139,878        119,208        3,943,497        2,893,495
  Cost of mutual fund shares sold ...............        (116,142)      (102,280)      (2,379,246)      (1,851,804)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........          23,736         16,928        1,564,251        1,041,691
  Change in unrealized gain (loss) on investments        (112,592)        66,754         (528,172)       2,069,323
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............         (88,856)        83,682        1,036,079        3,111,014
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................          32,589              -          735,781          658,912
                                                    -------------  -------------    -------------    -------------
    Net increase (decrease) in contract owners'
       equity resulting from operations .........          44,739        155,308        1,812,268        3,872,919
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................           1,897              -        1,203,569        1,025,601
  Transfers between funds .......................          (8,199)        (2,573)      (1,030,099)          20,535
  Redemptions ...................................        (112,832)       (97,708)      (2,317,284)      (1,703,965)
  Annuity benefits ..............................          (1,566)        (1,097)          (4,684)          (3,737)
  Annual contract maintenance charge (note 2) ...          (1,764)        (2,112)         (17,633)         (16,868)
  Contingent deferred sales charges (note 2) ....            (290)          (281)         (13,552)         (14,857)
  Adjustments to maintain reserves ..............             144           (550)            (186)             293
                                                    -------------  -------------    -------------    -------------
    Net equity transactions .....................        (122,610)      (104,321)      (2,179,869)        (692,998)
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........         (77,871)        50,987         (367,601)       3,179,921
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       1,289,328      1,238,341       17,444,026       14,264,105
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   1,211,457      1,289,328       17,076,425       17,444,026
                                                    =============  =============    =============    =============



                                                               FIDMGIN                         FIDPURTN
                                                     ---------------------------      ---------------------------
                                                         1998            1997             1998            1997
                                                    -------------   -------------   -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     117,953         180,615         443,211          361,432
  Mortality, expense and administration
    charges (note 2) ............................        (234,858)       (171,071)       (173,935)        (129,814)
                                                    -------------   -------------   -------------    -------------
    Net investment activity .....................        (116,905)          9,544         269,276          231,618
                                                    -------------   -------------   -------------    -------------

  Proceeds from mutual fund shares sold .........       1,944,713       2,718,430       1,884,862        1,265,875
  Cost of mutual fund shares sold ...............      (1,734,936)     (2,272,279)     (1,482,526)      (1,040,109)
                                                    -------------   -------------   -------------    -------------
    Realized gain (loss) on investments .........         209,777         446,151         402,336          225,766
  Change in unrealized gain (loss) on investment        4,084,520       1,660,947         177,749          821,043
                                                    -------------   -------------   -------------    -------------
    Net gain (loss) on investments ..............       4,294,297       2,107,098         580,085        1,046,809
                                                    -------------   -------------   -------------    -------------
  Reinvested capital gains ......................         884,756         753,138       1,012,923          536,381
                                                    -------------   -------------   -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........       5,062,148       2,869,780       1,862,284        1,814,808
                                                    -------------   -------------   -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................       4,957,504       2,893,931       2,895,054        3,077,343
  Transfers between funds .......................        (286,839)     (1,898,187)       (942,420)        (390,612)
  Redemptions ...................................      (1,512,760)       (939,188)     (1,263,833)        (414,158)
  Annuity benefits ..............................               -               -               -                -
  Annual contract maintenance charge (note 2) ...         (16,887)        (12,358)         (9,022)          (6,296)
  Contingent deferred sales charges (note 2) ....         (31,705)        (27,286)        (23,520)         (12,075)
  Adjustments to maintain reserves ..............             251             349              89              105
                                                    -------------   -------------   -------------    -------------
      Net equity transactions ...................       3,109,564          17,261         656,348        2,254,307
                                                    -------------   -------------   -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........       8,171,712       2,887,041       2,518,632        4,069,115
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....      14,580,812      11,693,771      11,858,759        7,789,644
                                                    -------------   -------------   -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $  22,752,524      14,580,812      14,377,391       11,858,759
                                                    =============   =============   =============    =============


                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                             FIDVIPHI                       FRANMUTSER
                                                    ---------------------------     ---------------------------
                                                       1998             1997            1998             1997
                                                  -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ........................   $      19,285           18,061            3,923                -
  Mortality, expense and administration
    charges (note 2) ..........................          (2,858)          (3,314)          (1,297)               -
                                                  -------------    -------------    -------------    -------------
    Net investment activity ...................          16,427           14,747            2,626                -
                                                  -------------    -------------    -------------    -------------

  Proceeds from mutual fund shares sold .......         146,537           39,981           34,211                -
  Cost of mutual fund shares sold .............        (137,310)         (37,078)         (39,523)               -
                                                  -------------    -------------    -------------    -------------
    Realized gain (loss) on investments .......           9,227            2,903           (5,312)               -
  Change in unrealized gain (loss)
       on investments .........................         (46,265)          20,298          (16,432)               -
                                                  -------------    -------------    -------------    -------------
    Net gain (loss) on investments ............         (37,038)          23,201          (21,744)               -
                                                  -------------    -------------    -------------    -------------
  Reinvested capital gains ....................          12,254            2,232           10,640                -
                                                  -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
        equity resulting from operations ......          (8,357)          40,180           (8,478)               -
                                                  -------------    -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...........................               -                -          151,888                -
  Transfers between funds .....................        (132,120)          (4,194)          43,975                -
  Redemptions .................................         (11,242)         (32,145)          (1,472)               -
  Annuity benefits ............................               -                -                -                -
  Annual contract maintenance charge (note 2) .            (110)            (222)             (16)               -
  Contingent deferred sales charges (note 2) ..               -              (95)               -                -
  Adjustments to maintain reserves ............              (4)            (196)              96                -
                                                  -------------    -------------    -------------    -------------
    Net equity transactions ...................        (143,476)         (36,852)         194,471                -
                                                  -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY .........        (151,833)           3,328          185,993                -
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD ...         273,172          269,844                -                -
                                                  -------------    -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD .........   $     121,339          273,172          185,993                -
                                                  =============    =============    =============    =============




                                                               JANFUND                          JAN20FD
                                                     ---------------------------      ---------------------------
                                                         1998            1997             1998            1997
                                                    -------------  -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      13,196         26,556           42,176           16,202
  Mortality, expense and administration
    charges (note 2) ............................         (59,083)       (36,518)        (127,040)         (64,389)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................         (45,887)        (9,962)         (84,864)         (48,187)
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........         630,648        441,921        2,274,301        2,411,435
  Cost of mutual fund shares sold ...............        (554,019)      (403,087)      (1,711,517)      (2,113,928)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........          76,629         38,834          562,784          297,507
  Change in unrealized gain (loss) on
   investments ..................................       1,321,824        (64,982)       5,023,354          127,847
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............       1,398,453        (26,148)       5,586,138          425,354
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................         144,449        543,614           91,123          734,575
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........       1,497,015        507,504        5,592,397        1,111,742
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................       1,312,739      1,003,807        3,053,816        1,839,757
  Transfers between funds .......................         123,452        441,173        2,754,222          185,607
  Redemptions ...................................        (273,851)      (111,066)        (867,882)        (607,222)
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...          (3,757)        (1,046)          (8,378)          (2,887)
  Contingent deferred sales charges (note 2) ....          (5,439)        (1,859)         (17,610)         (17,382)
  Adjustments to maintain reserves ..............              87              5              447               80
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................       1,153,231      1,331,014        4,914,615        1,397,953
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........       2,650,246      1,838,518       10,507,012        2,509,695
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       3,447,634      1,609,116        5,909,299        3,399,604
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   6,097,880      3,447,634       16,416,311        5,909,299
                                                    =============  =============    =============    =============



(Continued)

                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                              JANWRLDWDE                       LAZSMCAP
                                                    ---------------------------     ---------------------------
                                                         1998            1997            1998            1997
                                                    -------------   -------------   -------------   -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      27,824         19,023                -                -
  Mortality, expense and administration
    charges (note 2) ............................         (73,506)       (31,612)               -                -
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................         (45,682)       (12,589)               -                -
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........       1,326,534        584,448                -                -
  Cost of mutual fund shares sold ...............      (1,091,427)      (530,660)               -                -
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........         235,107         53,788                -                -
  Change in unrealized gain (loss) on investments         896,338        (29,732)               -                -
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............       1,131,445         24,056                -                -
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................               -        252,002                -                -
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........       1,085,763        263,469                -                -
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................       2,138,597      1,462,110                -                -
  Transfers between funds .......................         111,111      1,864,319              454                -
  Redemptions ...................................        (301,152)       (78,572)               -                -
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...          (5,392)          (773)               -                -
  Contingent deferred sales charges (note 2) ....          (6,090)        (1,044)               -                -
  Adjustments to maintain reserves ..............              70           (145)              16                -
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................       1,937,144      3,245,895              470                -
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........       3,022,907      3,509,364              470                -
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       3,974,671        465,307                -                -
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   6,997,578      3,974,671              470                -
                                                    =============  =============    =============    =============




                                                               MFSWDGVT                          NWBDFD
                                                     ---------------------------      ---------------------------
                                                         1998            1997             1998            1997
                                                    -------------  -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      46,268         29,388           93,677           99,663
  Mortality, expense and administration
    charges (note 2) ............................          (9,446)       (11,467)         (20,893)         (20,516)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................          36,822         17,921           72,784           79,147
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........         254,224        436,153          536,549          485,789
  Cost of mutual fund shares sold ...............        (271,092)      (460,939)        (509,194)        (527,157)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........         (16,868)       (24,786)          27,355          (41,368)
  Change in unrealized gain (loss) on investments          (1,563)       (14,028)           2,462           78,384
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............         (18,431)       (38,814)          29,817           37,016
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................               -          3,807                -                -
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........          18,391        (17,086)         102,601          116,163
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................          53,676         35,762          373,966          218,598
  Transfers between funds .......................          10,990       (134,039)        (106,283)        (104,705)
  Redemptions ...................................         (84,094)      (161,551)        (479,980)        (130,239)
  Annuity benefits ..............................          (2,578)        (2,597)            (214)            (203)
  Annual contract maintenance charge (note 2) ...          (1,081)        (1,293)          (1,293)          (1,055)
  Contingent deferred sales charges (note 2) ....            (962)        (1,956)            (972)          (2,203)
  Adjustments to maintain reserves ..............             273            156               59                8
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................         (23,776)      (265,518)        (214,717)         (19,799)
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........          (5,385)      (282,604)        (112,116)          96,364
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....         761,789      1,044,393        1,713,185        1,616,821
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $     756,404        761,789        1,601,069        1,713,185
                                                    =============  =============    =============    =============


                         NATIONWIDE VARIABLE ACCOUNT
                     STATEMENTS OF OPERATIONS AND CHANGES
                          IN CONTRACT OWNERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                               NWFUND                          NWGROFD
                                                    ---------------------------     ---------------------------
                                                         1998            1997            1998            1997
                                                    -------------  -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      58,065         42,568            5,977           31,889
  Mortality, expense and administration
    charges (note 2) ............................         (79,929)       (43,646)         (53,844)         (53,875)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................         (21,864)        (1,078)         (47,867)         (21,986)
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........       2,006,814        422,079        2,457,885          615,042
  Cost of mutual fund shares sold ...............      (1,061,945)      (247,136)      (1,632,831)        (367,660)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........         944,869        174,943          825,054          247,382
  Change in unrealized gain (loss) on investments         168,811        627,149         (146,456)         124,155
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............       1,113,680        802,092          678,598          371,537
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................         351,018        218,982          224,429          533,665
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........       1,442,834      1,019,996          855,160          883,216
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................       2,518,633        613,432          390,995          163,823
  Transfers between funds .......................         286,664        548,513         (150,263)           2,896
  Redemptions ...................................      (1,272,428)      (165,231)      (1,950,035)        (318,735)
  Annuity benefits ..............................          (1,645)        (1,292)          (1,563)          (1,330)
  Annual contract maintenance charge (note 2) ...          (5,526)        (1,864)          (3,472)          (2,546)
  Contingent deferred sales charges (note 2) ....          (5,815)          (600)          (4,096)          (4,373)
  Adjustments to maintain reserves ..............            (970)        (1,053)             524              396
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................       1,518,913        991,905       (1,717,910)        (159,869)
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........       2,961,747      2,011,901         (862,750)         723,347
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       4,500,730      2,488,829        4,406,739        3,683,392
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   7,462,477      4,500,730        3,543,989        4,406,739
                                                    =============  =============    =============    =============




                                                               NWMYMKT                          NWUSGVT
                                                     ---------------------------      ---------------------------
                                                         1998            1997             1998            1997
                                                    -------------   -------------   -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     461,473         427,521          14,221            2,659
  Mortality, expense and administration
    charges (note 2) ............................        (122,488)       (111,984)         (3,754)            (600)
                                                    -------------   -------------   -------------    -------------
    Net investment activity .....................         338,985         315,537          10,467            2,059
                                                    -------------   -------------   -------------    -------------

  Proceeds from mutual fund shares sold .........      13,390,890      14,140,604         370,513           49,603
  Cost of mutual fund shares sold ...............     (13,390,890)    (14,140,604)       (365,796)         (49,605)
                                                    -------------   -------------   -------------    -------------
    Realized gain (loss) on investments .........               -               -           4,717               (2)
  Change in unrealized gain (loss) on investments               -               -          (8,808)           1,852
                                                    -------------   -------------   -------------    -------------
    Net gain (loss) on investments ..............               -               -          (4,091)           1,850
                                                    -------------   -------------   -------------    -------------
  Reinvested capital gains ......................               -               -           3,694                -
                                                    -------------   -------------   -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........         338,985         315,537          10,070            3,909
                                                    -------------   -------------   -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................       6,108,738       4,503,576         292,897           34,673
  Transfers between funds .......................         188,506      (3,008,782)        147,064          (23,833)
  Redemptions ...................................      (2,839,314)     (1,686,416)         (7,884)          (5,095)
  Annuity benefits ..............................          (1,725)         (1,551)              -                -
  Annual contract maintenance charge (note 2) ...          (8,599)         (7,909)           (162)             (40)
  Contingent deferred sales charges (note 2) ....         (48,336)        (24,598)           (105)            (238)
  Adjustments to maintain reserves ..............           1,133             309             796               (6)
                                                    -------------   -------------   -------------    -------------
      Net equity transactions ...................       3,400,403        (225,371)        432,606            5,461
                                                    -------------   -------------   -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........       3,739,388          90,166         442,676            9,370
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       7,765,550       7,675,384          75,160           65,790
                                                    -------------   -------------   -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $  11,504,938       7,765,550         517,836           75,160
                                                    =============   =============   =============    =============



(Continued)

                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                             NBGENESTR                       NBGUARD TR
                                                     ---------------------------     ---------------------------
                                                         1998            1997            1998            1997
                                                    -------------  -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $       3,629              -           43,561           43,637
  Mortality, expense and administration
    charges (note 2) ............................          (5,221)             -         (102,643)         (90,339)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................          (1,592)             -          (59,082)         (46,702)
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........          46,166              -        1,421,419          852,547
  Cost of mutual fund shares sold ...............         (51,966)             -       (1,295,137)        (629,818)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........          (5,800)             -          126,282          222,729
  Change in unrealized gain (loss) on investments         (47,655)             -       (1,131,594)        (237,797)
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............         (53,455)             -       (1,005,312)         (15,068)
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................           6,048              -        1,110,714        1,010,701
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........         (48,999)             -           46,320          948,931
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................         361,520              -        1,484,830        1,854,345
  Transfers between funds .......................         323,146              -       (1,057,014)          13,046
  Redemptions ...................................         (10,080)             -         (595,129)        (394,887)
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...             (57)             -           (5,098)          (3,499)
  Contingent deferred sales charges (note 2) ....             (76)             -           (8,659)          (9,677)
  Adjustments to maintain reserves ..............             267              -               (9)              88
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................         674,720              -         (181,079)       1,459,416
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........         625,721              -         (134,759)       2,408,347
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....               -              -        7,634,575        5,226,228
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $     625,721              -        7,499,816        7,634,575
                                                    =============  =============    =============    =============




                                                              NBLTDMAT                         NBPARTFD
                                                     ---------------------------      ---------------------------
                                                        1998            1997             1998            1997
                                                    -------------  -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      50,742         51,322                -           42,968
  Mortality, expense and administration
    charges (note 2) ............................         (11,240)       (10,612)        (112,673)         (75,592)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................          39,502         40,710         (112,673)         (32,624)
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........         212,801        512,384        1,369,375          893,439
  Cost of mutual fund shares sold ...............        (213,183)      (510,665)      (1,169,514)        (640,676)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........            (382)         1,719          199,861          252,763
  Change in unrealized gain (loss) on investments         (12,717)         1,619         (542,191)        (202,544)
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............         (13,099)         3,338         (342,330)          50,219
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................               -              -          808,960        1,320,713
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........          26,403         44,048          353,957        1,338,308
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................         348,091        352,479        3,047,800        1,735,386
  Transfers between funds .......................        (146,743)      (302,390)        (551,497)         616,650
  Redemptions ...................................         (31,227)      (126,409)        (922,110)        (393,918)
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...            (396)          (256)          (7,349)          (3,385)
  Contingent deferred sales charges (note 2) ....            (183)        (3,195)         (18,634)         (12,603)
  Adjustments to maintain reserves ..............             225             (2)             (27)              (5)
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................         169,767        (79,773)       1,548,183        1,942,125
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........         196,170        (35,725)       1,902,140        3,280,433
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....         785,148        820,873        7,426,836        4,146,403
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $     981,318        785,148        9,328,976        7,426,836
                                                    =============  =============    =============    =============



                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                               OPPGLOB                        PHXBALFD
                                                     ---------------------------     ---------------------------
                                                        1998            1997            1998            1997
                                                    -------------  -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      61,774         96,072           18,333           15,090
  Mortality, expense and administration
    charges (note 2) ............................         (85,201)       (65,639)          (9,786)          (7,320)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................         (23,427)        30,433            8,547            7,770
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........       2,675,792      1,614,192          143,908          215,973
  Cost of mutual fund shares sold ...............      (2,232,654)    (1,233,355)        (144,310)        (218,348)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........         443,138        380,837             (402)          (2,375)
  Change in unrealized gain (loss) on investments        (210,371)      (186,375)          80,132           (8,166)
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............         232,767        194,462           79,730          (10,541)
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................         475,445        665,438           29,498           93,626
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........         684,785        890,333          117,775           90,855
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................       1,551,016      1,205,785          143,962          213,816
  Transfers between funds .......................         (79,722)       (95,415)         (31,417)        (146,863)
  Redemptions ...................................        (562,042)      (404,533)         (95,632)         (24,836)
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...          (5,709)        (3,916)            (749)            (292)
  Contingent deferred sales charges (note 2) ....         (12,575)       (13,137)          (1,821)          (1,026)
  Adjustments to maintain reserves ..............          (5,842)            76               (7)               -
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................         885,126        688,860           14,336           40,799
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........       1,569,911      1,579,193          132,111          131,654
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       5,695,782      4,116,589          663,764          532,110
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   7,265,693      5,695,782          795,875          663,764
                                                    =============  =============    =============    =============






                                                                 PRINT                           PRSMCAP
                                                     ---------------------------      ---------------------------
                                                        1998            1997             1998            1997
                                                    -------------  -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends .......................... $             -              -                -                -
  Mortality, expense and administration
    charges (note 2) ............................               -              -                -                -
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................               -              -                -                -
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........               -              -                -                -
  Cost of mutual fund shares sold ...............               -              -                -                -
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........               -              -                -                -
  Change in unrealized gain (loss) on investments               -              -                -                -
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............               -              -                -                -
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................               -              -                -                -
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........               -              -                -                -
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................               -              -                -                -
  Transfers between funds .......................           1,815              -              454                -
  Redemptions ...................................               -              -                -                -
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...               -              -                -                -
  Contingent deferred sales charges (note 2) ....               -              -                -                -
  Adjustments to maintain reserves ..............               1              -               12                -
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................           1,816              -              466                -
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........           1,816              -              466                -
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....               -              -                -                -
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $       1,816              -              466                -
                                                    =============  =============    =============    =============


 (Continued)

                           NATIONWIDE VARIABLE ACCOUNT
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                               STTOTRET                        TEMFORFD
                                                    ---------------------------     ---------------------------
                                                           1998            1997            1998            1997
                                                    -------------   -------------   -------------   -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $       4,227          9,509          111,484          141,805
  Mortality, expense and administration
    charges (note 2) ............................         (22,635)       (18,949)         (59,378)         (59,161)
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................         (18,408)        (9,440)          52,106           82,644
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........         377,041        383,941        1,293,020          662,819
  Cost of mutual fund shares sold ...............        (384,883)      (343,668)      (1,287,738)        (572,838)
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........          (7,842)        40,273            5,282           89,981
  Change in unrealized gain (loss) on investments         473,589        (72,806)        (678,199)        (364,660)
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............         465,747        (32,533)        (672,917)        (274,679)
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................          21,813        333,588          328,019          373,056
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........         469,152        291,615         (292,792)         181,021
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................         307,761        396,146          917,664        1,244,024
  Transfers between funds .......................        (207,357)        39,129         (948,243)         175,787
  Redemptions ...................................        (154,396)      (178,732)        (423,401)        (209,477)
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...          (1,357)          (635)          (3,898)          (2,245)
  Contingent deferred sales charges (note 2) ....          (2,073)        (4,415)          (5,931)          (6,278)
  Adjustments to maintain reserves ..............              34            161              (65)             (47)
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................         (57,388)       251,654         (463,874)       1,201,764
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........         411,764        543,269         (756,666)       1,382,785
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       1,613,016      1,069,747        4,826,284        3,443,499
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   2,024,780      1,613,016        4,069,618        4,826,284
                                                    =============  =============    =============    =============





                                                               WPEMGRO                         WPGIFXINC
                                                     ---------------------------      ---------------------------
                                                         1998            1997             1998            1997
                                                    -------------  -------------    -------------    -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $           -              -            3,459                -
  Mortality, expense and administration
    charges (note 2) ............................         (61,048)       (49,041)            (821)               -
                                                    -------------  -------------    -------------    -------------
    Net investment activity .....................         (61,048)       (49,041)           2,638                -
                                                    -------------  -------------    -------------    -------------

  Proceeds from mutual fund shares sold .........       1,097,855      1,065,213            8,819                -
  Cost of mutual fund shares sold ...............        (912,250)      (995,193)          (8,789)               -
                                                    -------------  -------------    -------------    -------------
    Realized gain (loss) on investments .........         185,605         70,020               30                -
  Change in unrealized gain (loss) on investments          95,404        399,868            1,566                -
                                                    -------------  -------------    -------------    -------------
    Net gain (loss) on investments ..............         281,009        469,888            1,596                -
                                                    -------------  -------------    -------------    -------------
  Reinvested capital gains ......................               -        263,613                -                -
                                                    -------------  -------------    -------------    -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........         219,961        684,460            4,234                -
                                                    -------------  -------------    -------------    -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners .............................       1,272,369      1,083,873           64,115                -
  Transfers between funds .......................        (414,970)        57,962           81,989                -
  Redemptions ...................................        (547,689)      (298,254)            (400)               -
  Annuity benefits ..............................               -              -                -                -
  Annual contract maintenance charge (note 2) ...          (3,914)        (1,806)              (3)               -
  Contingent deferred sales charges (note 2) ....         (13,328)       (10,397)             (25)               -
  Adjustments to maintain reserves ..............             (10)            (4)              53                -
                                                    -------------  -------------    -------------    -------------
      Net equity transactions ...................         292,458        831,374          145,729                -
                                                    -------------  -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ...........         512,419      1,515,834          149,963                -
CONTRACT OWNERS' EQUITY BEGINNING OF PERIOD .....       4,480,173      2,964,339                -                -
                                                    -------------  -------------    -------------    -------------
CONTRACT OWNERS' EQUITY END OF PERIOD ...........   $   4,992,592      4,480,173          149,963                -
                                                    =============  =============    =============    =============


See accompanying notes to financial statements.

--------------------------------------------------------------------------------

                           NATIONWIDE VARIABLE ACCOUNT

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Organization and Nature of Operations

         The Nationwide Variable Account (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on March 3, 1976. The Account has been registered as a unit investment trust under the Investment Company Act of 1940.

         The Company offers Individual Deferred Variable Annuity Contracts through the Account. As of December 25, 1982, only tax qualified contracts are issued. The primary distribution for the contract is through the Company for Individual Retirement Account rollovers; however, other distributors may be utilized.

     (b) The Contracts

         Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees, are offered for purchase. See note 2 for a discussion of contract charges.

         With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

              American Century: Benham Short-Term Government Fund (ACBenSTGvt)
              American Century: Income & Growth Fund (ACIncGro)
              American Century: Twentieth Century Growth Fund (ACTCGro)
              American Century: Twentieth Century International Growth Fund (ACTCIntlGr)
              American Century: Twentieth Century Ultra Fund (ACTCUltra)
              Delaware Group Delchester High-Yield Bond Fund, Inc. - Delchester Fund Institutional Class (DeHYBd)
              Dreyfus A Bonds Plus, Inc. (DryABds)
              Dreyfus Appreciation Fund, Inc. (DryApp)
              Dreyfus Balanced Fund, Inc. (DryBal)
              Dreyfus S&P 500 Index Fund (Dry500Ix)
              The Dreyfus Third Century Fund, Inc. (Dry3dCen)
              Evergreen Income and Growth Fund - Class Y (EvIncGro)
              Federated High Yield Trust (FedHiYld)
              Federated Investment Series Funds, Inc. - Federated Bond Fund - Class F (FedBdFd)
              Fidelity Advisor Balanced Fund - Class T (FABal)
              Fidelity Advisor Equity Income Fund - Class T (FAEqInc)
              Fidelity Advisor Growth Opportunities Fund - Class T (FAGrOpp)
              Fidelity Advisor High Yield Fund - Class T (FAHiYld)
              Fidelity Asset Manager(TM) (FidAsMgr)
              Fidelity Capital & Income Fund (FidCapInc)
                (not available for additional purchase payments or exchanges after May 1, 1991)
              Fidelity Equity-Income Fund (FidEqInc)
              Fidelity Magellan(R) Fund (FidMgln)
              Fidelity Puritan(R) Fund (FidPurtn)



              Portfolio of the Fidelity Variable Insurance Products Fund (Fidelity VIP);
                Fidelity VIP - High Income Portfolio (FidVIPHI)
                (not available for additional purchase payments or exchanges after December 1, 1993)
              Franklin Mutual Series Fund Inc. - Mutual Shares Fund - Class I (FranMutSer)
              INVESCO Dynamics Fund (InvDynam)
              Janus Fund (JanFund)
              Janus Twenty Fund (Jan20Fd)
              Janus Worldwide Fund (JanWrldwde)
              Lazard Small Cap Portfolio - Open Shares (LazSmCap)
              MFS(R) World Governments Fund - Class A (MFSWdGvt)
              Nationwide(R) Bond Fund - Class D (NWBdFd) (managed for a fee by an affiliated investment advisor)
              Nationwide(R) Fund - Class D (NWFund) (managed for a fee by an affiliated investment advisor)
              Nationwide(R) Growth Fund - Class D (NWGroFd) (managed for a fee by an affiliated investment advisor)
              Nationwide(R) Money Market Fund (NWMyMkt) (managed for a fee by an affiliated investment advisor)
              Nationwide(R) Intermediate U.S. Government Bond Fund - Class D (NWUSGvt)
                (formerly Nationwide U.S. Government Income Fund)
                (managed for a fee by an affiliated investment advisor)
              Nationwide S&P 500(R) Index Fund - Class R (NWIndxFd)
                (managed for a fee by an affiliated investment advisor)
              Neuberger & Berman Genesis Trust (NBGenesTr)
                (available only for contracts established prior to March 6, 1998)
              Neuberger & Berman Guardian Trust (NBGuardTr)
              Neuberger & Berman Limited Maturity Bond Fund (NBLtdMat)
              Neuberger & Berman Partners Fund (NBPartFd)
              Oppenheimer Global Fund - Class A (OppGlob)
              Phoenix Balanced Fund Series - Class A (PhxBalFd)
              Prestige Balanced Fund - Class A (PrBal) (managed for a fee by an affiliated investment advisor)
              Prestige International Fund - Class A (PrInt) (managed for a fee by an affiliated investment advisor)
              Prestige Large Cap Growth Fund - Class A (PrLgCapGro)
                (managed for a fee by an affiliated investment advisor)
              Prestige Large Cap Value Fund - Class A (PrLgCapVal)
                (managed for a fee by an affiliated investment advisor)
              Prestige Small Cap Fund - Class A (PrSmCap) (managed for a fee by an affiliated investment advisor)
              Strong Common Stock Fund, Inc. (StComStk)
              Strong Total Return Fund, Inc. (StTotRet)
              Templeton Foreign Fund - Class I (TemForFd)
              Warburg Pincus Emerging Growth Fund - Common Shares (WPEmGro)
              Warburg Pincus Global Fixed-Income Fund - Common Shares (WPGlFxInc)

         At December 31, 1998, contract owners have not invested in all of the above funds except for INVESCO Dynamics Fund, Nationwide S&P 500(R) Index Fund - Class R, Prestige Balanced Fund - Class A, Prestige Large Cap Growth Fund - Class A, Prestige Large Cap Value Fund - Class A and Strong Common Stock Fund, Inc. The contract owners' equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners' purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

     (c) Security Valuation, Transactions and Related Investment Income

         The market value of the underlying mutual funds is based on the closing net asset value per share at December 31, 1998. The cost of investments sold is determined on the specific identification basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date.

     (d) Federal Income Taxes

         Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

         The Company does not provide for income taxes within the Account. Taxes are the responsibility of the contract owner upon termination or withdrawal.

     (e) Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  EXPENSES

         The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is surrendered, the Company will, with certain exceptions, deduct from a contract owner's contract value a contingent deferred sales charge. For contracts issued prior to January 1, 1993, the contingent deferred sales charge will be equal to 5% of the lesser of the total of all purchase payments made within 96 months prior to the date of the request for surrender or the amount surrendered. For contracts issued on or after January 1, 1993, the Company will deduct a contingent deferred sales charge not to exceed 7% of the lesser of purchase payments or the amount surrendered, such charge declining 1% per year, to 0%, after the purchase payment has been held in the contract for 84 months. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the Company.

         The following contract charges are deducted by the Company: (a) an annual contract maintenance charge of up to $30, dependent upon contract type and issue date, which is satisfied by surrendering units; and (b) for contracts issued prior to January 1, 1993, a charge for mortality and expense risk assessed through the daily unit value calculation equal to an annual rate of 0.80% and 0.50%, respectively; for contracts issued on or after January 1, 1993, a mortality risk charge, an expense risk charge and an administration charge assessed through the daily unit value calculation equal to an annual rate of 0.80%, 0.45% and 0.05%, respectively.

(3)  RELATED PARTY TRANSACTIONS

         The Company performs various services on behalf of the Mutual Fund Companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

(4)  COMPONENTS OF CONTRACT OWNERS' EQUITY

         The following is a summary of contract owners' equity at December 31, 1998, for each series, in both the accumulation and payout phases.

                                                                                        ANNUAL
Contract owners' equity represented by:            UNITS     UNIT VALUE                RETURN(B)
                                                  -------    ----------                ---------
       Contracts in accumulation phase:

American Century: Benham
Short-Term Government Fund:
   Tax qualified ........................         131,664     23.012292      $3,029,890      5%

American Century: Income & Growth Fund:
   Tax qualified ........................         397,026     17.640513       7,003,742     26%

American Century: Twentieth Century
Growth Fund:
   Tax qualified ........................         150,519     88.518097      13,323,655     35%

American Century: Twentieth Century
International Growth Fund:
   Tax qualified ........................          48,212     18.416900         887,916     17%

American Century: Twentieth Century
Ultra Fund:
   Tax qualified ........................         784,677     22.284614      17,486,224     33%

Delaware Group Delchester High-Yield
Bond Fund, Inc. - Delchester Fund
Institutional Class:
   Tax qualified ........................          73,489     14.911925       1,095,862     (3)%

Dreyfus A Bonds Plus, Inc.:
   Tax qualified ........................         174,256     12.008201       2,092,501      1%

Dreyfus Appreciation Fund, Inc.:
   Tax qualified ........................          56,370     12.724781         717,296     27%(a)

Dreyfus Balanced Fund, Inc.:
   Tax qualified ........................          14,859     10.755504         159,816      8%(a)

Dreyfus S&P 500 Index Fund:
   Tax qualified ........................         429,513     28.976575      12,445,816     26%

The Dreyfus Third Century Fund, Inc.:
   Tax qualified ........................          41,708     25.825514       1,077,131     28%

Evergreen Income and Growth
Fund - Class Y:
   Tax qualified ........................          75,243     17.031564       1,281,506     (2)%

Federated High Yield Trust:
   Tax qualified ........................          49,055      9.976102         489,378      0%

Federated Investment Series Funds, Inc. -
Federated Bond Fund - Class F:
   Tax qualified ........................         104,392     11.547474       1,205,464      4%

Fidelity Advisor Balanced Fund - Class T:
   Tax qualified ........................          31,056     14.984876         465,370     14%

Fidelity Advisor Equity Income
Fund - Class T:
   Tax qualified ........................         103,814     16.455574       1,708,319      5%



 Fidelity Advisor Growth Opportunities
 Fund - Class T:
    Tax qualified..............................   391,088     18.629791      7,285,888     22%

 Fidelity Advisor High Yield Fund - Class T:
    Tax qualified..............................   223,247     12.545500      2,800,745     (2)%

 Fidelity Asset Manager(TM):
    Tax qualified..............................   240,850     17.206302      4,144,138     15%

 Fidelity Capital & Income Fund:
    Tax qualified..............................    24,848     48.330455      1,200,915      3%

 Fidelity Equity-Income Fund:
    Tax qualified..............................   216,592     78.774753     17,061,981     11%

 Fidelity Magellan(R) Fund:
    Tax qualified..............................   775,189     29.350937     22,752,524     32%

 Fidelity Puritan(R) Fund:
    Tax qualified..............................   631,678     22.760633     14,377,391     15%

 Fidelity VIP - High Income Portfolio:
    Tax qualified..............................     5,077     23.899779        121,339     (6)%

 Franklin Mutual Series Fund Inc. -
 Mutual Shares Fund - Class I:
    Tax qualified .............................    18,848      9.868029        185,993     (1)%(a)

 Janus Fund:
    Tax qualified .............................   303,830     20.070038      6,097,880     37%

 Janus Twenty Fund:
    Tax qualified .............................   507,576     32.342568     16,416,311     71%

 Janus Worldwide Fund:
    Tax qualified .............................   459,107     15.241714      6,997,578     24%

 Lazard Small Cap Portfolio - Open Shares:
    Tax qualified .............................        45     10.448830            470      4%(a)

 MFS(R) World Governments Fund - Class A:
    Tax qualified .............................    19,990     37.527462        750,174      3%

 Nationwide(R) Bond Fund - Class D:
    Tax qualified .............................    36,470     43.667785      1,592,564      7%
    Non-tax qualified .........................       148     43.480582          6,435      7%

 Nationwide(R) Fund - Class D:
    Tax qualified .............................    59,155     25.467347      7,422,021     29%
    Non-tax qualified .........................       176     30.686988         23,001     29%

 Nationwide(R) Growth Fund - Class D:
    Tax qualified .............................    30,515     14.746202      3,501,480     22%
    Non-tax qualified .........................       218     21.157545         26,412     22%

 Nationwide(R) Money Market Fund:
    Tax qualified - Pre 12/25/82 ..............    32,588     26.532610        864,645      4%
    Tax qualified .............................   503,152     21.071063     10,601,947      4%
    Non-tax qualified .........................       841     26.700292         22,455      4%

 Nationwide(R) Intermediate U.S.
 Government Bond Fund - Class D:
    Tax qualified .............................    43,459     11.915504        517,836      7%



 Neuberger & Berman Genesis Trust
    Tax qualified .............................    67,525      9.266508        625,721     (7)%(a)

 Neuberger & Berman Guardian Trust:
    Tax qualified .............................   436,072     17.198573      7,499,816      1%

 Neuberger & Berman Limited Maturity
 Bond Fund:
    Tax qualified .............................    81,393     12.056542        981,318      3%

 Neuberger & Berman Partners Fund:
    Tax qualified .............................   374,224     24.928856      9,328,976      5%

 Oppenheimer Global Fund - Class A:
    Tax qualified .............................   301,407     24.105920      7,265,693     11%

 Phoenix Balanced Fund Series - Class A:
    Tax qualified .............................    47,793     16.652539        795,875     17%

 Prestige International Fund - Class A:
    Tax qualified .............................       181     10.035113          1,816      0%(a)

 Prestige Small Cap Fund - Class A:
    Tax qualified .............................        45     10.359298            466      4%(a)

 Strong Total Return Fund, Inc.:
    Tax qualified .............................    75,602     26.782090      2,024,780     30%

 Templeton Foreign Fund - Class I:
    Tax qualified .............................   318,666     12.770793      4,069,618     (6)%

 Warburg Pincus Emerging Growth
 Fund - Common Shares:
    Tax qualified .............................   338,034     14.769496      4,992,592      4%

 Warburg Pincus Global Fixed-Income
 Fund - Common Shares:
    Tax qualified .............................    14,079     10.651516        149,963      7%(a)
                                                   ======     =========

 Reserves for annuity contracts in payout phase:
    Tax qualified .............................                                247,310
                                                                         -------------
                                                                         $ 227,225,953
                                                                         =============



(a) This investment option was not being utilized for the entire period. Accordingly, the annual return was computed for such period as the investment option was utilized.

(b) The annual return does not include contract charges satisfied by surrendering units.

--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (collectively the Company), a wholly owned subsidiary of Nationwide Financial Services, Inc., as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                                        KPMG LLP


Columbus, Ohio
January 29, 1999

                     NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                 Consolidated Balance Sheets

                     (in millions of dollars, except per share amounts)


                                                                          December 31,
                                                                    -----------------------
                                        Assets                        1998          1997
                                        ------                      ---------     ---------
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities                                       $14,245.1     $13,204.1
    Equity securities                                                   127.2          80.4
  Mortgage loans on real estate, net                                  5,328.4       5,181.6
  Real estate, net                                                      243.6         311.4
  Policy loans                                                          464.3         415.3
  Other long-term investments                                            44.0          25.2
  Short-term investments                                                289.1         358.4
                                                                    ---------     ---------
                                                                     20,741.7      19,576.4
                                                                    ---------     ---------

Cash                                                                      3.4         175.6
Accrued investment income                                               218.7         210.5
Deferred policy acquisition costs                                     2,022.2       1,665.4
Other assets                                                            420.3         438.4
Assets held in separate accounts                                     50,935.8      37,724.4
                                                                    ---------     ---------
                                                                    $74,342.1     $59,790.7
                                                                    =========     =========

                         Liabilities and Shareholder's Equity
                         ------------------------------------
Future policy benefits and claims                                   $19,767.1     $18,702.8
Other liabilities                                                       866.1         885.6
Liabilities related to separate accounts                             50,935.8      37,724.4
                                                                    ---------     ---------
                                                                     71,569.0      57,312.8
                                                                    ---------     ---------

Commitments and contingencies (notes 7 and 12)

Shareholder's equity:
  Common stock, $1 par value.  Authorized 5.0 million shares;
    3.8 million shares issued and outstanding                             3.8           3.8
  Additional paid-in capital                                            914.7         914.7
  Retained earnings                                                   1,579.0       1,312.3
  Accumulated other comprehensive income                                275.6         247.1
                                                                    ---------     ---------
                                                                      2,773.1       2,477.9
                                                                    ---------     ---------
                                                                    $74,342.1     $59,790.7
                                                                    =========     =========

See accompanying notes to consolidated financial statements.

                                NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                         Consolidated Statements of Income

                                             (in millions of dollars)


                                                                                    Years ended December 31,
                                                                              -----------------------------------
                                                                                 1998         1997        1996
                                                                              --------     --------     ---------
Revenues:
  Policy charges                                                              $  698.9     $  545.2     $  400.9
  Life insurance premiums                                                        200.0        205.4        198.6
  Net investment income                                                        1,481.6      1,409.2      1,357.8
  Realized gains (losses) on investments                                          28.4         11.1         (0.3)
  Other                                                                           66.8         46.5         35.9
                                                                              --------     --------     --------
                                                                               2,475.7      2,217.4      1,992.9
                                                                              --------     --------     --------
Benefits and expenses:
  Interest credited to policyholder account balances                           1,069.0      1,016.6        982.3
  Other benefits and claims                                                      175.8        178.2        178.3
  Policyholder dividends on participating policies                                39.6         40.6         41.0
  Amortization of deferred policy acquisition costs                              214.5        167.2        133.4
  Other operating expenses                                                       419.7        384.9        342.4
                                                                              --------     --------     --------
                                                                               1,918.6      1,787.5      1,677.4
                                                                              --------     --------     --------

    Income from continuing operations before federal income tax expense          557.1        429.9        315.5

Federal income tax expense                                                       190.4        150.2        110.9
                                                                              --------     --------     --------

    Income from continuing operations                                            366.7        279.7        204.6

Income from discontinued operations (less federal income tax expense
  of $4.5 in 1996)                                                                --           --           11.3
                                                                              --------     --------     --------

    Net income                                                                $  366.7     $  279.7     $  215.9
                                                                              ========     ========     ========

See accompanying notes to consolidated financial statements.

                             NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                    (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                              Consolidated Statements of Shareholder's Equity

                                Years ended December 31, 1998, 1997 and 1996
                                         (in millions of dollars)


                                                                                  Accumulated
                                                         Additional                  other         Total
                                              Common      paid-in      Retained  comprehensive  shareholder's
                                              stock       capital      earnings      income        equity
                                              -----       -------      --------      ------        ------
December 31, 1995                             $  3.8     $ 657.2      $1,583.2      $ 384.3      $2,628.5

Comprehensive income:
    Net income                                  --          --           215.9         --           215.9
    Net unrealized losses on securities
      available-for-sale arising during
      the year                                  --          --            --         (170.9)       (170.9)
                                                                                                 --------
  Total comprehensive income                                                                         45.0
                                                                                                 --------
Dividends to shareholder                        --        (129.3)       (366.5)       (39.8)       (535.6)
                                              ------     -------      --------      -------      --------
December 31, 1996                                3.8       527.9       1,432.6        173.6       2,137.9

Comprehensive income:
    Net income                                  --          --           279.7         --           279.7
    Net unrealized gains on securities
      available-for-sale arising during
      the year                                  --          --            --           73.5          73.5
                                                                                                 --------
  Total comprehensive income                                                                        353.2
                                                                                                 --------
Capital contribution                            --         836.8          --           --           836.8
Dividend to shareholder                         --        (450.0)       (400.0)        --          (850.0)
                                              ------     -------      --------      -------      --------
December 31, 1997                                3.8       914.7       1,312.3        247.1       2,477.9

Comprehensive income:
    Net income                                  --          --           366.7         --           366.7
    Net unrealized gains on securities
      available-for-sale arising during
      the year                                  --          --            --           28.5          28.5
                                                                                                 --------
  Total comprehensive income                                                                        395.2
                                                                                                 --------
Dividend to shareholder                         --          --          (100.0)        --          (100.0)
                                              ------     -------      --------      -------      --------
December 31, 1998                             $  3.8     $ 914.7      $1,579.0      $ 275.6      $2,773.1
                                              ======     =======      ========      =======      ========


See accompanying notes to consolidated financial statements.


                                     NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                            (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                           Consolidated Statements of Cash Flows

                                                  (in millions of dollars)


                                                                                           Years ended December 31,
                                                                                   ---------------------------------------
                                                                                     1998           1997            1996
                                                                                   ---------      ---------      ---------
Cash flows from operating activities:
  Net income                                                                       $   366.7      $   279.7      $   215.9
  Adjustments to reconcile net income to net cash provided by operating activities:
      Interest credited to policyholder account balances                             1,069.0        1,016.6          982.3
      Capitalization of deferred policy acquisition costs                             (584.2)        (487.9)        (422.6)
      Amortization of deferred policy acquisition costs                                214.5          167.2          133.4
      Amortization and depreciation                                                     (8.5)          (2.0)           7.0
      Realized gains on invested assets, net                                           (28.4)         (11.1)          (0.3)
      (Increase) decrease in accrued investment income                                  (8.2)          (0.3)           2.8
      (Increase) decrease in other assets                                               16.4          (12.7)         (38.9)
      Decrease in policy liabilities                                                    (8.3)         (23.1)        (151.0)
      (Decrease) increase in other liabilities                                         (34.8)         230.6          191.4
      Other, net                                                                       (11.3)         (10.9)         (61.7)
                                                                                   ---------      ---------      ---------
        Net cash provided by operating activities                                      982.9        1,146.1          858.3
                                                                                   ---------      ---------      ---------

Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                            1,557.0          993.4        1,162.8
  Proceeds from sale of securities available-for-sale                                  610.5          574.5          299.6
  Proceeds from repayments of mortgage loans on real estate                            678.2          437.3          309.0
  Proceeds from sale of real estate                                                    103.8           34.8           18.5
  Proceeds from repayments of policy loans and sale of other invested assets            23.6           22.7           22.8
  Cost of securities available-for-sale acquired                                    (3,182.8)      (2,828.1)      (1,573.6)
  Cost of mortgage loans on real estate acquired                                      (829.1)        (752.2)        (972.8)
  Cost of real estate acquired                                                          (0.8)         (24.9)          (7.9)
  Policy loans issued and other invested assets acquired                               (88.4)         (62.5)         (57.7)
  Short-term investments, net                                                           69.3         (354.8)          28.0
                                                                                   ---------      ---------      ---------
        Net cash used in investing activities                                       (1,058.7)      (1,959.8)        (771.3)
                                                                                   ---------      ---------      ---------

Cash flows from financing activities:
  Proceeds from capital contributions                                                   --            836.8           --
  Cash dividends paid                                                                 (100.0)          --            (50.0)
  Increase in investment product and universal life insurance
    product account balances                                                         2,682.1        2,488.5        1,781.8
  Decrease in investment product and universal life insurance
    product account balances                                                        (2,678.5)      (2,379.8)      (1,784.5)
                                                                                   ---------      ---------      ---------
        Net cash (used in) provided by financing activities                            (96.4)         945.5          (52.7)
                                                                                   ---------      ---------      ---------
Net (decrease) increase in cash                                                       (172.2)         131.8           34.3

Cash, beginning of year                                                                175.6           43.8            9.5
                                                                                   ---------      ---------      ---------
Cash, end of year                                                                  $     3.4      $   175.6      $    43.8
                                                                                   =========      =========      =========

See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996



(1)      Organization and Description of Business
         ----------------------------------------

         Prior to January 27, 1997, Nationwide Life Insurance Company (NLIC) was wholly owned by Nationwide Corporation (Nationwide Corp.). On that date, Nationwide Corp. contributed the outstanding shares of NLIC's common stock to Nationwide Financial Services, Inc. (NFS), a holding company formed by Nationwide Corp. in November 1996 for NLIC and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. On March 11, 1997, NFS completed an initial public offering of its Class A common stock.

         During 1996 and 1997, Nationwide Corp. and NFS completed certain transactions in anticipation of the initial public offering that focused the business of NFS on long-term savings and retirement products. On September 24, 1996, NLIC declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings or retirement products. In addition, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. These subsidiaries, through December 31, 1996, and all accident and health and group life insurance business have been accounted for as discontinued operations for all periods presented. See notes 10 and 14. Additionally, NLIC paid $900.0 million of dividends, $50.0 million to Nationwide Corp. on December 31, 1996 and $850.0 million to NFS, which then made an equivalent dividend to Nationwide Corp., on February 24, 1997.

         NFS contributed $836.8 million to the capital of NLIC during March
         1997.

         Wholly owned subsidiaries of NLIC include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Advisory Services, Inc., Nationwide Investment Services Corporation and NWE, Inc. NLIC and its subsidiaries are collectively referred to as "the Company."

         The Company is a leading provider of long-term savings and retirement products, including variable annuities, fixed annuities and life insurance.

(2)      Summary of Significant Accounting Policies
         ------------------------------------------

         The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for NLIC and NLAIC, filed with the Department of Insurance of the State of Ohio (the Department), are prepared on the basis of accounting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no material permitted statutory accounting practices.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

         The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments and the liability for future policy benefits and claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

         (a)  Consolidation Policy
              --------------------

              The consolidated financial statements include the accounts of NLIC and its wholly owned subsidiaries. Operations that are classified and reported as discontinued operations are not consolidated but rather are reported as "Income from discontinued operations" in the accompanying consolidated statements of income. All significant intercompany balances and transactions have been eliminated.

         (b)  Valuation of Investments and Related Gains and Losses
              -----------------------------------------------------

              The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no fixed maturity securities classified as held-to-maturity or trading as of December 31, 1998 or 1997.

              Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in interest income in the period received.

              Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

              Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         (c)  Revenues and Benefits
              ---------------------

              Investment Products and Universal Life Insurance Products:
              Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

              Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

         (d)  Deferred Policy Acquisition Costs
              ---------------------------------

              The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses have been deferred. For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b).

         (e)  Separate Accounts
              -----------------

              Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $743.9 million of separate account assets, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

         (f)  Future Policy Benefits
              ----------------------

              Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges. The average interest rate credited on investment product policy reserves was 6.0%, 6.1% and 6.3% for the years ended December 31, 1998, 1997 and 1996, respectively.

              Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         (g)  Participating Business
              ----------------------

              Participating business represents approximately 40% in 1998 (50% in 1997 and 52% in 1996) of the Company's life insurance in force, 74% in 1998 (77% in 1997 and 78% in 1996) of the number of life insurance policies in force, and 14% in 1998 (27% in 1997 and 40% in 1996) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

         (h)  Federal Income Tax
              ------------------

              The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the majority shareholder of Nationwide Corp. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

              The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

         (i)  Reinsurance Ceded
              -----------------

              Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis. All of the Company's accident and health and group life insurance business is ceded to affiliates and is accounted for as discontinued operations. See notes 10 and 14.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(j)           Recently Issued Accounting Pronouncements
              -----------------------------------------

              On January 1, 1998 the Company adopted SFAS No. 131 - Disclosures about Segments of an Enterprise and Related Information (SFAS
              131). SFAS 131 supersedes SFAS No. 14 - Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, nor did it affect the manner in which the Company defines its operating segments. The segment information required for annual financial statements is included in note 13.

              On January 1, 1998, the Company adopted SFAS No. 132 - Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS
              132). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The Statement does not change the measurement or recognition of benefit plans in the financial statements. The revised disclosures required by SFAS 132 are included in note 8.

              In June 1998, the FASB issued SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Contracts that contain embedded derivatives, such as certain insurance contracts, are also addressed by the Statement. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for fiscal years beginning after June 15, 1999. It may be implemented earlier provided adoption occurs as of the beginning of any fiscal quarter after issuance. The Company plans to adopt this Statement in first quarter 2000 and is currently evaluating the impact on results of operations and financial condition.

              In March 1998, The American Institute of Certified Public Accountant's Accounting Standards Executive Committee issued Statement of Position 98-1 - Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance intended to standardize accounting practices for costs incurred to develop or obtain computer software for internal use. Specifically, SOP 98-1 provides guidance for determining whether computer software is for internal use and when costs incurred for internal use software are to be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1, which occurred on January 1, 1999, to have a material impact on the Company's financial statements.


         (k)  Reclassification
              ----------------

              Certain items in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(3)      Investments
         -----------

         The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 1998 and 1997 were:

                                                                                     Gross         Gross
                                                                     Amortized     unrealized    unrealized     Estimated
             (in millions of dollars)                                  cost           gains        losses       fair value
             ------------------------                                  ----           -----        ------       ----------
             December 31, 1998:
               Fixed maturity securities:
                 U.S. Treasury securities and obligations of U.S.
                   government corporations and agencies              $   255.9       $ 13.0        $   --        $   268.9
                 Obligations of states and political subdivisions          1.6           --            --              1.6
                 Debt securities issued by foreign governments           106.5          4.5            --            111.0
                 Corporate securities                                  9,899.6        423.2         (18.7)        10,304.1
                 Mortgage-backed securities                            3,457.7        104.2          (2.4)         3,559.5
                                                                     ---------       ------        ------        ---------
                     Total fixed maturity securities                  13,721.3        544.9         (21.1)        14,245.1
               Equity securities                                         110.4         18.3          (1.5)           127.2
                                                                     ---------       ------        ------        ---------
                                                                     $13,831.7       $563.2        $(22.6)       $14,372.3
                                                                     =========       ======        ======        =========

             December 31, 1997:
               Fixed maturity securities:
                 U.S. Treasury securities and obligations of U.S.
                   government corporations and agencies              $   305.1       $  8.6        $   --        $   313.7
                 Obligations of states and political subdivisions          1.6           --           --               1.6
                 Debt securities issued by foreign governments            93.3          2.7          (0.2)            95.8
                 Corporate securities                                  8,698.7        355.5         (11.5)         9,042.7
                 Mortgage-backed securities                            3,634.2        118.6          (2.5)         3,750.3
                                                                     ---------       ------        ------        ---------
                     Total fixed maturity securities                  12,732.9        485.4         (14.2)        13,204.1
               Equity securities                                          67.8         12.9          (0.3)            80.4
                                                                     ---------       ------        ------        ---------
                                                                     $12,800.7       $498.3        $(14.5)       $13,284.5
                                                                     =========       ======        ======        =========

         As of December 31, 1998 the Company had entered into S&P 500 futures contracts with a notional amount of $20.0 million to reduce the risk of changes in the fair market value of certain investments classified as equity securities. These contracts had an unrealized loss of $1.3 million as of December 31, 1998 which is included in the recorded amount of the equity securities and in accumulated other comprehensive income, net of tax, similar to other unrealized gains and losses on securities available-for-sale.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1998, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                   Amortized        Estimated
             (in millions of dollars)                                                 cost          fair value
                                                                                      ----          ----------
             Fixed maturity securities available for sale:
               Due in one year or less                                              $ 2,019.9        $ 2,048.0
               Due after one year through five years                                  8,169.1          8,470.6
               Due after five years through ten years                                 2,795.0          2,927.7
               Due after ten years                                                      737.3            798.8
                                                                                    ---------        ---------
                                                                                    $13,721.3        $14,245.1
                                                                                    =========        =========

         The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

             (in millions of dollars)                                                1998          1997
                                                                                     ----          ----
             Gross unrealized gains                                                 $ 540.6       $ 483.8
             Adjustment to deferred policy acquisition costs                         (116.6)       (103.7)
             Deferred federal income tax                                             (148.4)       (133.0)
                                                                                    -------       -------
                                                                                    $ 275.6       $ 247.1
                                                                                    =======       =======

         An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturity securities held-to-maturity follows for the years ended December 31:

             (in millions of dollars)                                         1998          1997          1996
                                                                              ----          ----          ----
             Securities available-for-sale:
               Fixed maturity securities                                      $52.6        $137.5       $(289.2)
               Equity securities                                                4.2          (2.7)          8.9
                                                                              -----        ------       -------
                                                                              $56.8        $134.8       $(280.3)
                                                                              =====        ======       =======

         Proceeds from the sale of securities available-for-sale during 1998, 1997 and 1996 were $610.5 million, $574.5 million and $299.6 million, respectively. During 1998, gross gains of $9.0 million ($9.9 million and $6.6 million in 1997 and 1996, respectively) and gross losses of $7.6 million ($18.0 million and $6.9 million in 1997 and 1996, respectively) were realized on those sales. In addition, gross gains of $15.1 million and gross losses of $0.7 million were realized in 1997 when the Company paid a dividend to NFS, which then made an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million.

         The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1998 was $3.7 million. No valuation allowance has been recorded for these loans as of December 31, 1998. The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1997 was $19.9 million which includes $3.9 million of impaired mortgage loans on real estate for which the related valuation allowance was $0.1 million and $16.0 million of impaired mortgage loans on real estate for which there was no valuation allowance. During 1998, the average recorded investment in impaired mortgage loans on real estate was approximately $9.1 million ($31.8 million in 1997) and interest income recognized on those loans was $0.3 million ($1.0 million in 1997), which is equal to interest income recognized using a cash-basis method of income recognition.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Activity in the valuation allowance account for mortgage loans on real estate is summarized for the years ended December 31:

             (in millions of dollars)                                                1998          1997
                                                                                     ----          ----
             Allowance, beginning of year                                            $42.5         $51.0
               Reductions credited to operations                                      (0.1)         (1.2)
               Direct write-downs charged against the allowance                         --          (7.3)
                                                                                     -----         -----
             Allowance, end of year                                                  $42.4         $42.5
                                                                                     =====         =====

         Real estate is presented at cost less accumulated depreciation of $21.5 million as of December 31, 1998 ($45.1 million as of December 31, 1997) and valuation allowances of $5.4 million as of December 31, 1998 ($11.1 million as of December 31, 1997).

         Investments that were non-income producing for the twelve month period preceding December 31, 1998 amounted to $42.4 million ($19.4 million for 1997) and consisted of $32.7 million ($3.0 million in 1997) in securities available-for-sale and $9.7 million ($16.4 million in 1997) in real estate.

         An analysis of investment income by investment type follows for the years ended December 31:

             (in millions of dollars)                                      1998            1997           1996
                                                                           ----            ----           ----
             Gross investment income:
               Securities available-for-sale:
                 Fixed maturity securities                                $  982.5        $  911.6       $  917.1
                 Equity securities                                             0.8             0.8            1.3
               Mortgage loans on real estate                                 458.9           457.7          432.8
               Real estate                                                    40.4            42.9           44.3
               Short-term investments                                         17.8            22.7            4.2
               Other                                                          30.7            21.0            4.0
                                                                          --------        --------       --------
                   Total investment income                                 1,531.1         1,456.7        1,403.7
             Less investment expenses                                         49.5            47.5           45.9
                                                                          --------        --------       --------
                   Net investment income                                  $1,481.6        $1,409.2       $1,357.8
                                                                          ========        ========       ========

         An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

             (in millions of dollars)                                        1998            1997           1996
                                                                             ----            ----           ----
             Securities available-for-sale:
               Fixed maturity securities                                    $(0.7)          $ 3.6          $(3.5)
               Equity securities                                              2.1             2.7            3.2
             Mortgage loans on real estate                                    3.9             1.6           (4.1)
             Real estate and other                                           23.1             3.2            4.1
                                                                            -----           -----          -----
                                                                            $28.4           $11.1          $(0.3)
                                                                            =====           =====          =====

         Fixed maturity securities with an amortized cost of $6.5 million and $6.2 million as of December 31, 1998 and 1997, respectively, were on deposit with various regulatory agencies as required by law.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(4)      Federal Income Tax
         ------------------

         The Company's current federal income tax liability was $72.8 million and $60.1 million as of December 31, 1998 and 1997, respectively.

         The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 1998 and 1997 are as follows:

             (in millions of dollars)                                        1998            1997
                                                                             ----            ----
             Deferred tax assets:
               Future policy benefits                                       $207.7          $200.1
               Liabilities in Separate Accounts                              319.9           242.0
               Mortgage loans on real estate and real estate                  17.5            19.0
               Other assets and other liabilities                             58.9            59.2
                                                                            ------          ------
                 Total gross deferred tax assets                             604.0           520.3
                 Less valuation allowance                                     (7.0)           (7.0)
                                                                            ------          ------
                 Net deferred tax assets                                     597.0           513.3
                                                                            ------          ------

             Deferred tax liabilities:
               Deferred policy acquisition costs                             568.7           480.5
               Fixed maturity securities                                     212.2           193.3
               Deferred tax on realized investment gains                      34.8            40.1
               Equity securities and other long-term investments               9.6             7.5
               Other                                                          21.6            22.2
                                                                            ------          ------
                 Total gross deferred tax liabilities                        846.9           743.6
                                                                            ------          ------
                 Net deferred tax liability                                 $249.9          $230.3
                                                                            ======          ======

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Nearly all future deductible amounts can be offset by future taxable amounts or recovery of federal income tax paid within the statutory carryback period. There has been no change in the valuation allowance for the years ended December 31, 1998, 1997 and 1996.

         Federal income tax expense attributable to income from continuing operations for the years ended December 31 was as follows:

           (in millions of dollars)                                   1998            1997            1996
                                                                      ----            ----            ----
           Currently payable                                         $186.1          $121.7          $116.5
           Deferred tax expense (benefit)                               4.3            28.5            (5.6)
                                                                     ------          ------          ------
                                                                     $190.4          $150.2          $110.9
                                                                     ======          ======          ======

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Total federal income tax expense for the years ended December 31, 1998, 1997 and 1996 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

                                                            1998                     1997                     1996
                                                       -----------------        ----------------        -----------------
         (in millions of dollars)                      Amount        %          Amount        %          Amount        %
                                                       ------        -          ------        -          ------        -

         Computed (expected) tax expense               $195.0      35.0         $150.5      35.0         $110.4      35.0
         Tax exempt interest and dividends
           received deduction                            (4.9)     (0.9)           -         0.0           (0.2)     (0.1)
         Other, net                                       0.3       0.1           (0.3)     (0.1)           0.7       0.3
                                                       ------      ----         ------      ----         ------      ----
             Total (effective rate of each year)       $190.4      34.2         $150.2      34.9         $110.9      35.2
                                                       ======      ====         ======      ====         ======      ====

         Total federal income tax paid was $173.4 million, $91.8 million and $115.8 million during the years ended December 31, 1998, 1997 and 1996, respectively.

(5)      Comprehensive Income
         --------------------

         Pursuant to SFAS No. 130 - Reporting Comprehensive Income, which the Company adopted January 1, 1998, the Consolidated Statements of Shareholder's Equity include a new measure called "Comprehensive Income". Comprehensive Income includes net income as well as certain items that are reported directly within separate components of shareholders' equity that bypass net income. Currently, the Company's only component of Other Comprehensive Income is unrealized gains (losses) on securities available-for-sale. The related before and after federal tax amounts are as follows:

             (in millions of dollars)                                        1998           1997           1996
                                                                             ----           ----           ----
             Unrealized gains (losses) on securities
                available-for-sale arising during the period:
                Gross                                                       $ 58.2        $141.1         $(272.4)
                Adjustment to deferred policy acquisition costs              (12.9)        (21.8)           57.0
                Related federal income tax (expense) benefit                 (15.9)        (41.7)           44.0
                                                                            ------        ------          ------
                   Net                                                        29.4          77.6          (171.4)
                                                                            ------        ------          ------

             Reclassification adjustment for net (gains) losses
                on securities available-for-sale realized
                during the period:
                Gross                                                         (1.4)         (6.3)             0.7
                Related federal income tax expense (benefit)                   0.5           2.2             (0.2)
                                                                            ------        ------          -------
                   Net                                                        (0.9)         (4.1)             0.5
                                                                            ------        ------          -------
             Total Other Comprehensive Income                               $ 28.5        $ 73.5          $(170.9)
                                                                            ======        ======          =======

(6)      Fair Value of Financial Instruments
         -----------------------------------

         The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

         Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

         The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         The following methods and assumptions were used by the Company in estimating its fair value disclosures:

              Fixed maturity and equity securities: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for equity securities exclude the fair value of futures contracts designated as hedges of equity securities.

              Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgage loans in default is the estimated fair value of the underlying collateral.

              Policy loans, short-term investments and cash: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

              Separate account assets and liabilities: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

              Investment contracts: The fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



              Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

              Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 7.

              Futures contracts: The fair value for futures contracts is based on quoted market prices.

           Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                         1998                              1997
                                                               -------------------------        --------------------------
                                                                Carrying      Estimated          Carrying       Estimated
               (in millions of dollars)                          amount       fair value          amount        fair value
                                                               ---------      ----------        ---------       ----------
               Assets:
                 Investments:
                   Securities available-for-sale:
                     Fixed maturity securities                  $14,245.1      $14,245.1         $13,204.1       $13,204.1
                     Equity securities                              128.5          128.5              80.4            80.4
                   Mortgage loans on real estate, net             5,328.4        5,527.6           5,181.6         5,509.7
                   Policy loans                                     464.3          464.3             415.3           415.3
                   Short-term investments                           289.1          289.1             358.4           358.4
                 Cash                                                 3.4            3.4             175.6           175.6
                 Assets held in separate accounts                50,935.8       50,935.8          37,724.4        37,724.4

               Liabilities:
                 Investment contracts                            15,468.7       15,158.6          14,708.2        14,322.1
                 Policy reserves on life insurance contracts      3,914.0        3,768.9           3,345.4         3,182.4
                 Liabilities related to separate accounts        50,935.8       49,926.5          37,724.4        36,747.0
                 Futures contracts                                    1.3            1.3                --              --

(7)      Risk Disclosures
         ----------------

         The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

         Credit Risk: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

         Interest Rate Risk: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Legal/Regulatory Risk: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

         Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

         Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $156.0 million extending into 1999 were outstanding as of December 31, 1998. The Company also had $40.0 million of commitments to purchase fixed maturity securities outstanding as of December 31, 1998.

         Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 22% (20% in 1997) in any geographic area and no more than 2% (2% in 1997) with any one borrower as of December 31, 1998. As of December 31, 1998, 42% (46% in 1997) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.

         Reinsurance: The Company has entered into a reinsurance contract to cede a portion of its general account individual annuity business to The Franklin Life Insurance Company (Franklin). Total recoveries due from Franklin were $187.9 million and $220.2 million as of December 31, 1998 and 1997, respectively. The contract is immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin has established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% of the reinsured reserves.

(8)      Pension Plan and Postretirement Benefits Other Than Pensions
         ------------------------------------------------------------

         The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company. Assets of the Retirement Plan are invested in group annuity contracts of NLIC and Employers Life Insurance Company of Wausau (ELICW).

         Pension costs charged to operations by the Company during the years ended December 31, 1998, 1997 and 1996 were $2.0 million, $7.5 million and $7.4 million, respectively. The Company has recorded a prepaid pension asset of $5.0 million as of December 31, 1998 and no prepaid or accrued pension asset or expense as of December 31, 1997.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

         The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

         The Company's accrued postretirement benefit expense as of December 31, 1998 and 1997 was $40.1 million and $36.5 million, respectively, and the net periodic postretirement benefit cost (NPPBC) for 1998, 1997 and 1996 was $4.1 million, $3.0 million and $3.3 million, respectively.

         Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 1998 and 1997 follows:

                                                                             Pension Benefits      Postretirement Benefits
                                                                           ---------------------   -----------------------
              (in millions of dollars)                                       1998         1997         1998       1997
              ---------------------------------------------------------    --------     --------     --------   -------
              Change in benefit obligation:
              Benefit obligation at beginning of year                      $2,033.8     $1,847.8      $237.9    $ 200.7
              Service cost                                                     87.6         77.3         9.8        7.0
              Interest cost                                                   123.4        118.6        15.4       14.0
              Actuarial loss                                                  123.2         60.0        15.6       24.4
              Plan curtailment in 1998/merger in 1997                        (107.2)         1.5         -          -
              Benefits paid                                                   (75.8)       (71.4)       (8.6)      (8.2)
                                                                           --------     --------     -------    -------
              Benefit obligation at end of year                             2,185.0      2,033.8       270.1      237.9
                                                                           --------     --------     -------    -------

              Change in plan assets:
              Fair value of plan assets at beginning of year                2,212.9      1,947.9        69.2       63.0
              Actual return on plan assets                                    300.7        328.1         5.0        3.6
              Employer contribution                                           104.1          7.2        12.1       10.6
              Plan merger                                                       -            1.1         -          -
              Benefits paid                                                   (75.8)       (71.4)       (8.4)      (8.0)
                                                                           --------     --------     -------    -------
              Fair value of plan assets at end of year                      2,541.9      2,212.9        77.9       69.2
                                                                           --------     --------     -------    -------

              Funded status                                                   356.9        179.1      (192.2)    (168.7)
              Unrecognized prior service cost                                  31.5         34.7         -          -
              Unrecognized net (gains) losses                                (345.7)      (330.7)       16.0        1.6
              Unrecognized net (asset) obligation at transition               (11.0)        33.3         1.3        1.5
                                                                           --------     --------     -------    -------
              Prepaid (accrued) benefit cost                               $   31.7     $  (83.6)    $(174.9)   $(165.6)
                                                                           ========     ========     =======    =======

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Basis for measurements, funded status of the pension plan and postretirement life and health care benefit plan:

                                                                             Pension Benefits          Postretirement Benefits
                                                                          --------------------         -----------------------
                                                                            1998         1997            1998           1997
                                                                          --------      ------         --------       --------
              Weighted average discount rate                               5.50%         6.00%           6.65%         6.70%
              Rate of increase in future compensation levels               3.75%         4.25%             --            --
              Assumed health care cost trend rate:
                    Initial rate                                             --            --           15.00%        12.13%
                    Ultimate rate                                            --            --            8.00%         6.12%
                    Uniform declining period                                 --            --           15 Years      12 Years

         The net periodic pension cost for the pension plan as a whole for the years ended December 31, 1998, 1997 and 1996 follows:

              (in millions of dollars)                                                   1998         1997         1996
              --------------------------------------------------------------------------------        ----         ----
              Service cost (benefits earned during the period)                         $  87.6      $  77.3      $  75.5
              Interest cost on projected benefit obligation                              123.4        118.6        105.5
              Expected return on plan assets                                            (159.0)      (139.0)      (116.1)
              Recognized gains                                                            (3.8)         -            -
              Amortization of prior service cost                                           3.2          3.2          3.2
              Amortization of unrecognized transition obligation                           4.2          4.2          4.1
                                                                                       -------      -------      -------
                                                                                       $  55.6      $  64.3      $  72.2
                                                                                       =======      =======      =======

         Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with the Nationwide Insurance Enterprise and employees of WSC ended participation in the plan. A curtailment gain of $67.1 million resulted (consisting of a $107.2 million reduction in the projected benefit obligation, net of the write-off of the $40.1 million remaining unamortized transition obligation related to WSC). The Company anticipates that the plan will settle the obligation related to WSC employees with a transfer of assets during 1999.

         Basis for measurements, net periodic pension cost for the pension plan:

                                                                                       1998          1997          1996
                                                                                       ----          ----          ----
             Weighted average discount rate                                            6.00%         6.50%         6.00%
             Rate of increase in future compensation levels                            4.25%         4.75%         4.25%
             Expected long-term rate of return on plan assets                          7.25%         7.25%         6.75%

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The amount of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 1998, 1997 and 1996 was as follows:

             (in millions of dollars)                                                    1998          1997          1996
                                                                                         ----          ----          ----
             Service cost (benefits attributed to employee service during the year)      $ 9.8         $ 7.0         $ 6.5
             Interest cost on accumulated postretirement benefit obligation               15.4          14.0          13.7
             Actual return on plan assets                                                 (5.0)         (3.6)         (4.3)
             Amortization of unrecognized transition obligation of affiliates              0.2           0.2           0.2
             Net amortization and deferral                                                 1.2          (0.5)          1.8
                                                                                         -----         -----         -----
                                                                                         $21.6         $17.1         $17.9
                                                                                         =====         =====         =====

         Actuarial assumptions used for the measurement of the accumulated postretirement benefit obligation (APBO) and the NPPBC for the postretirement benefit plan for 1998, 1997 and 1996 were as follows:

                                                                                      1998           1997         1996
                                                                                      -----          -----        ----
             NPPBC:
               Discount rate                                                          6.70%         7.25%         6.65%
               Long term rate of return on plan
                   assets, net of tax                                                 5.83%         5.89%         4.80%
               Assumed health care cost trend rate:
                   Initial rate                                                      12.00%        11.00%        11.00%
                   Ultimate rate                                                      6.00%         6.00%         6.00%
                   Uniform declining period                                         12 Years      12 Years      12 Years

         For the postretirement benefit plan as a whole, a one percentage point increase or decrease in the assumed health care cost trend rate would have no impact on the APBO as of December 31, 1998 and have no impact on the NPPBC for the year ended December 31, 1998.

(9)      Shareholder's Equity, Regulatory Risk-Based Capital, Retained Earnings
         ----------------------------------------------------------------------
         and Dividend Restrictions
         -------------------------

         Ohio, NLIC's and NLAIC's state of domicile, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements.

         The statutory capital and surplus of NLIC as of December 31, 1998, 1997 and 1996 was $1.32 billion, $1.13 billion and $1.00 billion, respectively. The statutory net income of NLIC for the years ended December 31, 1998, 1997 and 1996 was $171.0 million, $111.7 million and $73.2 million, respectively.

         The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 1998, the maximum amount available for dividend payment from the Company to its shareholder without prior approval of the Department was $71.0 million.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholder.

         The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and shareholder dividends in the future.

(10)     Transactions With Affiliates
         ----------------------------

         As part of the restructuring described in note 1, NLIC paid a dividend valued at $485.7 million to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of ELICW, National Casualty Company (NCC) and West Coast Life Insurance Company (WCLIC). Also, on February 24, 1997, NLIC paid a dividend to NFS, and NFS paid an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million. The Company recognized a gain of $14.4 million on the transfer of securities.

         The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 1998, 1997 and 1996, the Company made lease payments to NMIC and its subsidiaries of $8.0 million, $8.4 million and $9.1 million, respectively.

         Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by this agreement are subject to allocation among NMIC, the Company and other affiliates. Amounts allocated to the Company were $95.0 million, $85.8 million and $101.6 million in 1998, 1997 and 1996, respectively. The allocations are based on techniques and procedures in accordance with insurance regulatory guidelines. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commissions expense and other methods agreed to by the participating companies that are within industry guidelines and practices. The Company believes these allocation methods are reasonable. In addition, the Company does not believe that expenses recognized under the inter-company agreements are materially different than expenses that would have been recognized had the Company operated on a stand alone basis. Amounts payable to NMIC from the Company under the cost sharing agreement were $31.9 million and $20.5 million as of December 31, 1998 and 1997, respectively.

         The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1998 and 1997 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Intercompany reinsurance agreements exist between NLIC and, respectively, NMIC and ELICW whereby all of NLIC's accident and health and group life insurance business is ceded on a modified coinsurance basis. NLIC entered into the reinsurance agreements during 1996 because the accident and health and group life insurance business was unrelated to the Company's long-term savings and retirement products. Accordingly, the accident and health and group life insurance business has been accounted for as discontinued operations for all periods presented. Under modified coinsurance agreements, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by ELICW or NMIC, as the case may be. Risk of asset default is retained by the Company, although a fee is paid by ELICW or NMIC, as the case may be, to the Company for the Company's retention of such risk. The agreements will remain in force until all policy obligations are settled. However, with respect to the agreement between NLIC and NMIC, either party may terminate the contract on January 1 of any year with prior notice. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Amounts ceded to NMIC and ELICW for the years ended December 31, 1998, 1997 and 1996 were:

                                                       1998                       1997                          1996
                                            ------------------------------------------------------------------------------------
         (in millions of dollars)               NMIC          ELICW        NMIC         ELICW            NMIC         ELICW
         -----------------------------------------------------------------------------------------------------------------------

         Premiums                               $90.1        $106.3       $ 91.4        $199.8          $ 97.3        $224.2
         Net investment income and other
            revenue                             $11.1        $  9.4       $ 10.7        $ 13.4          $ 10.9        $ 14.8
         Benefits, claims and expenses          $98.8        $160.5       $100.7        $225.9          $100.5        $246.6

         The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $248.4 million and $211.0 million as of December 31, 1998 and 1997, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

         Certain annuity products are sold through three affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 1998 were $60.0 million, $66.1 million and $76.9 million, respectively.

(11)     Bank Lines of Credit
         --------------------

         In August 1996, NLIC, along with NMIC, entered into a $600.0 million revolving credit facility which provides for a $600.0 million loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by either NLIC or NMIC. NLIC and NMIC pay facility and usage fees to the financial institutions to maintain the revolving credit facility. All previously existing line of credit agreements were canceled. In September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement. As of December 31, 1998 the Company had no amounts outstanding under the agreement.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(12)     Contingencies
         -------------

         On October 29, 1998, the Company and certain of its affiliates were named in a lawsuit filed in the Common Pleas Court of Franklin County, Ohio related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). The plaintiff in such lawsuit seeks to represent a national class of the Company's customers and seeks unspecified compensatory and punitive damages. The Company is currently evaluating this lawsuit, which is in an early stage and has not been certified as a class. The Company intends to defend this lawsuit vigorously.

(13)     Segment Information
         -------------------

         The Company uses differences in products as the basis for defining its reportable segments. The Company reports three product segments:
         Variable Annuities, Fixed Annuities and Life Insurance.

         The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis. The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts.

         The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under variable annuity contracts.

         The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned life insurance products, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.

         In addition to the product segments, the Company reports corporate revenue and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, revenues and expenses of its investment advisor subsidiary (other than the portion allocated to the Variable Annuities and Life Insurance segments), revenues and expenses related to group annuity contracts sold to Nationwide Insurance Enterprise employee and agent benefit plans and all realized gains and losses on investments in a Corporate and Other segment.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



The following table summarizes the financial results of the Company's business segments for the years ended December 31, 1998, 1997 and 1996.

                                       Variable      Fixed       Life     Corporate
(in millions of dollars)               Annuities   Annuities   Insurance  and Other    Total
------------------------------------  ---------    ---------   ---------  ---------    -----
1998:
Net investment income (1)             $   (31.3)   $ 1,116.6   $  231.6   $  164.7   $ 1,481.6
Other operating revenue                   560.8         35.7      319.6       49.6       965.7
                                      ---------    ---------   --------   --------   ---------
   Total operating revenue (2)            529.5      1,152.3      551.2      214.3     2,447.3
                                      ---------    ---------   --------   --------   ---------
Interest credited to policyholder
   account balances                          --        828.6      115.4      125.0     1,069.0
Amortization of deferred policy
   acquisition costs                      123.9         44.2       46.4         --       214.5
Other benefits and expenses               187.2        104.2      294.6       49.1       635.1
                                      ---------    ---------   --------   --------   ---------
   Total expenses                         311.1        977.0      456.4      174.1     1,918.6
                                      ---------    ---------   --------   --------   ---------
Operating income (loss) before
   federal income tax                     218.4        175.3       94.8       40.2       528.7
Realized gains on investments                --           --         --       28.4        28.4
                                      ---------    ---------   --------   --------   ---------
Consolidated income before
   federal tax expense                $   218.4    $   175.3   $   94.8   $   68.6   $   557.1
                                      =========    =========   ========   ========   =========

Assets as of year end                 $47,668.7    $15,215.7   $5,187.6   $6,270.1   $74,342.1
                                      =========    =========   ========   ========   =========


1997:
Net investment income (1)             $   (26.9)   $ 1,098.2   $  189.1   $  148.8   $ 1,409.2
Other operating revenue                   430.9         43.2      284.0       39.0       797.1
                                      ---------    ---------   --------   --------   ---------
   Total operating revenue (2)            404.0      1,141.4      473.1      187.8     2,206.3
                                      ---------    ---------   --------   --------   ---------
Interest credited to policyholder
   account balances                          --        823.4       78.5      114.7     1,016.6
Amortization of deferred policy
   acquisition costs                       87.8         39.8       39.6         --       167.2
Other benefits and expenses               165.3        108.7      284.1       45.6       603.7
                                      ---------    ---------   --------   --------   ---------
   Total expenses                         253.1        971.9      402.2      160.3     1,787.5
                                      ---------    ---------   --------   --------   ---------
Operating income before federal
    income tax                            150.9        169.5       70.9       27.5       418.8
Realized gains on investments                --           --         --       11.1        11.1
                                      ---------    ---------   --------   --------   ---------
Consolidated income before
   federal tax expense                $   150.9    $   169.5   $   70.9   $   38.6   $   429.9
                                      =========    =========   ========   ========   =========

Assets as of year end                 $35,278.7    $14,436.3   $3,901.4   $6,174.3   $59,790.7
                                      =========    =========   ========   ========   =========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued




                                                 Variable         Fixed            Life         Corporate
         (in millions of dollars)               Annuities       Annuities       Insurance       and Other        Total
         ------------------------------------   ----------      ----------      ---------       ---------     ---------
         1996:
         Net investment income (1)              $    (21.5)     $  1,050.6      $   174.0       $   154.7      $ 1,357.8
         Other operating revenue                     306.1            42.0          261.6            25.7          635.4
                                                ----------      ----------      ---------       ---------      ---------
            Total operating revenue (2)              284.6         1,092.6          435.6           180.4        1,993.2
                                                ----------      ----------      ---------       ---------      ---------
         Interest credited to policyholder
            account balances                            --           805.0           70.2           107.1          982.3
         Amortization of deferred policy
            acquisition costs                         57.4            38.6           37.4              --          133.4
         Benefits and expenses                       136.9           113.6          260.8            50.4          561.7
                                                ----------      ----------      ---------       ---------      ---------
            Total expenses                           194.3           957.2          368.4           157.5        1,677.4
                                                ----------      ----------      ---------       ---------      ---------
         Operating income before federal
             income tax                               90.3           135.4           67.2            22.9          315.8
         Realized losses on investments                 --              --             --            (0.3)          (0.3)
                                                ----------      ----------      ---------       ---------      ---------
         Consolidated income from
            continuing operations before
            federal tax expense                 $     90.3      $    135.4       $   67.2        $   22.6      $   315.5
                                                ==========      ==========       ========        ========      =========

         Assets as of year end                  $ 25,069.7      $ 13,994.7       $3,353.3        $5,348.5      $47,766.2
                                                ==========      ==========       ========        ========      =========

         -----------
         (1) The Company's method of allocating net investment income results in a charge (negative net investment income) to the Variable Annuities segment which is recognized in the Corporate and Other segment. The charge relates to non-invested assets which support this segment on a statutory basis.

         (2)  Excludes realized gains and losses on investments.

         The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.


 (14)    Discontinued Operations
         -----------------------

         As discussed in note 1, NFS is a holding company for NLIC and certain other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. Prior to the contribution by Nationwide Corp. of the outstanding common stock of NLIC to NFS, NLIC effected certain transactions with respect to certain subsidiaries and lines of business that were unrelated to long-term savings and retirement products.

         On September 24, 1996, NLIC's Board of Directors declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of three subsidiaries: ELICW, NCC and WCLIC. ELICW writes group accident and health and group life insurance business and maintains it offices in Wausau, Wisconsin. NCC is a property and casualty company with offices in Scottsdale, Arizona that serves as a fronting company for a property and casualty subsidiary of NMIC. WCLIC writes high dollar term life insurance policies and is located in San Francisco, California. ELICW, NCC and WCLIC have been accounted for as discontinued operations in the accompanying consolidated financial statements through December 31, 1996. The Company did not recognize any gain or loss on the disposal of these subsidiaries.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Also, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to ELICW and NMIC, effective January 1, 1996. See note 10 for a complete discussion of the reinsurance agreements. The Company has discontinued its accident and health and group life insurance business and in connection therewith has entered into reinsurance agreements to cede all existing and any future writings to other affiliated companies. NLIC's accident and health and group life insurance business is accounted for as discontinued operations for all periods presented. The Company did not recognize any gain or loss on the disposal of the accident and health and group life insurance business. The assets, liabilities, results of operations and activities of discontinued operations are distinguished physically, operationally and for financial reporting purposes from the remaining assets, liabilities, results of operations and activities of the Company.

         A summary of the results of operations of discontinued operations for the years ended December 31, 1998, 1997 and 1996 is as follows:

             (in millions of dollars)                                                1998           1997          1996
                                                                                     ----           ----          ----
             Revenues                                                               $   --         $   --       $  668.9
             Net income                                                             $   --         $   --       $   11.3

         A summary of the assets and liabilities of discontinued operations as of December 31, 1998, 1997 and 1996 is as follows:

             (in millions of dollars)                                                1998           1997          1996
                                                                                     ----           ----          ----
             Assets, consisting primarily of investments                            $221.5         $247.3       $3,288.5
             Liabilities, consisting primarily of policy benefits and claims        $221.5         $247.3       $2,802.8

PART C. OTHER INFORMATION

Item 24.      FINANCIAL STATEMENTS AND EXHIBITS                                                           PAGE
              (a) Financial Statements:

                  (1) Financial statements included in Prospectus
                      (Part A)
                      Condensed Financial Information.                                                     N/A

                   (2)Financial statements included in Part B:
                      Those financial statements required by Item 23 to be included in Part B have been incorporated therein by reference to the Prospectus (Part A).

              Nationwide Variable Account:

                      Independent Auditors' Report.                                                         47

                      Statement of Assets, Liabilities and Contract
                      Owners' Equity as of December 31, 1998.                                               48

                      Statements of Operations and Changes in
                      Contract Owners' Equity for the years ended
                      December 31, 1998 and 1997.                                                           51

                      Notes to Financial Statements.                                                        63

              Nationwide Life Insurance Company and subsidiaries:

                      Independent Auditors' Report.                                                         69

                      Consolidated Balance Sheets as of December
                      31, 1998 and 1997.                                                                    70

                      Consolidated Statements of Income for the
                      years ended December 31, 1998, 1997 and
                      1996.                                                                                 71

                      Consolidated Statements of Shareholder's
                      Equity for the years ended December 31,
                      1998, 1997 and 1996.                                                                  72

                      Consolidated Statements of Cash Flows for
                      the years ended December 31, 1998, 1997
                      and 1996.                                                                             73

                      Notes to Consolidated Financial Statements.                                           74





                                   94 of 116

Item 24.      (b) Exhibits
                 (1)  Resolution of the Depositor's Board of        Filed previously with the Registration
                      Directors authorizing the establishment       Statement, (File No. 2-58043), and hereby
                      of the Registrant                             incorporated by reference.

                 (2)  Not Applicable

                 (3)  Underwriting or Distribution of               Filed previously with the Registration
                      Contracts between the Registrant and          Statement, (File No. 2-58043), and hereby
                      Principal Underwriter                         incorporated by reference.

                 (4)  The form of the variable annuity contract     Attached hereto.

                 (5)  Variable Annuity Application                  Attached hereto.

                 (6)  Articles of Incorporation of Depositor        Filed previously with the Registration
                                                                    Statement (File No. 2-58043), and hereby
                                                                    incorporated by reference.

                 (7)  Not Applicable

                 (8)  Not Applicable

                 (9)  Opinion of Counsel                            Attached hereto.

                 (10) Not Applicable

                 (11) Not Applicable

                 (12) Not Applicable

                 (13) Not Applicable




                                   95 of 116

Item 25.      DIRECTORS AND OFFICERS OF THE DEPOSITOR

                           NAME AND PRINCIPAL                             POSITIONS AND OFFICES
                            BUSINESS ADDRESS                                 WITH DEPOSITOR

                          Lewis J. Alphin                                        Director
                          519 Bethel Church Road
                          Mount Olive, NC  28365

                          A. I. Bell                                             Director
                          4121 North River Road West
                          Zanesville, OH  43701

                          Kenneth D. Davis                                       Director
                          7229 Woodmansee Road
                          Leesburg, OH  45135

                          Keith W. Eckel                                         Director
                          1647 Falls Road
                          Clarks Summit, PA 18411

                          Willard J. Engel                                       Director
                          300 East Marshall Street
                          Marshall, MN  56258

                          Fred C. Finney                                         Director
                          1558 West Moreland Road
                          Wooster, OH  44691

                          Joseph J. Gasper                         President and Chief Operating Officer
                          One Nationwide Plaza                                 and Director
                          Columbus, OH  43215

                          Dimon R. McFerson                        Chairman and Chief Executive Officer-
                          One Nationwide Plaza                                 and Director
                          Columbus, OH  43215

                          David O. Miller                           Chairman of the Board and Director
                          115 Sprague Drive
                          Hebron, OH  43025

                          Yvonne L. Montgomery                                   Director
                          2859 Paces Ferry Road
                          Atlanta, GA  30339

                          Ralph M. Paige, Executive Director                     Director
                          Federation of Southern
                          Cooperatives/Land Assistance Fund
                          2769 Church Street
                          East Point, GA  30344

                          James F. Patterson                                     Director
                          8765 Mulberry Road
                          Chesterland, OH  44026






                                   96 of 116

                           NAME AND PRINCIPAL                             POSITIONS AND OFFICES
                            BUSINESS ADDRESS                                 WITH DEPOSITOR
                          Arden L. Shisler                                       Director
                          1356 North Wenger Road
                          Dalton, OH  44618

                          Robert L. Stewart                                      Director
                          88740 Fairview Road
                          Jewett, OH  43986

                          Nancy C. Thomas                                        Director
                          1733A Westwood Avenue
                          Alliance, OH  44601

                          Robert A. Oakley                               Executive Vice President-
                          One Nationwide Plaza                            Chief Financial Officer
                          Columbus, OH  43215

                          Robert J. Woodward Jr.                         Executive Vice President
                          One Nationwide Plaza                           Chief Investment Officer
                          Columbus, OH  43215

                          James E. Brock                            Senior Vice President - Corporate
                          One Nationwide Plaza                                  Development
                          Columbus, OH  43215

                          John R. Cook, Jr.                              Senior Vice President -
                          One Nationwide Plaza                         Chief Communications Officer
                          Columbus, OH  43215

                          Phillip C. Gath                                Senior Vice President -
                          One Nationwide Plaza                                 Chief Actuary
                          Columbus, OH  43215

                          Richard D. Headley                           Senior Vice President - Chief
                          One Nationwide Plaza                        Information Technology Officer
                          Columbus, OH  43215

                          Donna A James                                Senior Vice President - Human
                          One Nationwide Plaza                                   Resources
                          Columbus, OH  43215

                          Richard A. Karas                            Senior Vice President - Sales -
                          One Nationwide Plaza                              Financial Services
                          Columbus, OH  43215






                                   97 of 116

                           NAME AND PRINCIPAL                             POSITIONS AND OFFICES
                            BUSINESS ADDRESS                                 WITH DEPOSITOR
                          Douglas C. Robinette                            Senior Vice President-
                          One Nationwide Plaza                             Marketing and Product
                          Columbus, OH  43215                              Management Nationwide
                                                                        Financial Services of the
                                                                      Nationwide Insurance Enterprise

                          Susan A. Wolken                              Senior Vice President - Life
                          One Nationwide Plaza                              Company Operations
                          Columbus, OH  43215

                          Bruce C. Barnes                               Vice President - Technology
                          One Nationwide Plaza                             Strategy and Planning
                          Columbus, OH  43215

                          Dennis W. Click                               Vice President - Secretary
                          One Nationwide Plaza
                          Columbus, OH  43215

                          David A. Diamond                              Vice President - Enterprise
                          One Nationwide Plaza                                  Controller
                          Columbus, OH  43215

                          Matthew S. Easley                                  Vice President -
                          One Nationwide Plaza                           Investment Life Actuarial
                          Columbus, OH  43215

                          R. Dennis Noice                                Vice President - Systems
                          One Nationwide Plaza
                          Columbus, OH  43215

                          Joseph P. Rath
                          One Nationwide Plaza                           Vice President - Product
                          Columbus, OH  43215                              and Market Compliance

                          Mark Thresher                             Senior Vice President - Finance and
                          One Nationwide Plaza                                   Treasurer
                          Columbus, OH  43215

Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

          *    Subsidiaries for which separate financial statements are filed
          ** Subsidiaries included in the respective consolidated financial statements
          *** Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
          **** other subsidiaries




                                   98 of 116

                       COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                            CHART UNLESS
                                                                              OTHERWISE
                                                                             INDICATED)
       The 401K Companies, Inc.                 Texas                                        Holding Company


       The 401(K) Company                       Texas                                        Third-party administrator for 401(k)
                                                                                             plans

       401K Investment Advisors, Inc.           Texas                                        Investment Advisor registered with the
                                                                                             SEC

       401K Investments Services, Inc.          Texas                                        NASD registered Broker-Dealer

       Affiliate Agency, Inc.                   Delaware                                     Life Insurance Agency

       Affiliate Agency of Ohio, Inc.           Ohio                                         Life Insurance Agency

       AID Finance Services, Inc.               Iowa                                         Holding Company

       ALLIED General Agency Company            Iowa                                         Managing General Agent and Surplus
                                                                                             Lines Broker (P&C)

       ALLIED Group, Inc.                       Iowa                                         Holding Company

       ALLIED Group Insurance Marketing         Iowa                                         Direct Marketer (P&C)
       Company

       ALLIED Group Merchant Banking            Iowa                                         Broker-Dealer
       Corporation

       ALLIED Group Mortgage Company            Iowa                                         Mortgage Lender

       ALLIED Life Brokerage Agency, Inc.       Iowa                                         Insurance Broker

       ALLIED Life Financial Corporation        Iowa                                         Holding Company

       ALLIED Life Insurance Company            Iowa                                         Insurance Company

       ALLIED Property and Casualty Insurance   Iowa                                         Underwrites General P&C Insurance
       Company

       Allnations, Inc.                         Ohio                                         Promotes international cooperative
                                                                                             insurance organizations

       AMCO Insurance Company                   Iowa                                         Underwrites General P&C Insurance

       American Marine Underwriters, Inc.       Florida                                      Underwriting Manager

       Auto Direkt Insurance Company            Germany                                      Insurance Company

       CalFarm Insurance Company                California                                   Stock Corporation

       Caliber Funding Corporation              Delaware                                     Stock Corporation

       Colonial County Mutual Insurance         Texas                                        Insurance Company
       Company

       Colonial Insurance Company of Wisconsin  Wisconsin                                    Insurance Company

       Columbus Insurance Brokerage and         Germany                                      Insurance Broker
       Service GmbH



                                   99 of 116

                       COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                            CHART UNLESS
                                                                              OTHERWISE
                                                                             INDICATED)
       Cooperative Service Company              Nebraska                                     Insurance Agency

       Depositors Insurance Company             Iowa                                         Underwrites P&C insurance

       *Employers Life Insurance Company of     Wisconsin                                    Life Insurance Company
       Wausau

       Excaliber Funding Corporation            Delaware                                     Limited purpose corporation

       F&B, Inc.                                Iowa                                         Insurance Agency

       Farmland Mutual Insurance Company        Iowa                                         Mutual Insurance Company

       Financial Horizons Distributors Agency   Alabama                                      Insurance Agency
       of Alabama, Inc.

       Financial Horizons Distributors Agency   Ohio                                         Insurance Agency
       of Ohio, Inc.

       Financial Horizons Distributors Agency   Oklahoma                                     Insurance Agency
       of Oklahoma, Inc.

       Financial Horizons Distributors Agency   Texas                                        Insurance Agency
       of Texas, Inc.

       *Financial Horizons Investment Trust     Massachusetts                                Investment Company

       Financial Horizons Securities            Oklahoma                                     Broker-Dealer
       Corporation

       GatesMcDonald Health Plus, Inc.          Ohio                                         Managed Care Organization

       Gates, McDonald & Company                Ohio                                         Cost Control

       Gates, McDonald & Company of Nevada      Nevada                                       Self-insurance administration, claims
                                                                                             examinations and data processing
                                                                                             services

       Gates, McDonald & Company of New York,   New York                                     Workers' compensation claims
       Inc.                                                                                  administration

       MedPro Solutions, Inc.                   Massachusetts                                Third-party administration services
                                                                                             for workers' compensation, automobile
                                                                                             injury and disability claims

       Insurance Intermediaries, Inc.           Ohio                                         Insurance Broker and Insurance Agency

       Irvin L. Schwartz and Associates, Inc.   Ohio                                         Insurance Agency

       Landmark Financial Services of New       New York                                     Life Insurance Agency
       York, Inc.

       Leben Direkt Insurance Company           Germany                                      Life Insurance Company



                                   100 of 116

                       COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                            CHART UNLESS
                                                                              OTHERWISE
                                                                             INDICATED)
       Lone Star General Agency, Inc.           Texas                                        Insurance Agency

       Midwest Printing Services, Inc.          Iowa                                         General Printing Services

       Morley & Associates                      Oregon                                       Insurance Broker

       Morley Capital Management, Inc.          Oregon                                       Investment Adviser and stable value
                                                                                             money management

       Morley Financial Services, Inc.          Oregon                                       Holding Company

       Morley Research Associates, Ltd.         Delaware                                     Credit research consulting

       **MRM Investments, Inc.                  Ohio                                         Owns and operates a recreational ski
                                                                                             facility

       **National Casualty Company              Wisconsin                                    Insurance Company

       National Casualty Company of America,    Great Britain                                Insurance Company
         Ltd.

       National Deferred Compensation, Inc.     Ohio                                         Administers deferred compensation
                                                                                             plans for public employees

       **National Premium and Benefit           Delaware                                     Insurance Administrative Services
       Administration Company

       Nationwide Advisory Services, Inc.       Ohio                                         Investment Management and
                                                                                             Administrative Services

       **Nationwide Agency, Inc.                Ohio                                         Insurance Agency

       Nationwide Agribusiness Insurance        Iowa                                         Insurance Company
       Company

       Nationwide Asset Allocation Trust        Massachusetts                                Investment Company

       Nationwide Cash Management Company       Ohio                                         Investment Securities Agent

       Nationwide Community Urban               Ohio                                         Special purpose real estate corporation
       Redevelopment Corporation

       Nationwide Corporation                   Ohio                                         Holding Company

       Nationwide Financial Institution         Delaware                                     Insurance Agency
       Distributors Agency, Inc.

       Nationwide Financial Services            Bermuda                                      Life Insurance Company
       (Bermuda) Ltd.

       Nationwide Financial Services Capital    Delaware                                     Statutory Business Trust
       Trust

       Nationwide Financial Services Capital    Delaware                                     Statutory Business Trust
       Trust II


                                   101 of 116

                       COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                            CHART UNLESS
                                                                              OTHERWISE
                                                                             INDICATED)
       Nationwide Financial Services, Inc.      Delaware                                     Holding Company

       Nationwide General Insurance Company     Ohio                                         Insurance Company

       Nationwide Global Holdings, Inc.         Ohio                                         Holding Company for International
                                                                                             Operations

       Nationwide Health Plans, Inc.            Ohio                                         Health Maintenance Organization

       *Nationwide Indemnity Company            Ohio                                         Reinsurance Company

       Nationwide Insurance Company of America  California                                   Underwriter

       Nationwide Insurance Company of Florida  Ohio                                         Insurance Company

       Nationwide Insurance Enterprise          Ohio                                         Membership Non-Profit Corporation
       Foundation

       Nationwide Services Company, LCC         Ohio                                         Shared services functions

       Nationwide Insurance Golf Charities,     Ohio                                         Membership Non-Profit Corporation
       Inc.

       Nationwide International Underwriters    California                                   Underwriting Manager

       Nationwide Investing Foundation          Michigan                                     Provide investors with continuous
                                                                                             source of investment

       *Nationwide Investing Foundation II      Massachusetts                                Common Law Trust

       Nationwide Investment Services           Oklahoma                                     Registered Broker-Dealer in deferred
       Corporation                                                                           compensation market

       Nationwide Investors Services, Inc.      Ohio                                         Stock Transfer Agent

       **Nationwide Life and Annuity            Ohio                                         Life Insurance Company
       Insurance Company

       **Nationwide Life Insurance Company      Ohio                                         Life Insurance Company

       Nationwide Lloyds                        Texas                                        Property Insurance

       Nationwide Management Systems, Inc.      Ohio                                         Preferred provider organization,
                                                                                             products and related services

       Nationwide Mutual Fire Insurance         Ohio                                         Mutual Insurance Company
       Company

       Nationwide Mutual Funds                  Ohio                                         Investment Company

       Nationwide Mutual Insurance Company      Ohio                                         Mutual Insurance Company


                                   102 of 116

                       COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                            CHART UNLESS
                                                                              OTHERWISE
                                                                             INDICATED)
       Nationwide Properties, Ltd.              Ohio                                         Develop, own and operate real estate
                                                                                             and real estate investments

       Nationwide Property and Casualty         Ohio                                         Insurance Company
       Insurance Company

       Nationwide Realty Investors, Inc.        Ohio                                         Develop, own and operate real estate
                                                                                             and real estate investments

       Nationwide Retirement Solutions, Inc.    Delaware                                     Market and administer deferred
                                                                                             compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    Alabama                                      Market and administer deferred
       of Alabama                                                                            compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    Arizona                                      Market and administer deferred
       of Arizona                                                                            compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    Arkansas                                     Market and administer deferred
       of Arkansas                                                                           compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    Montana                                      Market and administer deferred
       of Montana                                                                            compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    Nevada                                       Market and administer deferred
       of Nevada                                                                             compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    New Mexico                                   Market and administer deferred
       of New Mexico                                                                         compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    Ohio                                         Market variable annuity contracts to
       of Ohio                                                                               members of the National Education
                                                                                             Association in the state of Ohio

       Nationwide Retirement Solutions, Inc.    Oklahoma                                     Market variable annuity contracts to
       of Oklahoma                                                                           members of the National Education
                                                                                             Association in the state of Oklahoma

       Nationwide Retirement Solutions, Inc.    South Dakota                                 Market and administer deferred
       of South Dakota                                                                       compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    Texas                                        Market and administer deferred
       of Texas                                                                              compensation plans for public employees

       Nationwide Retirement Solutions, Inc.    Wyoming                                      Market variable annuity contracts to
       of Wyoming                                                                            members of the National Education
                                                                                             Association in the state of Wyoming


                                   103 of 116

                       COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                            CHART UNLESS
                                                                              OTHERWISE
                                                                             INDICATED)
       Nationwide Retirement Solutions          Massachusetts                                Market and administer deferred
       Insurance Agency Inc.                                                                 compensation plans for public employees

       *Nationwide Separate Account Trust       Massachusetts                                Investment Company

       Nationwide Trust Company, FSB            United States of America                     Federal Savings Bank

       Neckura Holding Company                  Germany                                      Administrative services for Neckura
                                                                                             Insurance Group

       Neckura Insurance Company                Germany                                      Insurance Company

       Neckura Life Insurance Company           Germany                                      Life Insurance Company

       Nevada Independent                       Nevada                                       Workers' compensation administrative
       Companies-Construction                                                                services

       Nevada Independent Companies-Health      Nevada                                       Workers' compensation administrative
       and Nonprofit                                                                         services

       Nevada Independent Companies-            Nevada                                       Workers' compensation administrative
       Hospitality and Entertainment                                                         services

       Nevada Independent Companies-            Nevada                                       Workers' compensation administrative
       Manufacturing                                                                         services

       NFS Distributors, Inc.                   Delaware                                     Holding Company

       NWE, Inc.                                Ohio                                         Special Investments

       PanEuroLife                              Luxembourg                                   Life Insurance

       Pension Associates, Inc.                 Wisconsin                                    Pension plan administration

       Portland Investment Services, Inc.       Oregon                                       NASD Registered Broker-Dealer

       Premier Agency, Inc.                     Iowa                                         Insurance Agency

       Riverview Agency, Inc.                   Texas                                        Stock Corporation

       Scottsdale Indemnity Company             Ohio                                         Insurance Company

       Scottsdale Insurance Company             Ohio                                         Insurance Company

       Scottsdale Surplus Lines Insurance       Arizona                                      Excess and Surplus Lines Insurance
       Company                                                                               Company

       SVM Sales GmbH, Neckura Insurance Group  Germany                                      Sales support for Neckura Insurance
                                                                                             Group
       Union Bond and Trust Company             Oregon                                       Oregon state bank with trust powers

       Villanova Capital, Inc.                  Delaware                                     Holding Company


                                   104 of 116

                       COMPANY                      STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                            CHART UNLESS
                                                                              OTHERWISE
                                                                             INDICATED)
       Villanova Mutual Fund Capital Trust      Delaware                                     Business Trust

       Villanova SA Capital Trust               Delaware                                     Business Trust

       **Wausau Preferred Health Insurance      Wisconsin                                    Insurance and Reinsurance Company
       Company

       Western Heritage Insurance Company       Arizona                                      Excess and Surplus Lines Insurance
                                                                                             Company

                                   105 of 116

                        COMPANY                    STATE/COUNTRY OF        NO. VOTING SECURITIES           PRINCIPAL BUSINESS
                                                     ORGANIZATION          (SEE ATTACHED CHART)
                                                                         UNLESS OTHERWISE INDICATED
     *   MFS Variable Account                            Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   NACo Variable Account                           Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide DC Variable Account                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

         Nationwide DCVA-II                              Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Separate Account No. 1                          Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide Multi-Flex Variable Account          Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide VA Separate Account-A                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                       Separate Account

     *   Nationwide VA Separate Account-B                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                       Separate Account

     *   Nationwide VA Separate Account-C                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                       Separate Account

         Nationwide VA Separate Account-Q                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                       Separate Account

     *   Nationwide Variable Account                     Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide Variable Account-II                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide Variable Account-3                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide Variable Account-4                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide Variable Account-5                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide Variable Account-6                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide Fidelity Advisor Variable            Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
         Account                                                       Account

         Nationwide Variable Account-8                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide Variable Account-9                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

         Nationwide Variable Account-10                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account

     *   Nationwide VL Separate Account-A                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                       Separate Account              Policies


                                   106 of 116

                        COMPANY                    STATE/COUNTRY OF        NO. VOTING SECURITIES           PRINCIPAL BUSINESS
                                                     ORGANIZATION          (SEE ATTACHED CHART)
                                                                         UNLESS OTHERWISE INDICATED
         Nationwide VL Separate Account-B                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                       Separate Account              Policies

     *   Nationwide VL Separate Account-C                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                       Separate Account              Policies

         Nationwide VL Separate Account -D               Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                       Separate Account              Policies

     *   Nationwide VLI Separate Account                 Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies

     *   Nationwide VLI Separate Account-2               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies

     *   Nationwide VLI Separate Account-3               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies

     *   Nationwide VLI Separate Account-4               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies

         Nationwide VLI Separate Account-5               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies







                                   107 of 116

                                                                                                                         (left side)
------------------------
| NATIONWIDE INSURANCE |
| GOLF CHARITIES, INC. |
|                      |
|      MEMBERSHIP      |
|      NONPROFIT       |
|     CORPORATION      |
------------------------
           -------------------------------------------------------------------------------------------------------------------------
           |                                      |                                   |
---------------------------           ---------------------------       ----------------------------
|      ALLIED LIFE        |           |         ALLIED          |       |       AID FINANCE        |
|       FINANCIAL         |           |       GROUP, INC.       |       |      SERVICES, INC.      |
|      CORPORATION        |           |          (AGI)          |       |      (AID FINANCE)       |
|        (ALFC)           |           |                         |       |                          |
|Common Stock: 850        |           |Common Stock: 850 Shares |       |Common Stock: 10,000      |
|------------  Shares     |           |------------             |       |------------  Shares      |
|                         |---|       |                         |---|   |                          |
|              Cost       |   |       |              Cost       |   |   |              Cost        |
|              ----       |   |       |              ----       |   |   |              ----        |
|Casualty-                |   |       |Casualty-                |   |   |Casualty-                 |
|100%         $47,286,429 |   |       |100%       $1,049,237,226|   |   |100%          $19,545,634 |
---------------------------   |       ---------------------------   |   ----------------------------
                              |                                     |                 |
---------------------------   |       ---------------------------   |   ----------------------------
|    ALLIED GROUP         |   |       |           AMCO          |   |   |          ALLIED          |
|  MERCHANT BANKING       |   |       |    INSURANCE COMPANY    |   |   |      GROUP INSURANCE     |
|    CORPORATION          |   |       |          (AMCO)         |   |   |     MARKETING COMPANY    |
|Common Stock: 10,000     |   |       |Common Stock: 155,991    |   |   |Common Stock: 20,000      |
|------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
|                         |---|  |----|                         |---|   |                          |
|              Cost       |   |  |    |              Cost       |   |   |              Cost        |
|              ----       |   |  |    |              ----       |   |   |              ----        |
|                         |   |  |    |                         |   |   |Aid Finance-              |
|AFLC-100%     $100,000   |   |  |    |AGI-100%      $95,925,450|   |   |100%          $16,059,469 |
---------------------------   |  |    ---------------------------   |   ----------------------------
                              |  |                                  |
---------------------------   |  |    ---------------------------   |   ----------------------------
|      ALLIED LIFE        |   |  |    |          WESTERN        |   |   |         DEPOSITORS       |
|       BROKERAGE         |   |  |    |    HERITAGE INSURANCE   |   |   |     INSURANCE COMPANY    |
|      AGENCY, INC.       |   |  |    |         COMPANY         |   |   |       (DEPOSITORS)       |
|Common Stock: 500,000    |   |  |    |Common Stock: 4,776,076  |   |   |Common Stock: 199,991     |
|------------  Shares     |   |  |    |------------  Shares     |   |   |------------  Shares      |
|                         |---|  |----|                         |   |---|                          |
|              Cost       |   |  |    |              Cost       |   |   |              Cost        |
|              ----       |   |  |    |              ----       |   |   |              ----        |
|AFLC-100%     $442,695   |   |  |    |AMCO-100%     $11,686,037|   |   |AGI-100%      $15,251,842 |
---------------------------   |  |    ---------------------------   |   ----------------------------
                              |  |                                  |
---------------------------   |  |    ---------------------------   |   ----------------------------
|     ALLIED LIFE         |   |  |    |          ALLIED         |   |   |      ALLIED PROPERTY     |
|      INSURANCE          |   |  |    |      GENERAL AGENCY     |   |   |        AND CASUALTY      |
|       COMPANY           |   |  |    |         COMPANY         |   |   |     INSURANCE COMPANY    |
|Common Stock: 250,000    |   |  |    |Common Stock: 5,000      |   |   |Common Stock: 156,822     |
|------------  Shares     |   |  |    |------------  Shares     |   |   |------------  Shares      |
|                         |---|  |----|                         |   |---|                          |
|              Cost       |           |              Cost       |   |   |              Cost        |
|              ----       |           |              ----       |   |   |              ----        |
|AFLC-100%     $41,732,343|           |AMCO-100%     $135,342   |   |   |AGI-100%      $33,018,634 |
---------------------------           ---------------------------   |   ----------------------------
                                                                    |
                                      ---------------------------   |   ----------------------------
                                      |          PREMIER        |   |   |          ALLIED          |
                                      |          AGENCY,        |   |   |      GROUP MORTGAGE      |
                                      |            INC.         |   |   |         COMPANY          |
                                      |Common Stock: 100,000    |   |   |Common Stock: 9,500       |
                                      |------------  Shares     |   |   |------------  Shares      |
                                      |                         |---|---|                          |
                                      |              Cost       |   |   |              Cost        |
                                      |              ----       |   |   |              ----        |
                                      |AGI-100%      $100,000   |   |   |AGI-100%      $213,976    |
                                      ---------------------------   |   ----------------------------
                                                                    |
                                                                    |   ----------------------------
                                                                    |   |          MIDWEST         |
                                                                    |   |    PRINTING SERVICES     |
                                                                    |   |            LTD.          |
                                                                    |   |Common Stock: 10,000      |
                                                                    |   |------------  Shares      |
                                                                    |---|                          |
                                                                        |              Cost        |
                                                                        |              ----        |
                                                                        |AFLC-100%    $610,000    |
                                                                        ----------------------------

                                        NATIONWIDE INSURANCE ENTERPRISE(R)                                                  (middle)
  ------------------------------------------                            ------------------------------------------
  |                                        |                            |                                        |
  |           NATIONWIDE MUTUAL            |                            |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |============================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                            |               (FIRE)                   |
  |                                        |                            |                                        |
  ------------------------------------------                            ------------------------------------------
  |  ||               |                                                                               |
  |  ||               |--------------------------------------------------------------------|          |--------------------------
--|  ||                                                                                    |
     ||                                          |--------------------------------------------------------------|----------------
     ||                                          |                                                              |
     ||  --------------------------------        |   --------------------------------            --------------------------------
     ||  |                              |        |   |     NATIONWIDE GENERAL       |            |       NECKURA HOLDING        |
     ||  |                              |        |   |      INSURANCE COMPANY       |            |      COMPANY (NECKURA)       |
     ||  |      NATIONWIDE LLOYDS       |        |   |                              |            |                              |
     ||  |                              |        |   |Common Stock:    20,000       |            |Common Stock:    10,000       |
     ||==|                              |        |---|------------     Shares       |         |--|------------     Shares       |
     ||  |       A TEXAS LLOYDS         |        |   |                              |         |  |                              |
     ||  |                              |        |   |                 Cost         |         |  |                 Cost         |
     ||  |                              |        |   |                 ----         |         |  |                 ----         |
     ||  |                              |        |   |Casualty-100%    $5,944,422   |         |  |Casualty-100%    $87,943,140  |
     ||  --------------------------------        |   --------------------------------         |  --------------------------------
     ||                                          |                                            |
     ||  --------------------------------        |   --------------------------------         |  --------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |      NATIONWIDE PROPERTY     |         |  |           NECKURA            |
     ||  |      INSURANCE COMPANY       |        |   |         AND CASUALTY         |         |  |       INSURANCE COMPANY      |
     ||  |Guaranty Fund                 |        |   |       INSURANCE COMPANY      |         |  |                              |
     ||  |------------                  |        |   |Common Stock:    60,000       |         |--|Common Stock:    6,000        |
     ||==|Certificate                   |---|    |---|------------     Shares       |         |  |------------     Shares       |
         |-----------      Cost         |   |    |   |                 Cost         |         |  |                 Cost         |
         |                 ----         |   |    |   |                 ----         |         |  |Neckura-         ----         |
         |Casualty         $500,000     |   |    |   |Casualty-100%    $6,000,000   |         |  |100%             DM 6,000,000 |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
                                            |    |                                            |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
         |        F & B, INC.           |   |    |   |      COLONIAL INSURANCE      |         |  |         NECKURA LIFE         |
         |                              |   |    |   |     COMPANY OF WISCONSIN     |         |  |       INSURANCE COMPANY      |
         |Common Stock:    1 Share      |   |    |   |          (COLONIAL)          |         |  |                              |
         |------------                  |----    |---|Common Stock:    1,750        |         |--|Common Stock:   4,000         |
         |                 Cost         |   |    |   |------------     Shares       |         |  |------------    Shares        |
         |                 ----         |   |    |   |                 Cost         |         |  |                Cost          |
         |Farmland                      |   |    |   |                 ----         |         |  |                ----          |
         |Mutual-100%      $10          |   |    |   |Casualty-100%    $41,750,000  |         |  |Neckura-100%    DM 15,825,681 |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
                                            |    |                                            |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
         |    COOPERATIVE SERVICE       |   |    |   |         SCOTTSDALE           |         |  |        NECKURA GENERAL       |
         |          COMPANY             |   |    |   |      INSURANCE COMPANY       |         |  |       INSURANCE COMPANY      |
         |Common Stock:    600 Shares   |   |    |   |            (SIC)             |         |  |                              |
         |------------                  |   |    |   |Common Stock:    30,136       |         |  |Common Stock:    1,500        |
         |                 Cost         |----    |---|------------     Shares       | ----    |--|------------     Shares       |
         |                 ----         |        |   |                 Cost         |    |    |  |                 Cost         |
         |Farmland         $3,506,173   |        |   |                 ----         |    |    |  |                 ----         |
         |Mutual-100%                   |        |   |Casualty-100%    $150,000,000 |    |    |  |Neckura-100%     DM 1,656,925 |
         --------------------------------        |   --------------------------------    |    |  --------------------------------
                                                 |                                       |    |
         --------------------------------        |   --------------------------------    |    |  --------------------------------
         | NATIONWIDE AGRIBUSINESS      |        |   |          SCOTTSDALE          |    |    |  |       COLUMBUS INSURANCE     |
         |    INSURANCE COMPANY         |        |   |        SURPLUS LINES         |    |    |  |      BROKERAGE AND SERVICE   |
         |Common Stock:    1,000,000    |        |   |       INSURANCE COMPANY      |    |    |  |              GmbH            |
         |------------     Shares       |        |   | Common Stock:    10,000      |    |    |  |Common Stock:    1 Share      |
         |                              |--------|   | ------------     Shares      | ---|    |--|------------                  |
         |                    Cost      |        |   |                              |    |    |  |                              |
         |Casualty-99.9%      ----      |        |   |                   Cost       |    |    |  |                 Cost         |
         |Other Capital:   $26,714,335  |        |   |                   ----       |    |    |  |                 ----         |
         |-------------                 |        |   | SIC-100%          $6,000,000 |    |    |  |Neckura-100%     DM 51,639    |
         |Casualty-Ptd.    $   713,576  |        |   |                              |    |    |  |                              |
         --------------------------------        |   --------------------------------    |    |  --------------------------------
                                                 |                                       |    |
         --------------------------------        |   --------------------------------    |    |  --------------------------------
         |    NATIONAL CASUALTY         |        |   |      NATIONAL PREMIUM &      |    |    |  |          LEBEN DIREKT        |
         |          COMPANY             |        |   |    BENEFIT ADMINISTRATION    |    |    |  |        INSURANCE COMPANY     |
         |           (NC)               |        |   |           COMPANY            |    |    |  |                              |
         |Common Stock:    100 Shares   |        |   |Common Stock:    10,000       |    |    |  |Common Stock:    4,000 Shares |
         |------------                  |--------|   |------------     Shares       |----|    |--|------------                  |
         |                 Cost         |            |                 Cost         |         |  |                 Cost         |
         |                 ----         |            |                 ----         |         |  |                 ----         |
         |Casualty-100%    $67,442,439  |            |Scottsdale-100%  $10,000      |         |  |Neckura-100%     DM 4,000,000 |
         --------------------------------            --------------------------------         |  --------------------------------
                       |                                                                      |
         --------------------------------            --------------------------------         |  --------------------------------
         |    NCC OF AMERICA, LTD.      |            |         SVM SALES            |         |  |          AUTO DIREKT         |
         |        (INACTIVE)            |            |            GmbH              |         |  |       INSURANCE COMPANY      |
         |                              |            |                              |         |  |                              |
         |                              |            |Common Stock:    50 Shares    |         |  |Common Stock:    1500 Shares  |
         |                              |            |------------                  |------------|------------                  |
         |                              |            |                 Cost         |            |                 Cost         |
         |NC-100%                       |            |                 ----         |            |                 ----         |
         |                              |            |Neckura-100%     DM 50,000    |            |Neckura-100%     DM 1,643,149 |
         |                              |            |                              |            |                              |
         |                              |            |                              |            |                              |
         --------------------------------            --------------------------------            --------------------------------


                                                                                                                        (right side)
                                                                                                            ------------------------
                                                                                                            | NATIONWIDE INSURANCE |
                                                                                                            | ENTERPRISE FOUNDATION|
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------
-----------------------------------------------------------------------|
                                                                       |
---------------                                                        --------------------------------------------------
              |                                                                                                         |
-----------------------------------------------------------------------------------------|-----------------------       |
  |                                          |                                           |                      |       |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |     |         SCOTTSDALE           |     |    |         NATIONWIDE           |       |        |          NATIONWIDE            |
  |     |      INDEMNITY COMPANY       |     |    |      COMMUNITY URBAN         |       |        |          CORPORATION           |
  |     |                              |     |    |       REDEVELOPMENT          |       |        |                                |
  |     |                              |     |    |        CORPORATION           |       |        |Common Stock:    Control:       |
  |     |Common Stock:    50,000       |     |    |Common Stock:    10 Shares    |       |        |------------     -------        |
  |-----|------------     Shares       |     |----|------------                  |       |        |$13,642,432      100%           |
  |     |                 Cost         |     |    |                 Cost         |       |        |         Shares     Cost        |
  |     |                 ----         |     |    |                 ----         |       |        |         ------     ----        |
  |     |Casualty-100%    $8,800,000   |     |    |Casualty-100%    $1,000       |       |        |Casualty 12,992,922 $751,352,485|
  |     |                              |     |    |                              |       |        |Fire        649,510   24,007,936|
  |     |                              |     |    |                              |       |        |          (See Page 2)          |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |     |         NATIONWIDE           |     |    |          INSURANCE           |       |        |         ALLNATIONS, INC.       |
  |     |      INDEMNITY COMPANY       |     |    |     INTERMEDIARIES, INC.     |       |        |Common Stock:    10,330 Shares  |
  |     |                              |     |    |                              |       |        |-------------    Cost           |
  |-----|Common Stock:    28,000       |     |----|Common Stock:    1,615        |       |--------|                 ----           |
  |     |------------     Shares       |     |    |------------     Shares       |       |        |Casualty-18.6%   $88,320        |
  |     |                 Cost         |     |    |                 Cost         |       |        |Fire-18.6%       $88,463        |
  |     |                 ----         |     |    |                 ----         |       |        |Preferred Stock  1466 Shares    |
  |     |Casualty-100%    $294,529,000 |     |    |Casualty-100%    $1,615,000   |       |        |---------------  Cost           |
  |     |                              |     |    |                              |       |        |                 ----           |
  |     |                              |     |    |                              |       |        |Casualty-6.8%    $100,000       |
  |     |                              |     |    |                              |       |        |Fire-6.8%        $100,000       |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |     |          LONE STAR           |     |    |       NATIONWIDE CASH        |       |        |      PENSION ASSOCIATES        |
  |     |     GENERAL AGENCY, INC.     |     |    |      MANAGEMENT COMPANY      |       |        |        OF WAUSAU, INC.         |
  |     |                              |     |    |Common Stock:    100 Shares   |       |        |Common Stock:    1,000 Shares   |
  ------|Common Stock:    1,000        |     |----|------------                  |       |--------|-------------                   |
  |     |------------     Shares       |     |    |                 Cost         |       |        |                 Cost           |
  |     |                 Cost         |     |    |                 ----         |       |        |                 ----           |
  |     |                 ----         |     |    |Casualty-90%     $9,000       |       |        |                                |
  |     |Casualty-100%    $5,000,000   |     |    |NW Adv. Serv.     1,000       |       |        |Casualty-100%    $2,839,392     |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |                   ||                     |                                           |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |     |   COLONIAL COUNTY MUTUAL     |     |    |    NATIONWIDE INSURANCE      |       |        |       AMERCIAN MARINE          |
  |     |      INSURANCE COMPANY       |     |    |     COMPANY OF FLORIDA       |       |        |      UNDERWRITERS, INC.        |
  |     |                              |     |    |Common Stock:    10,000       |       |        |Common Stock:    20 Shares      |
  |     |Surplus Debentures            |     |    |-------------    Shares       |       |        |-------------                   |
  |     |------------------            |     |----|                              |       |--------|                 Cost           |
  |     |                 Cost         |     |    |                 Cost         |                |                 ----           |
  |     |                 ----         |     |    |                 ----         |                |                                |
  |     |Colonial         $500,000     |     |    |Casualty-100%    $300,000,000 |                |Casualty-100%    $5,020         |
  |     |Lone Star         150,000     |     |    |                              |                |                                |
  |     --------------------------------     |    --------------------------------                ----------------------------------
  |                                          |
  |     --------------------------------     |    --------------------------------
  |     |       TIG COUNTRYWIDE        |     |    |    WAUSAU INTERNATIONAL      |
  |     |      INSURANCE COMPANY       |     |    |        UNDERWRITERS          |
  |     |Common Stock     12,000       |     |    |                              |
  |     |------------     Shares       |     |    |Common Stock:    1,000 Shares |
  |-----|                              |     -----|------------                  |
  |     |                 Cost         |     |    |                 Cost         |
  |     |                 ----         |     |    |                 ----         |
  |     |Casualty-100%    $215,273,000 |     |    |Casualty-100%    $10,000      |
  |     |                              |     |    |                              |
  |     --------------------------------     |    |                              |
  |                                          |    --------------------------------
  |                                          |
  |     --------------------------------     |    --------------------------------
  |     |     NATIONWIDE INSURANCE     |     |    |         NATIONWIDE           |
  |     |   ENTERPRISE SERVICES, LTD.  |     |    |          ARENA LLC           |
  |     |                              |     |    |                              |
  |     |Single Member Limited         |     |    |                              |
  |.....|Liability Company             |     |....|                              |
        |                              |          |                              |
        |                              |          |                              |
        |Casualty-100%                 |          |Casualty-90%                  |
        |                              |          |                              |
        --------------------------------          --------------------------------


Subsidiary Companies      -- Solid Line
Contractual Association   -- Double Line
Limited Liability Company -- Dotted Line

December 31, 1998

                                                                                                                         (Left Side)

                             |----------------------------------|-----------------------------------|-------------------------------
                             |                                  |                                   |
               -----------------------------      -----------------------------      -----------------------------
               | NATIONWIDE LIFE INSURANCE |      |        NATIONWIDE         |      |   NATIONWIDE FINANCIAL    |
               |     COMPANY (NW LIFE)     |      |    FINANCIAL SERVICES     |      | INSTITUTION DISTRIBUTORS  |
               |                           |      |      CAPITAL TRUST        |      |   AGENCY, INC. (NFIDAI)   |
               | Common Stock: 3,814,779   |      | Preferred Stock:          |      | Common Stock:     1,000   |
               | ------------  Shares      |      | ---------------           |      | ------------      Shares  |
               |                           |      |                           |      |                           |
               | NFS--100%                 |      | NFS--100%                 |      | NFS--100%                 |
               ----------------|------------      -----------------------------      ---------------||------------
                               |                                                                    ||
-----------------------------  |  -----------------------------      -----------------------------  ||  ----------------------------
|    NATIONWIDE LIFE AND    |  |  |         NATIONWIDE        |      |     FINANCIAL HORIZONS    |  ||  |                          |
| ANNUITY INSURANCE COMPANY |  |  |  ADVISORY SERVICES, INC.  |      |    DISTRIBUTORS AGENCY    |  ||  |                          |
|                           |  |  |      (NW ADV. SERV.)      |      |      OF ALABAMA, INC.     |  ||  |                          |
| Common Stock: 66,000      |  |  | Common Stock: 7,676       |      | Common Stock: 10,000      |  ||  |    FINANCIAL HORIZONS    |
| ------------  Shares      |--|--| ------------  Shares      |==||  | ------------  Shares      |--||==|    DISTRIBUTORS AGENCY   |
|                           |  |  |                           |  ||  |                           |  ||  |       OF OHIO, INC.      |
|               Cost        |  |  |               Cost        |  ||  |               Cost        |  ||  |                          |
|               ----        |  |  |               ----        |  ||  |               ----        |  ||  |                          |
| NW Life -100% $58,070,003 |  |  | NW Life -100% $5,996,261  |  ||  | NFIDAI -100% $100         |  ||  |                          |
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
                               |                                 ||                                 ||
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
|         NWE, INC.         |  |  |        NATIONWIDE         |  ||  |    LANDMARK FINANCIAL     |  ||  |                          |
|                           |  |  |  INVESTORS SERVICES, INC. |  ||  |        SERVICES OF        |  ||  |                          |
|                           |  |  |                           |  ||  |       NEW YORK, INC.      |  ||  |                          |
| Common Stock: 100         |  |  | Common Stock: 5 Shares    |  ||  | Common Stock: 10,000      |  ||  |    FINANCIAL HORIZONS    |
| ------------  Shares      |--|  | ------------              |--||  | ------------  Shares      |--||==|    DISTRIBUTORS AGENCY   |
|                           |  |  |                           |  ||  |                           |  ||  |     OF OKLAHOMA, INC.    |
|               Cost        |  |  |                     Cost  |  ||  |               Cost        |  ||  |                          |
|               ----        |  |  |                     ----  |  ||  |               ----        |  ||  |                          |
| NW Life -100% $35,971,375 |  |  | NW Adv. Serv. -100% $5,000|  ||  | NFIDAI -100% $10,100      |  ||  |                          |
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
                               |                                 ||                                 ||
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
|   NATIONWIDE INVESTMENT   |  |  |    FINANCIAL HORIZONS     |  ||  |     FINANCIAL HORIZONS    |  ||  |                          |
|   SERVICES CORPORATION    |  |  |     INVESTMENT TRUST      |  ||  |      SECURITIES CORP.     |  ||  |                          |
|                           |  |  |                           |  ||  |                           |  ||  |                          |
| Common Stock: 5,000       |  |  |                           |  ||  | Common Stock: 10,000      |  ||  |    FINANCIAL HORIZONS    |
| ------------  Shares      |--|  |                           |==||  | ------------  Shares      |--||==|    DISTRIBUTORS AGENCY   |
|                           |  |  |                           |  ||  |                           |  ||  |       OF TEXAS, INC.     |
|               Cost        |  |  |                           |  ||  |               Cost        |  ||  |                          |
|               ----        |  |  |                           |  ||  |               ----        |  ||  |                          |
| NW Life -100% $529,728    |  |  |      COMMON LAW TRUST     |  ||  | NFIDAI -100% $153,000     |  ||  |                          |
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
                               |                                 ||                                 ||
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
|     NATIONWIDE REALTY     |  |  |         NATIONWIDE        |  ||  |   AFFILIATE AGENCY, INC.  |  ||  |                          |
|      INVESTORS, LTD.      |  |  |         INVESTING         |  ||  |                           |  ||  |                          |
|                           |  |  |         FOUNDATION        |  ||  |                           |  ||  |                          |
| Units:                    |  |  |                           |  ||  | Common Stock: 100         |  ||  |          AFFILIATE       |
| ------                    |..|  |                           |==||  | ------------  Shares      |--||==|          AGENCY OF       |
|                           |  |  |                           |  ||  |                           |      |          OHIO, INC.      |
|                           |  |  |                           |  ||  |               Cost        |      |                          |
| NW Life -90%              |  |  |                           |  ||  |               ----        |      |                          |
| NW Mutual-10%             |  |  |      COMMON LAW TRUST     |  ||  | NFIDAI -100% $100         |      |                          |
-----------------------------  |  -----------------------------  ||  -----------------------------      ----------------------------
                               |                                 ||
-----------------------------  |  -----------------------------  ||  -----------------------------
|        NATIONWIDE         |  |  |         NATIONWIDE        |  ||  |        NATIONWIDE         |
|       PROPERTIES, LTD.    |  |  |          INVESTING        |  ||  |         INVESTING         |
|                           |  |  |        FOUNDATION II      |  ||  |       FOUNDATION III      |
| Units:                    |..|  |                           |  ||  |                           |
| ------                    |     |                           |==||==|                           |
|                           |     |                           |  ||  |                           |
|                           |     |                           |  ||  |                           |      ----------------------
| NW Life -97.6%            |     |                           |  ||  |                           |      |  MORLEY RESEARCH   |
| NW Mutual -2.4%           |     |      COMMON LAW TRUST     |  ||  |    OHIO BUSINESS TRUST    |      |  ASSOCIATES, LTD.  |
-----------------------------     -----------------------------  ||  -----------------------------      |                    |
                                                                 ||                                     |Common Stock: 1,000 |
                                  -----------------------------  ||  -----------------------------      |------------- Shares|------
                                  |         NATIONWIDE        |  ||  |         NATIONWIDE        |      |              Cost  |
                                  |      SEPARATE ACCOUNT     |  ||  |  ASSET ALLOCATION TRUST   |      |              ----  |
                                  |            TRUST          |  ||  |                           |      |Morley-100%   $1,000|
                                  |                           |  ||  |                           |      ----------------------
                                  |                           |==||==|                           |
                                  |                           |      |                           |
                                  |                           |      |                           |
                                  |                           |      |        MASSACHUSETTS      |
                                  |      COMMON LAW TRUST     |      |       BUSINESS TRUST      |
                                  -----------------------------      -----------------------------

                                                                                                                           (Center)
                                               NATIONWIDE INSURANCE ENTERPRISE (R)
--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   Common Stock:           Control:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |              Shares      Cost         |
                                                  |             ------      ----          |
                                                  |Casualty     12,992,922   $751,352,485 |
                                                  |Fire            649,510     24,007,936 |
                                                  -------------------|---------------------
                                                                     |--------------------------------------------------------------
                                                      ---------------|-------------
                                                      |    NATIONWIDE FINANCIAL   |
                                                      |    SERVICES, INC. (NFS)   |
                                                      |                           |
                                                      |Common Stock:  Control:    |
                                                      |------------   -------     |
                                                      |                           |
                                                      |                           |
                                                      |Class A      Public--100%  |
                                                      |Class B      NW Corp--100% |
                                                      ---------------|-------------
                                                                     |
-----------------|-------------------------------|-------------------|--------------------------------|-----------------------------
                 |                               |                   |                                |
    -------------|---------------  --------------|--------------     |                 ---------------|-------------
    |     MORLEY FINANCIAL      |  | THE 401(k) COMPANIES, INC.|     |                 |   NATIONWIDE RETIREMENT   |
    |  SERVICES, INC. (MORLEY)  |  |        (401(k))           |     |                 |      SOLUTIONS, INC.      |
    |Common Stock:  82,343      |  |Common Stock:   Control:   |     |                 |Common Stock: 236,494      |
|---|-------------  Shares      |  |-------------   -------    |--|  |                 |------------- Shares       |
|   |                           |  |Class A         Other-100% |  |  |                 |                           |
|   |NFS-100%                   |  |Class B         NFS  -100% |  |  |                 |NRS-100%                   |
|   -----------------------------  -----------------------------  |  |                 ---------------|-------------
|                                                                 |  |                                |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|   |         MORLEY &          |  |    401(k) INVESTMENT      |  |  | |   NATIONWIDE RETIREMENT   |  |  |  NATIONWIDE RETIREMENT  |
|   |     ASSOCIATES, INC.      |  |      SERVICES, INC.       |  |  | |    SOLUTIONS, INC. OF     |  |  |  SOLUTIONS, INC. OF NEW |
|   |                           |  |                           |  |  | |        ALABAMA            |  |  |         MEXICO          |
|   |Common Stock: 3,500        |  | Common Stock: 1,000,000   |  |  | | Common Stock: 10,000      |  |  | Common Stock: 1,000     |
|---|------------- Shares       |  | ------------- Shares      |--|  | | ------------- Shares      |--|--| ------------- Shares    |
|   |              Cost         |  |               Cost        |  |  | |               Cost        |  |  |             Cost        |
|   |              ----         |  |               ----        |  |  | |               ----        |  |  |             ----        |
|   |Morley-100%   $1,000       |  |401(k)-100%    $7,800      |  |  | |NRS-100%       $1,000      |  |  |NRS-100%     $1,000      |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|                                                                 |  |                                |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|   |       MORLEY CAPITAL      |  |    401(k) INVESTMENT      |  |  | |   NATIONWIDE RETIREMENT   |  |  | NATIONWIDE RETIREMENT   |
|   |         MANAGEMENT        |  |      ADVISORS, INC.       |  |  | |    SOLUTIONS, INC. OF     |  |  |  SOLUTIONS, INC. OF     |
|   |                           |  |                           |  |  | |         ARIZONA           |  |  |       SO. DAKOTA        |
|   |Common Stock: 500          |  |Common Stock: 1,000        |  |  | |Common Stock: 1,000        |  |  |Common Stock: 1,000      |
|---|------------- Shares       |  |------------- Shares       |--|  | |------------- Shares       |--|--|------------- Shares     |
|   |              Cost         |  |               Cost        |  |  | |               Cost        |  |  |             Cost        |
|   |              ----         |  |               ----        |  |  | |               ----        |  |  |             ----        |
|   |Morley-100%   $5,000       |  |401(k)-100%    $1,000      |  |  | |NRS-100%       $1,000      |  |  |NRS-100%     $1,000      |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|                                                                 |  |                                |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|   |        UNION BOND         |  |     401(k) ICOMPANY       |  |  | |  NATIONWIDE RETIREMENT    |  |  |  NATIONWIDE RETIREMENT  |
|   |      & TRUST COMPANY      |  |                           |  |  | |   SOLUTIONS, INC. OF      |  |  |   SOLUTIONS, INC. OF    |
|   |                           |  |                           |  |  | |         ARKANSAS          |  |  |         WYOMING         |
|   |Common Stock: 2,000        |  |Common Stock: 855,000      |  |  | |Common Stock: 50,000       |  |  |Common Stock: 500        |
|---|------------- Shares       |  |------------- Shares       |--|  | |------------- Shares       |--|--|------------- Shares     |
|   |              Cost         |  |              Cost         |     | |              Cost         |  |  |              Cost       |
|   |              ----         |  |              ----         |     | |              ----         |  |  |              ----       |
|   |Morley-100%   $50,000      |  |401(k)-100%   $1,000       |     | |NRS-100%      $500         |  |  |NRS-100%      $500       |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|                                                                    |                                |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|   |    PORTLAND INVESTMENT    |  |     NATIONWIDE TRUST      |     | |   NATIONWIDE RETIREMENT   |  |  |  NATIONWIDE RETIREMENT  |
|   |      SERVICES, INC.       |  |       COMPANY, FSB        |     | |  SOLUTIONS, INS. AGENCY,  |  |  |   SOLUTIONS, INC. OF    |
|   |                           |  |                           |     | |            INC.           |  |  |           OHIO          |
|   |Common Stock: 1,000        |  |Common Stock: 2,800,000    |     | |Common Stock: 1,000        |  |  |                         |
|---|------------- Shares       |  |------------- Shares       |-----| |------------- Shares       |--|==|                         |
|   |              Cost         |  |              Cost         |     | |              Cost         |  |  |                         |
|   |              ----         |  |              ----         |     | |              ----         |  |  |                         |
|   |Morley-100%   $25,000      |  |NFS-100%      $3,500,000   |     | |NRS -100%     $1,000       |  |  |                         |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|                                                                    |                                |
|   -----------------------------  -----------------------------     | ----------------------------   |  ---------------------------
|   |     EXCALIBER FUNDING     |  |   NATIONWIDE FINANCIAL    |     | |   NATIONWIDE RETIREMENT   |  |  |  NATIONWIDE RETIREMENT  |
|   |       CORPORATION         |  | SERVICES CAPITAL TRUST II |     | |    SOLUTIONS, INC. OF     |  |  |   SOLUTIONS, INC. OF    |
|   |                           |  |                           |     | |         MONTANA           |  |  |        OKLAHOMA         |
|   |Common Stock: 1,000        |  |                           |     | |Common Stock: 500          |  |  |                         |
|---|------------- Shares       |  |                           |-----| |------------- Shares       |--|==|                         |
|   |              Cost         |  |                           |     | |              Cost         |  |  |                         |
|   |              ----         |  |                           |     | |              ----         |  |  |                         |
|   |Morley-100%   $1,000       |  |NFS-100%                   |     | |NRS-100%      $500         |  |  |                         |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|                                                                    |                                |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|   |     CALIBER FUNDING       |  |   NFS DISTRIBUTORS INC.   |     | |   NATIONWIDE RETIREMENT   |  |  |  NATIONWIDE RETIREMENT  |
|   |      CORPORATION          |  |                           |     | |    SOLUTIONS, INC. OF     |  |  |   SOLUTIONS, INC. OF    |
|   |                           |  |                           |     | |          NEVADA           |  |  |        TEXAS            |
|   |                           |  |                           |     | | Common Stock: 1,000       |  |  |                         |
|---|                           |  |                           |-----| | ------------- Shares      |--|==|                         |
    |                           |  |                           |       |               Cost        |     |                         |
    |                           |  |                           |       |               ----        |     |                         |
    |Morley-100%                |  |NFS-100%                   |       | NRS-100%      $1,000      |     |                         |
    -----------------------------  -----------------------------       -----------------------------     ---------------------------


                                                                                                                            (Right)
------------------------------------------------|--------------------|---------------------------------------|
                                                |                    |                                       |
                                                |     ---------------|----------------         --------------|----------------
                                                |     | EMPLOYERS LIFE INSURANCE CO. |         |      GATES MCDONALD         |
                                                |     |       OF WAUSAU (ELIOW)      |         |     & COMPANY (GATES)       |
                                                |     |                              |         |                             |
                                                |     |Common Stock:    250,000      |         |Common Stock:    254         |
                                                |  |--|-------------    Shares       |      |--|-------------    Shares      |
                                                |  |  |                              |      |  |                             |
                                                |  |  |                 Cost         |      |  |                 Cost        |
                                                |  |  |                 ----         |      |  |                 ----        |
                                                |  |  |NW CORP. -100%   $126,509,480 |      |  |NW CORP. -100%   $25,683,532 |
                                                |  |  --------------------------------      |  -------------------------------
------------                                    |  |                                        |
           |  --------------------------------  |  |  --------------------------------      |  --------------------------------
           |  |       NATIONWIDE TRUST       |  |  |  |       WAUSAU PREFERRED       |      |  |          HEALTHCARE          |
           |  |           COMPANY            |  |  |  |      HEALTH INSURANCE CO.    |      |  |          FIRST, INC.         |
           |  |                              |  |  |  |                              |      |  |                              |
           |  |Common Stock:    2,800,000    |  |  |  |Common Stock:    200          |      |  |                              |
           |--|-------------    Shares       |  |  |--|-------------    Shares       |      |--|                              |
           |  |                              |  |     |                              |      |  |                              |
           |  |                 Cost         |  |     |                 Cost         |      |  |                 Cost         |
           |  |                 ----         |  |     |                 ----         |      |  |                 ----         |
           |  |NFS-100%         $3,500,000   |  |     |ELIOW -100%      $57,413,193  |      |  |Gates-100%       $6,700,000   |
           |  --------------------------------  |     --------------------------------      |  --------------------------------
           |                                    |                                           |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |  |     NATIONWIDE FINANCIAL     |  |     |       NATIONWIDE GLOBAL      |      |  |  GATES MCDONALD & COMPANY  |
           |  |    SERVICES (BERMUDA) INC.   |  |     |      HOLDINGS, INC. (NGH)    |      |  |      OF NEW YORK, INC.      |
           |  |                              |  |     |                              |      |  |                             |
           |  |Common Stock:    250,000      |  |     |Common Stock:    1            |      |  |Common Stock:   3            |
           |--|-------------    Shares       |  |-----|-------------    Share        |      |--|-------------   Shares       |
           |  |                              |  |     |                              |      |  |                             |
           |  |                 Cost         |  |     |                 Cost         |      |  |                 Cost        |
           |  |                 ----         |  |     |                 ----         |      |  |                 ----        |
           |  |NFS-100%         $3,500,000   |  |     |NW CORP.-100%    $7,000,000   |      |  |Gates-100%       $106,947    |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |                                    |                    |                      |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |  |     NATIONWIDE DEFERRED      |  |     |  NATIONWIDE GLOBAL HOLDINGS  |      |  |   GATES MCDONALD & COMPANY  |
           |  |      COMPENSATION, INC.      |  |     |     -HONG KONG, LIMITED      |      |  |         OF NEVADA           |
           |  |                              |  |     |                              |      |  |                             |
           |  |                              |  |     |Common Stock:    2            |      |  |Common Stock:    40          |
           |--|                              |  |     |-------------    Shares       |      |--|-------------    Shares      |
           |  |                              |  |     |                              |      |  |                             |
           |  |                              |  |     |                              |      |  |                 Cost        |
           |  |                              |  |     |                              |      |  |                 ----        |
           |  |NFS-100%                      |  |     |NGH-100%                      |      |  |Gates-100%       $93,750     |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |                                    |                                           |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |  |       IRVIN L. SCHWARTZ      |  |     |          NATIONWIDE          |      |  |      GATES McDONALD         |
           |  |      AND ASSOCIATES, INC.    |  |     |    HEALTH PLANS, INC. (NHP)  |      |  |     HEALTH PLUS, INC.       |
           |  |                              |  |     |                              |      |  |                             |
           |  |Common Stock:    Control      |  |     |Common Stock:    100          |      |  |Common Stock:    200         |
           |--|-------------    -------      |  |-----|-------------    Shares       |--|   |--|-------------    Shares      |
              |                              |  |     |                              |  |      |                             |
              |                              |  |     |                 Cost         |  |      |                 Cost        |
              |Class A          Other-100%   |  |     |                 ----         |  |      |                 ----        |
              |Class B          NFS  -100%   |  |     |NW CORP.-100%    $14,603,732  |  |      |Gates-100%       $2,000,000  |
              --------------------------------  |     --------------------------------  |      -------------------------------
                                                |                                       |
              --------------------------------  |     --------------------------------  |
              |     MRM INVESTMENTS, INC.    |  |     |    NATIONWIDE MANAGEMENT     |  |
              |                              |  |     |         SYSTEMS, INC.        |  |
              |                              |  |     |                              |  |
              |Common Stock:    1            |  |     |Common Stock:    100          |  |
              |-------------    Share        |--|     |-------------    Shares       |--|
              |                              |        |                              |  |
              |                 Cost         |        |                 Cost         |  |
              |                 ----         |        |                 ----         |  |
              |NW CORP.-100%    $7,000,000   |        |NHP Inc.-100%    $25,149      |  |
              --------------------------------        --------------------------------  |
                                                                                        |
                                                      --------------------------------  |
                                                      |          NATIONWIDE          |  |
                                                      |         AGENCY, INC.         |  |
                                                      |                              |  |
                                                      |Common Stock:    100          |  |
                                                      |------------     Shares       |--|
                                                      |                              |
                                                      |                 Cost         |
                                                      |                 ----         |
                                                      |NHP Inc.-99%     $116,077     |
                                                      --------------------------------

                                                                                Subsidiary Companies    --   Solid Line

                                                                                Contractual Association  --  Double Line

                                                                                Limited Liability Company -- Dotted Line



                                                                                                         December 31, 1998

                                                                                                                    Page 2

Item 27.      NUMBER OF CONTRACT OWNERS

              Not applicable.

Item 28.      INDEMNIFICATION

              Provision is made in Nationwide's Amended Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.      PRINCIPAL UNDERWRITER

               (a) Nationwide Advisory Services, Inc. ("NAS") acts as principal underwriter and general distributor for the Nationwide Variable Account, Nationwide Multi-Flex Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-A, Nationwide VL Separate Account-B, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, and the Nationwide VLI Separate Account-5, all of which are separate investment accounts of Nationwide or its affiliates.

                    NAS also acts as principal underwriter for Nationwide Mutual Funds, Nationwide Separate Account Trust, and Nationwide Asset Allocation Trust, which are open-end management investment companies.


                                   110 of 116

               (b)  NATIONWIDE ADVISORY SERVICES, INC.
                         DIRECTORS AND OFFICERS

                                                                     POSITIONS AND OFFICES
       NAME AND BUSINESS ADDRESS                                        WITH UNDERWRITER
 Joseph J. Gasper                                                    President and Director
 One Nationwide Plaza
 Columbus, OH  43215

 Dimon R. McFerson                            Chairman of the Board of Directors and Chairman and Chief Executive
 One Nationwide Plaza                                                 Officer and Director
 Columbus, OH  43215

 Robert A. Oakley                               Executive Vice President - Chief Financial Officer and Director
 One Nationwide Plaza
 Columbus, OH  43215

 Susan A. Wolken                                                            Director
 One Nationwide Plaza
 Columbus, OH  43215

 Paul J. Hondros                                                            Director
 One Nationwide Plaza
 Columbus, OH  43215

 Robert J. Woodward, Jr.                        Executive Vice President - Chief Investment Officer and Director
 One Nationwide Plaza
 Columbus, OH  43215

 Edwin P. McCausland, Jr.                                Senior Vice President-Fixed Income Securities
 One Nationwide Plaza
 Columbus, OH  43215

 Charles S. Bath                                                  Vice President - Investments
 One Nationwide Plaza
 Columbus, OH  43215

 Alan A. Todryk                                                    Vice President - Taxation
 One Nationwide Plaza
 Columbus, OH  43215

 Dennis W. Click                                                  Vice President and Secretary
 One Nationwide Plaza
 Columbus, OH  43215

 William G. Goslee                                                       Vice President
 One Nationwide Plaza
 Columbus, OH  43215

 James F. Laird, Jr.                                           Vice President and General Manager
 One Nationwide Plaza
 Columbus, OH  43215

 Joseph P. Rath                                                   Vice President - Compliance
 One Nationwide Plaza
 Columbus, OH  43215

 Christopher A. Cray                                                       Treasurer
 One Nationwide Plaza
 Columbus, OH  43215



                                   111 of 116

                                                                     POSITIONS AND OFFICES
       NAME AND BUSINESS ADDRESS                                        WITH UNDERWRITER
 Elizabeth A. Davin                                                   Assistant Secretary
 One Nationwide Plaza
 Columbus, OH  43215

 David E. Simaitis                                                    Assistant Secretary
 One Nationwide Plaza
 Columbus, OH  43215

 Patricia J. Smith                                                    Assistant Secretary
 One Nationwide Plaza
 Columbus, OH  43215

               (c)

NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                               DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                               COMMISSIONS              ANNUITIZATION
Nationwide Advisory            N/A                      N/A                     N/A                N/A
Services, Inc.

Item 30.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 31.      MANAGEMENT SERVICES

              Not Applicable



                                   112 of 116

Item 32.      UNDERTAKINGS

              The Registrant hereby undertakes to:

              (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

              (b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

              (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

              The Registrant hereby represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Nationwide. The Registrant hereby represents that any contract offered by the prospectus and which is issued pursuant to Section 403(b) of the Internal Revenue Code is issued by the Registrant in reliance upon, and in compliance with, the Securities and Exchange Commission's no-action letter to the American Council of Life Insurance (publicly available November 28, 1988) which permits withdrawal restrictions to the extent necessary to comply with IRC Section 403(b)(11).




                                   113 of 116

                                   PROSPECTUS


                                _______ __, 1999


                                   NATIONWIDE
                                VARIABLE ACCOUNT


                                    DEFERRED
                           VARIABLE ANNUITY CONTRACTS




                                   OFFERED BY

                                   NATIONWIDE
                             LIFE INSURANCE COMPANY




                                   114 of 116

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Nationwide Life Insurance Company and
Contract Owners of the Nationwide Variable Account:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Services" in the Statement of Additional Information.



                                                                        KPMG LLP


Columbus, Ohio
June 11, 1999




                                   115 of 116

                                   SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT, certifies that it meets the requirements of Securities Act Rule 485 for effectiveness of this Registration Statement and has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 11th day of June, 1999.

                                    NATIONWIDE VARIABLE ACCOUNT
                  --------------------------------------------------------------
                                           (Registrant)

                                 NATIONWIDE LIFE INSURANCE COMPANY
                  --------------------------------------------------------------
                                            (Depositor)

                                        By/s/JOSEPH P. RATH
                  --------------------------------------------------------------
                                          Joseph P. Rath
                          Vice President - Product and Market Compliance

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of June, 1999.
               SIGNATURE                                 TITLE

LEWIS J. ALPHIN                                        Director
----------------------------------------
Lewis J. Alphin

A. I. BELL                                             Director
----------------------------------------
A. I. Bell

KENNETH D. DAVIS                                       Director
----------------------------------------
Kenneth D. Davis

KEITH W. ECKEL                                         Director
----------------------------------------
Keith W. Eckel

WILLARD J. ENGEL                                       Director
----------------------------------------
Willard J. Engel

FRED C. FINNEY                                         Director
----------------------------------------
Fred C. Finney

JOSEPH J. GASPER                             President and Chief Operating
----------------------------------------         Officer and Director
Joseph J. Gasper

DIMON R. MCFERSON                            Chairman and Chief Executive
----------------------------------------         Officer and Director
Dimon R. McFerson

DAVID O. MILLER                                Chairman of the Board and
----------------------------------------               Director
David O. Miller

YVONNE L. MONTGOMERY                                   Director
----------------------------------------
Yvonne L. Montgomery

ROBERT A. OAKLEY                          Executive Vice President and Chief
----------------------------------------           Financial Officer
Robert A. Oakley

RALPH M. PAIGE                                         Director
----------------------------------------
Ralph M. Paige

JAMES F. PATTERSON                                     Director
----------------------------------------
James F. Patterson

ARDEN L. SHISLER                                       Director
----------------------------------------
Arden L. Shisler

ROBERT L. STEWART                                      Director
----------------------------------------
Robert L. Stewart

NANCY C. THOMAS                                        Director
----------------------------------------
Nancy C. Thomas



        By /s/ JOSEPH P. RATH
--------------------------------------
           Joseph P. Rath
          Attorney-in-Fact



                                   116 of 116